     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2000
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.
             (Exact name of Registrant as specified in our charter)

           CALIFORNIA                            3674                            77-0291941
 (State or other jurisdiction of     (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)          Identification Number)

                               1020 STEWART DRIVE
                              SUNNYVALE, CA 94085
                                 (408) 731-1800
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              FU-CHIEH HSU, PH.D.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                       MONOLITHIC SYSTEM TECHNOLOGY, INC.
                               1020 STEWART DRIVE
                              SUNNYVALE, CA 94085
                                 (408) 731-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

                  ALAN B. KALIN                                      JOHN W. CAMPBELL
                 DANIEL D. MEYERS                                     JAMES H. LAWS
                  MAHA H. KHALAF                                     INGRID A. EBERLE
      MCCUTCHEN, DOYLE, BROWN & ENERSEN, LLP                     MORRISON & FOERSTER LLP
                3150 PORTER DRIVE                                   425 MARKET STREET
         PALO ALTO, CALIFORNIA 94304-1212                  SAN FRANCISCO, CALIFORNIA 94105-2482

                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
as soon as practicable after the effective date of this Registration Statement.
                           --------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                TITLE OF EACH CLASS OF                        PROPOSED MAXIMUM                 AMOUNT OF
             SECURITIES TO BE REGISTERED                AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
Common stock..........................................          $50,000,000                     $13,200

(1) Estimated solely for the purpose of computing the amount of the registration fee. The estimate is made pursuant to Rule 457(o) of the Securities Act of 1933, as amended.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY OUR EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy securities, in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION

                             DATED          , 2000

PROSPECTUS

      SHARES

[LOGO]

MONOLITHIC SYSTEM TECHNOLOGY, INC.

COMMON STOCK

This is our initial public offering. We are offering       shares of our common
stock. Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price will be between $ and $ per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. We have applied for quotation of the common stock on the Nasdaq National Market under the symbol "MOSY."

INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------------------------
                                                  PRICE TO          UNDERWRITING      PROCEEDS TO
                                                  PUBLIC            DISCOUNT          MOSYS
------------------------------------------------------------------------------------------------------
Per Share                                         $                 $                 $
------------------------------------------------------------------------------------------------------
Total                                             $                 $                 $
------------------------------------------------------------------------------------------------------

We have granted the underwriters a 30-day option to purchase up to an additional shares of common stock, solely to cover over-allotments.

J.P. MORGAN & CO.                                                  WIT SOUNDVIEW

      , 2000

                        [EDGAR DESCRIPTION OF ARTWORK:]

--------------------------------------------------------------------------------------
 Comments made about MoSys' 1T-SRAM technology by senior executives and management of our customers.
[LSI Logic logo]          "LSI Logic continues to provide enabling technologies and
                          CoreWare-Registered Trademark- products to support the
                          requirements of the high-growth communications market. A
                          growing demand for the communications market is the
                          integration of CoreWare-Registered Trademark- library
                          elements with multi-megabits of high-performance memories in a single silicon process. MoSys' 1T-SRAM technology provides a solution for that multi-megabits memory integration."
--------------------------------------------------------------------------------------
[NEC logo]                "NEC evaluated and licensed MoSys' embedded 1T-SRAM memory technology based on its unique combination of performance, density and power capabilities not available from other SRAM technologies."

                          "Our ASIC customers now have an exciting new solution for
                          SOC designs requiring large quantities of high-performance embedded memory."
--------------------------------------------------------------------------------------
[Nintendo logo]           "The incredible performance of MoSys' 1T-SRAM memory with
                          the proprietary custom graphics chip designed by ArtX is the perfect match for IBM's custom, copper-based CPU."

                          "We will employ this technology to surpass the game
                          experience offered by any competing console or personal
                          computer."
--------------------------------------------------------------------------------------
[Allayer Communications   "Allayer evaluated and selected MoSys' 1T-SRAM embedded
logo]                     memory technology for its unique combination of performance, density and power capabilities. These 1T-SRAM
                          characteristics are ideally suited to our communication
                          applications and are not available from other technologies."
--------------------------------------------------------------------------------------
[Galileo Technology       "In order to achieve the next level of integration for our
logo]                     high-performance data communications products, we needed to find a memory technology that could meet the stringent
                          demands of our market. MoSys' 1T-SRAM memory technology
                          uniquely delivers both the performance and integration
                          capability required."
--------------------------------------------------------------------------------------
[Pixelworks logo]         "Pixelworks' success is based on our ability to design and deliver highly integrated chips that deliver exceptional
                          performance. We selected MoSys' 1T-SRAM because it delivers the exceptional SRAM performance we require and at densities significantly ahead of any other embedded memory."
--------------------------------------------------------------------------------------
[Virage Logic logo]       "1T-SRAM represents a breakthrough in embedded memory
                          technology for the SOC industry, and we are very excited to partner with MoSys to provide compilers for this
                          revolutionary technology."
--------------------------------------------------------------------------------------
[TSMC logo]               "Embedded memory is the most pervasive silicon intellectual property block on our customers' designs and has the largest economic and performance impact. We are very encouraged by this progress in making 1T-SRAM technology available to our customers on our standard 0.18-micron logic process."
--------------------------------------------------------------------------------------
[UMC logo]                "MoSys' 1T-SRAM technology provides our system-on-chip
                          customers with the capability to economically integrate
                          megabytes of high-performance memory on these
                          industry-leading processes, addressing a density segment
                          between the typical densities of our 6T-SRAM and embedded
                          DRAM technologies."
--------------------------------------------------------------------------------------

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                       PAGE
Prospectus Summary...................     1
Risk Factors.........................     5
Special Note Regarding
  Forward-Looking Statements and
  Industry Data......................    17
Use of Proceeds......................    17
Dividend Policy......................    17
Capitalization.......................    18
Dilution.............................    19
Selected Financial Data..............    20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    22

                                       PAGE
Business.............................    31
Management...........................    41
Related Party Transactions...........    48
Principal Stockholders...............    50
Description of Capital Stock.........    52
Shares Eligible for Future Sale......    56
Underwriting.........................    58
Legal Matters........................    60
Experts..............................    60
Where You Can Find Additional
  Information........................    60
Index to Consolidated Financial
  Statements.........................   F-1

                            ------------------------

Our primary web site is www.mosys.com. The information on our web site is not incorporated by reference into this prospectus.

MOSYS, MULTIBANK and 1T-SRAM are our trademarks. In this prospectus, "MoSys," "we," "us" and "our" refer to Monolithic System Technology, Inc. Product names, trade names and trademarks of other companies are also referred to in this prospectus.

References to, or quotations of, third parties contained in this prospectus do not constitute an endorsement by these parties of the purchase of shares of our common stock.

Until        , 2000 (25 days after the date of this prospectus), all dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We have developed an innovative embedded-memory technology, called 1T-SRAM, that offers major advantages over traditional embedded six-transistor static random access memory, or traditional SRAM. Our patented 1T-SRAM technology offers a combination of high density, low power consumption, high speed and low cost that other embedded memory technologies do not match.

Semiconductor companies increasingly integrate multiple functions, such as microprocessors, memory, analog components and digital signal processors, on a single integrated circuit. A major challenge in achieving high levels of integration on integrated circuits is economically incorporating the memory component. Rather than using stand-alone memory products, semiconductor companies prefer to embed memory in highly integrated circuits as the ideal solution to optimize the performance and size of integrated circuits. Integrated circuit designers today require more embedded memory to achieve high levels of functionality and performance. Thus, embedded memory also accounts for an increasing percentage of the area of highly integrated circuits. As a result of these factors, the memory function is becoming more important in determining the ultimate silicon area, power consumption, speed and cost parameters of an integrated circuit. As long as the amount of memory required is relatively modest, traditional SRAM typically is cost effective. As the amount of required memory increases, however, designers find it difficult to include traditional SRAM on the integrated circuit at a reasonable cost.

Our 1T-SRAM technology provides significant advantages over traditional SRAM in density, power consumption and cost that enable designers to more economically use a larger amount of embedded memory. In addition, our 1T-SRAM technology offers the benefits of traditional SRAM, such as high speed, a simple interface and ease of manufacturability. Instead of the six transistors utilized in a traditional SRAM memory cell, our 1T-SRAM technology contains only one transistor and one capacitor in each memory cell. The use of our 1T-SRAM memory enables designers to achieve greater density and lower costs in their integrated circuits without sacrificing performance. Embedded memory utilizing our 1T-SRAM technology typically offers the following advantages -

    - it is two to three times denser than traditional SRAM, using 50-70% less silicon for the same amount of memory;

    - it consumes less than one-quarter the power consumed by traditional SRAM when operating at the same speed;

    - it provides speeds equal to or greater than those offered by traditional SRAM, especially for larger memory sizes;

    - it can be implemented without requiring the manufacturer to make any changes to standard logic manufacturing processes; and

    - it uses the simple, standard embedded memory interconnection, or interface, that designers are accustomed to today.

We license our 1T-SRAM technology on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers. From our inception in 1991 until 1998, we focused primarily on the sale of stand-alone memory products. In the fourth quarter of 1998, we changed our business model to focus primarily on the licensing of our 1T-SRAM technology. Development of our stand-alone memory products during the early years of our existence enabled us to validate critical elements of the 1T-SRAM technology we currently license.

While we generated our historical revenue almost exclusively from the sale of stand-alone products, we anticipate that licensing revenue will represent the majority of our future revenue. We generate contract revenue from our licensing activities that consists of fees paid for engineering development and engineering support services. Under all our licensing agreements, we will receive royalties when our licensees manufacture or sell products that incorporate our technology. We recorded our first contract revenue related to our 1T-SRAM technology in the quarter ended March 31, 2000.

We have achieved significant momentum in developing our licensing business. Since the fourth quarter of 1998, we have entered into strategic relationships to develop or license our 1T-SRAM technology with many companies including Allayer Communications Corporation, Analog Devices Incorporated, Chartered Semiconductor Manufacturing Ltd., Galileo Technology, Ltd., Lara
Networks, Inc., Lexra Incorporated, LSI Logic Corporation, Lucent Technologies, Inc., NEC Corporation, Nintendo Corp., Pixelworks Incorporated, PMC-Sierra Incorporated, Taiwan Semiconductor Manufacturing Corporation, United Microelectronics Corporation, Via Technologies Incorporated and Virage Logic Corporation.

Our goal is to establish our 1T-SRAM technology as the standard for the embedded memory market by continuing to -

    - expand significantly the number of licenses, as well as our co-marketing relationships with foundries and design companies, to proliferate our technology;

    - target large and growing markets, including today's rapidly growing communications and consumer electronics sectors;

    - work closely with our licensees to gain broad and detailed insight into their and their customers' current and next-generation technology requirements in order to identify trends and focus our research and development efforts on optimizing our technology solution;

    - extend our technology leadership so that we can offer even higher-density, lower-power-consumption, higher-speed and lower-cost memory solutions for our licensees;

    - generate stand-alone memory product revenue, as our stand-alone products serve to demonstrate the manufacturability of our leading-edge technologies and keep our research and development efforts focused on industry requirements; and

    - develop our high-margin licensing business into the major source of our future revenue.

                                  THE OFFERING

COMMON STOCK OFFERED........................................  shares

COMMON STOCK TO BE OUTSTANDING AFTER THIS OFFERING..........  shares

USE OF PROCEEDS.............................................  We intend to use the net proceeds we receive from this offering for working
                                                              capital and other general corporate
                                                              purposes, including expansion of sales
                                                              and marketing and research and
                                                              development.

PROPOSED NASDAQ NATIONAL MARKET SYMBOL......................  MOSY

Unless otherwise indicated, the share information in this prospectus is as of June 30, 2000 and -

    - gives effect to our reincorporation in Delaware from California to be approved and effective prior to this offering;

    - reflects the conversion of all outstanding shares of our preferred stock outstanding as of June 30, 2000 into 12,731,446 shares of common stock, which will occur automatically upon the closing of this offering;

    - reflects the exercise of warrants to purchase 2,881,219 shares of common stock outstanding as of June 30, 2000, with a weighted average exercise price of $5.97 per share and the "cashless" exercise of a warrant to
      purchase     shares of common stock by surrendering shares of common stock in payment of the exercise price of $8.50 per share, assuming a fair
      market value per share of common stock in the offering of $    ;

    - excludes 2,316,113 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000, with a weighted average exercise price of $0.89 per share;

    - excludes 5,000,000 shares of common stock reserved for future issuance under our 2000 employee stock option plan;

    - excludes 200,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan; and

    - assumes that the underwriters' over-allotment option will not be exercised.

We were originally incorporated in the State of California in September 1991. We will reincorporate in the State of Delaware prior to the effective date of this offering. Our principal executive offices are located at 1020 Stewart Drive, Sunnyvale, CA 94085, and our telephone number is (408) 731-1800.

                         SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data for our company. You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                     --------------------------------------------------------------------------
                                                                                             SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,                       JUNE 30,
                                     ----------------------------------------------------   -------------------
                                         1995       1996       1997       1998       1999       1999       2000
IN THOUSANDS, EXCEPT PER SHARE DATA  --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Product.......................     $     -    $23,110    $34,822    $36,281    $15,356    $ 8,145    $ 4,028
  Contract......................           -          -          -          -          -          -        460
                                     -------    -------    -------    -------    -------    -------    -------
                                           -     23,110     34,822     36,281     15,356      8,145      4,488
Gross profit....................           -      1,675      5,312      4,389      5,294      2,698      2,269
Loss from operations............      (4,781)    (6,796)    (1,509)    (2,677)      (311)      (163)    (1,041)
Net income (loss)...............      (4,457)    (7,059)    (2,016)    (2,322)       142         42       (582)
Net income (loss) per share
  Basic.........................     $ (0.53)   $ (0.78)   $ (0.22)   $ (0.24)   $  0.01    $  0.00    $ (0.06)
  Diluted.......................     $ (0.53)   $ (0.78)   $ (0.22)   $ (0.24)   $  0.01    $  0.00    $ (0.06)
                                     =======    =======    =======    =======    =======    =======    =======
Shares used to compute net income
  (loss) per share
  Basic.........................       8,376      8,997      9,323      9,626      9,727      9,708      9,856
  Diluted.......................       8,376      8,997      9,323      9,626     23,320     22,735      9,856

Pro forma net income (loss) per
  share
  Basic.........................                                                 $  0.01               $ (0.03)
                                                                                 =======               =======
  Diluted.......................                                                 $  0.01               $ (0.03)
                                                                                 =======               =======

Shares used to compute pro forma
  net income (loss) per share
  Basic.........................                                                  21,808                22,259
  Diluted.......................                                                  23,320                22,259

                                                              ------------------------------------
                                                                      AS OF JUNE 30, 2000
                                                              ------------------------------------
                                                                 ACTUAL    PRO FORMA   AS ADJUSTED
IN THOUSANDS                                                  ---------   ----------   -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $ 19,947    $   19,947   $
Working capital.............................................    17,254        17,254
Total assets................................................    23,221        23,221
Deferred revenue............................................     3,878         3,878
Convertible preferred stock.................................    35,591             -
Stockholders' equity (deficit)..............................   (17,761)       17,830
Stockholders' equity (deficit) and preferred stock..........    17,830        17,830

The pro forma net income (loss) and net income (loss) per share amounts above reflect the conversion of 6,582,472 shares of convertible preferred stock in issue at June 30, 2000 into 12,731,446 shares of common stock upon the completion of this offering. See note 1 of Notes to Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

The pro forma balance sheet amounts above reflect the same conversion of convertible preferred stock.

The pro forma as adjusted balance sheet amounts above are adjusted to reflect
the receipt of the net proceeds from the sale of       shares of common stock
offered hereby at an assumed initial public offering price of $         per
share, the exercise of warrants to purchase 2,881,219 shares of common stock outstanding as of June 30, 2000 with a weighted average exercise price of $5.97 per share, and the "cashless" exercise of a warrant outstanding as of June 30,
2000 representing the right to acquire        shares of common stock, net.

                                  RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER SIGNIFICANTLY. IN ANY SUCH CASE, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

OUR SUCCESS DEPENDS UPON THE SEMICONDUCTOR MARKET'S ACCEPTANCE OF OUR 1T-SRAM TECHNOLOGY.

The future prospects of our business depend on the acceptance by our target markets of our 1T-SRAM technology for embedded memory applications and any future technology we might develop. Our technology is intended to allow our licensees to develop embedded-memory integrated circuits to replace other embedded-memory applications with different cost and performance parameters. Our core technology solution utilizes a fundamentally different architecture with which the industry is not familiar. Therefore, it might prove difficult to convince product designers of the viability of our embedded memory solution and to adopt our technology instead of other memory solutions which have proven effective in their products. In addition, we cannot assure you that our existing and proposed technology will perform the desired functions, will operate reliably on a long-term basis or otherwise will be technically successful, or that it will offer sufficient cost and performance benefits to achieve widespread market acceptance.

An important part of our strategy to gain market acceptance is to penetrate new markets by targeting market leaders as licensees of our technology. This strategy is designed to encourage other participants in those markets to follow these leaders in adopting our technology. Should a high-profile industry participant adopt our technology for one or more of its products but fail to achieve success with those products, other industry participants' perception of our technology could be adversely affected. Any such event could reduce future licenses of our technology. Likewise, were a market leader to adopt and achieve success with a competing technology, our reputation and licensing program could be adversely affected. Failure of our technology to be adopted as an industry standard would inhibit our growth and adversely affect our revenue.

OUR EMBEDDED MEMORY TECHNOLOGY IS NEW AND HAS NOT YET BEEN PROVEN IN VOLUME PRODUCTION OF OUR LICENSEES' INTEGRATED CIRCUITS, AND THE DISCOVERY OF DEFECTS IN THIS TECHNOLOGY COULD PREVENT US FROM ACHIEVING MARKET ACCEPTANCE.

We entered into our first license of a significant portion of our 1T-SRAM technology for embedded memory applications in March 1999. Our technology was silicon verified in the most widely used standard logic manufacturing process generation in September 1999. While we and our licensees have evaluated and tested this technology, only one licensee has begun volume manufacture of products incorporating our technology. Complex technology like ours often contains errors or defects when first incorporated into customer products. The discovery of defects or problems regarding the reliability, quality or compatibility of our technology could require significant expenditures of capital and resources to fix, significantly delay or hinder market acceptance of our technology and damage our reputation.

The discovery of a defect in our 1T-SRAM technology could lead our licensees to seek damages from us. Our standard license terms include provisions waiving implied warranties regarding our technology and limiting our liability to our licensees. We also maintain insurance coverage that is intended to protect us against potential liability for defects in our technology. We cannot be certain, however, that the waivers or limitations of liability contained in our licensee contracts will be enforceable, that insurance coverage will continue to be available on reasonable terms or in amounts sufficient to cover one or more large claims or that our insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims that exceed available insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could cause our expenses to increase and could have a material adverse effect on our cost of operations and financial condition.

OUR EMBEDDED MEMORY TECHNOLOGY MIGHT NOT INTEGRATE AS WELL AS ANTICIPATED WITH OTHER SEMICONDUCTOR FUNCTIONS, WHICH WOULD SLOW OR PREVENT ADOPTION OF OUR TECHNOLOGY AND REDUCE OUR REVENUE.

Our 1T-SRAM technology is new and incorporates a fundamentally new architecture. We and our licensees have conducted computer modeling and testing of integrated circuits utilizing our technology and we have verified our technology in production and sale of stand-alone 1T-SRAM integrated circuits. Nevertheless, detailed aspects of our interface could cause unforeseen problems in the efficient integration of our technology with other functions of particular integrated circuits. Any significant compatibility problems with our technology could reduce the attractiveness of our solution, impede its acceptance in the industry and reduce our potential revenue.

MARKET ACCEPTANCE OF OUR 1T-SRAM TECHNOLOGY COULD BE SLOWED OR PREVENTED IF THIS TECHNOLOGY PRESENTS MANUFACTURING DIFFICULTIES OR CONTRIBUTES TO A FAILURE TO ACHIEVE ACCEPTABLE YIELDS.

Semiconductor manufacturing yield could be adversely affected by difficulties in adapting our 1T-SRAM technology to our licensee's product design or to the manufacturing process technology of a particular foundry or semiconductor manufacturer. Yield problems might not be effectively determined or resolved until an actual product exists that can be analyzed and tested to identify process sensitivities relating to the design rules that are used. We cannot assure you that products utilizing our technology will achieve or maintain acceptable manufacturing yields. Any weakness in manufacturing yields of integrated circuits utilizing our technology could adversely impact our revenue and gross profit.

OUR FAILURE TO CONTINUE TO ENHANCE OUR TECHNOLOGY OR DEVELOP NEW TECHNOLOGY ON A TIMELY BASIS COULD DIMINISH OUR ABILITY TO ATTRACT AND RETAIN LICENSEES AND PRODUCT CUSTOMERS.

The existing and potential markets for memory products and technology are characterized by ever increasing performance requirements, evolving industry standards, rapid technological change and product obsolescence. These characteristics lead to frequent new product and technology introductions and enhancements, shorter product life cycles and changes in consumer demands. The semiconductor industry might adopt or develop a completely different approach to utilizing memory for many applications, which could render our existing technology unmarketable or obsolete. We might not be able to successfully develop new technology, or adapt our existing technology, to comply with these innovative standards.

Our future performance depends on a number of factors, including our ability to -

    - identify target markets and relevant emerging technological trends, including new standards and protocols;

    - develop and maintain competitive technology by improving performance and adding innovative features that differentiate our technology from alternative technologies;

    - enable the incorporation of enhanced technology in our licensees' and customers' products on a timely basis and at competitive prices; and

    - respond effectively to new technological developments or new product introductions by others.

We cannot assure you that the design and introduction schedules of any additions and enhancements to our existing and future technology will be met, that this technology will achieve market acceptance or that we will be able to license this technology on terms that are favorable to us. Our failure to develop future technology that achieves market acceptance could adversely affect our results of operations.

WE DEPEND SUBSTANTIALLY ON OUR CO-MARKETERS TO ASSIST US IN ATTRACTING POTENTIAL LICENSEES, AND A LOSS OR FAILURE TO INCREASE THE NUMBER OF THESE RELATIONSHIPS COULD INHIBIT OUR GROWTH AND REDUCE OUR REVENUE.

A significant part of our marketing strategy is dependent upon our co-marketing agreements with foundries and design companies. These co-marketers have existing relationships, and continually seek new relationships, with companies in the markets we target, and have agreed to utilize these relationships to introduce our technology to potential licensees. If we fail to maintain current relationships with these co-marketers in order to develop relationships with others in the semiconductor industry, we might fail to achieve anticipated growth.

WE HAVE A HISTORY OF OPERATING LOSSES, AND ANY FUTURE PROFITABILITY IS
UNCERTAIN.

We have recorded operating losses in each year since inception. We had an accumulated deficit of $19.7 million as of June 30, 2000. From our inception through 1994, we were engaged primarily in research and product development. From 1995 through the third quarter of 1998, we focused on the sale of stand-alone memory products. We were profitable in the fourth quarter of 1997 and the first quarter of 1998 under our product sales business model, but, beginning in the fourth quarter of 1998, we altered our business plan to concentrate on developing and licensing our 1T-SRAM technology. We may not be profitable in 2000, and we cannot assure you that we will be profitable on a quarterly or annual basis in the future.

OUR HISTORICAL FINANCIAL INFORMATION DOES NOT REFLECT THE RECENT CHANGES TO OUR BUSINESS AND STRATEGY.

The historical financial information included in this prospectus does not reflect the many significant changes in our revenue structure that have occurred as a result of changes in our business model. Such historical financial information also does not reflect changes in our operations and expense structure that have resulted from this transition. Our profitability in the fourth quarter of 1997 and the first quarter of 1998 was attained prior to changing our focus to licensing our 1T-SRAM technology. While we expect to continue to generate revenue from stand-alone product sales, most of our stand-alone product sales efforts are now directed at the strategic and limited sale of our 1T-SRAM stand-alone product, and we do not anticipate that product revenue will ever reach the levels attained in the past. The absence of meaningful historical financial information could make it more difficult for potential investors to evaluate us and our prospects, and could complicate our efforts to undertake meaningful financial planning.

OUR OPERATING RESULTS MIGHT FLUCTUATE SIGNIFICANTLY AND REMAIN UNCERTAIN, WHICH COULD NEGATIVELY IMPACT THE VALUE OF YOUR INVESTMENT.

Our results of operations have fluctuated significantly in the past, and our future quarterly and annual operating results are likely to fluctuate due to a wide variety of factors, many of which are outside of our control, including -

    - market acceptance of our 1T-SRAM and any future technology we might develop;

    - the timing of significant licenses and cancellations or rescheduling of our licensees' product introductions or project completion dates;

    - the timing and announcement of new technology or product introductions by us and our competitors;

    - our failure to anticipate evolving licensee or customer technology requirements;

    - increased expenses associated with new technology introductions or process changes;

    - our lengthy licensing cycle and our licensees' often lengthy product development cycles;

    - seasonal fluctuations in demand for and variability of the life cycles of our licensees' products;

    - the gain or loss of one or more key licensees or co-marketers; and

    - variations in manufacturing yields, increases in materials costs and other manufacturing risks.

Because of these and other factors, our operating results might not meet the expectations of public market analysts or investors in any particular quarter. In such an event, the market price of our common stock could decline.

We cannot accurately forecast all of the above factors or their impact on our results of operations. In part because of this probable fluctuation, we believe that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indicative of future operating results.

OUR LENGTHY LICENSING CYCLE AND OUR LICENSEES' LENGTHY PRODUCT DEVELOPMENT CYCLES WILL MAKE THE OPERATING RESULTS OF OUR LICENSING BUSINESS DIFFICULT TO PREDICT.

We anticipate difficulty in accurately predicting the timing and amounts of revenue generated from licensing our 1T-SRAM technology. The establishment of a business relationship with a potential licensee is a lengthy process, frequently spanning a year or more. Following the establishment of the relationship, the negotiation of licensing terms can be a lengthy process, and a potential licensee could require an extended evaluation and testing period.

Once a license agreement is executed, the timing and amount of our licensing revenue from contract revenue and royalties will remain difficult to predict. Generally, we will recognize contract revenue related to our licensees' development engineering projects only when the licensee manufactures products that meet the contract's performance specifications. We will recognize royalty revenue, if any, when the licensees report to us the manufacture or sale of products that include our 1T-SRAM technology. The completion of the licensees' development projects and the commencement of production will be subject to the licensees' efforts, development risks and other factors outside our control. The timing and level of our royalties depend on the licensees' ability to market, produce and ship products incorporating our technology. All of these factors will prevent us from making predictions of revenue with any certainty.

In addition, none of our licensees is under any obligation to incorporate our technology in any present or future product or to pursue the manufacture or sale of any product incorporating our technology. The long development cycle of our licensees' products increases the risk that, due to changing economic, marketing or strategic factors, our licensees might discontinue a product line or cancel a product introduction. A failure by our licensees to market products incorporating our technology could cause our revenue to decline.

ROYALTY AMOUNTS OWED TO US MIGHT BE DIFFICULT TO VERIFY, AND WE MIGHT FIND IT DIFFICULT, EXPENSIVE AND TIME-CONSUMING TO ENFORCE OUR LICENSE AGREEMENTS.

The standard terms of our license agreements require our licensees to document the manufacture and sale of products that incorporate our technology and report this data to us after the end of each quarter. We must rely to a large extent upon the accuracy of these reports, as we do not have the capacity to independently verify this information. Though our standard license terms give us the right to audit the books and records of any licensee to attempt to verify the information provided to us in these reports, an audit of a licensee's records can be expensive and time-consuming, and potentially detrimental to the business relationship. If we are unable to fully enforce the royalty provisions of our license agreements, our revenue could decrease and our results of operations could be adversely affected.

WE EXPECT OUR REVENUE TO BE HIGHLY CONCENTRATED AMONG A SMALL NUMBER OF LICENSEES AND CUSTOMERS, AND OUR RESULTS OF OPERATIONS COULD BE HARMED IF WE LOSE AND FAIL TO REPLACE THIS REVENUE.

Through June 30, 2000 we had not recognized any royalty revenue. An examination of our existing licenses, however, leads us to expect that royalty revenue will be highly concentrated among a few licensees in the near future. In particular, we expect projected revenue from the licenses to Nintendo to represent a very substantial portion of projected licensing revenue in 2001 and 2002. Nintendo faces intense competitive pressure in the video game market, which is characterized by extreme volatility, frequent new product introductions and rapidly shifting consumer preferences. We cannot assure you that Nintendo's products incorporating our technology will succeed in the marketplace or that we will receive substantial royalty revenue from Nintendo.

Our product sales also are highly concentrated. Revenue derived from our three largest customers represented 29.1%, 10.8% and 10.1%, respectively, of our total revenue in 1998. In 1999, our two largest customers represented 16.4% and 10.9% of our total revenue, respectively. We expect that a relatively small number of customers will continue to account for a substantial portion of our product revenue for the foreseeable future.

As a result of this revenue concentration, our results of operations could be adversely affected by the decision of a single key licensee or customer to cease using our technology or products or by a decline in the number of products that incorporate our technology that are sold by a single licensee or customer or by a small group of licensees or customers.

OUR REVENUE CONCENTRATION MAY POSE CREDIT RISKS.

We might also face credit risks associated with the concentration of our revenue among a small number of licenses and customers. As of December 31, 1999, four customers accounted for 66% of total receivables, each of whom accounted for at least 11% of the total. As of December 31, 1998, two customers accounted for 41% of total receivables at year end, each of whom represented at least 12% of the total. Our failure to collect receivables from any customer that represents a large percentage of receivables on a timely basis, or at all, could adversely affect our cash flow or results of operations and might cause our stock price to fall.

OUR EXISTING PATENTS MIGHT NOT PROVIDE US WITH SUFFICIENT PROTECTION OF OUR INTELLECTUAL PROPERTY, AND OUR PATENT APPLICATIONS MIGHT NOT RESULT IN THE ISSUANCE OF PATENTS, EITHER OF WHICH COULD REDUCE THE VALUE OF OUR CORE TECHNOLOGY AND HARM OUR BUSINESS.

We rely on a combination of patents, trademarks, copyrights, trade secret laws and confidentiality procedures to protect our intellectual property rights. As of June 30, 2000, we held 30 patents in the United States, which expire at various times from 2013 to 2018, and 8 corresponding foreign patents. In addition, as of June 30, 2000, we had 20 patent applications pending in the United States and 21 pending foreign applications, and had received notice of allowance of two of these pending patent applications in the United States. We cannot assure you that any patents will issue from any of our pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or issue in all countries where our products can be sold, to provide meaningful protection or any commercial advantage to us. Also, competitors might be able to design around our patents. Failure of our patents or patent applications to provide meaningful protection would have a material adverse effect on our business and results of operations.

WE MIGHT NOT BE ABLE TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS, WHICH COULD IMPAIR OUR ABILITY TO COMPETE AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

Our technology is complex and is intended for use in complicated integrated circuits. A very large number of new and existing products utilize embedded memory, and a still larger number of companies manufacture and market these products. Because of these factors, policing the unauthorized use of our intellectual property is difficult and expensive. We cannot be certain that we will be able to detect unauthorized use of our technology or prevent other parties from designing and marketing unauthorized products based on our technology. Likewise, we cannot assure you that others will not independently develop or otherwise acquire the same or substantially equivalent technology as ours. Although we are not aware of any past or present infringement of our patents, copyrights or trademarks, or any violation of our trade secrets, confidentiality procedures or licensing agreements to date, we cannot assure you that the steps taken by us to protect our proprietary information will be adequate to prevent misappropriation of our technology. Our inability to protect adequately our intellectual property would reduce significantly the barriers of entry for directly competing technologies and could reduce the value of our technology solution. Furthermore, we might initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation by us could result in significant expense and divert the efforts of our technical and management personnel, whether or not such litigation results in a determination favorable to us.

ANY CLAIM THAT OUR PRODUCTS OR TECHNOLOGY INFRINGE THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS COULD INCREASE OUR COSTS OF OPERATION AND DISTRACT MANAGEMENT AND COULD RESULT IN EXPENSIVE SETTLEMENT COSTS OR THE DISCONTINUANCE OF OUR TECHNOLOGY LICENSING OR PRODUCT OFFERINGS.

The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which has resulted in often protracted and expensive litigation. We are not aware of any currently pending intellectual property litigation or threatened claim against us. However, we or our licensees might from time to time receive notice of claims that we have infringed patents or other intellectual property rights owned by others. Litigation against us could result in significant expense and divert the efforts of our technical and management personnel, whether or not the litigation results in a determination adverse to us. In the event of an adverse result in any such litigation, we could be required to pay substantial damages, cease the licensing of certain technology or the sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses for the infringing technology. We cannot assure you that we would be successful in such development or that such licenses would be available on reasonable terms, or at all.

IF WE FAIL TO COMPETE EFFECTIVELY IN THE MARKET FOR EMBEDDED MEMORY TECHNOLOGY AND PRODUCTS, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

Competition in the market for embedded memory technology and products is intense. Our licensees and prospective licensees can meet their need for embedded memory with traditional memory solutions with different cost and performance parameters. To the extent that alternative technologies provide comparable system performance at lower cost than our 1T-SRAM technology, or do not require the payment of comparable royalties, our results of operations could be harmed.

A number of competitive developers of alternative technologies are more established, benefit from greater market recognition and have substantially greater financial, development, manufacturing and marketing resources than we have. These advantages might permit these developers to respond more quickly to new or emerging technologies and changes in licensee requirements. We cannot assure you that future competition will not have a material adverse effect on the adoption of our technology and our market penetration.

WE MIGHT BE UNABLE TO DELIVER OUR CUSTOMIZED MEMORY TECHNOLOGY IN THE TIME FRAME DEMANDED BY OUR LICENSEES, WHICH COULD DAMAGE OUR REPUTATION AND FUTURE SALES.

A significant number of our licenses requires us to customize our 1T-SRAM technology within a certain delivery timetable. Not all of the factors relating to this customization are within our control. We cannot assure you that we will be able to meet the time requirements under these licenses. Any failure to meet significant license milestones could damage our reputation in the industry and harm our ability to attract new licensees and could preclude our receipt of licensing fees.

FACTORS THAT NEGATIVELY AFFECT THE BUSINESSES OF OUR LICENSEES COULD ADVERSELY AFFECT OUR BUSINESS.

Because we expect licensing revenue to be the largest source of our future revenue, factors negatively affecting a significant licensee or group of licensees could adversely affect our results of operations and financial condition. We are subject to many risks beyond our control that influence the success of our licensees, including, for example, the highly competitive environment in which they operate, the strength of the markets for their products, their engineering capabilities and their financial and other resources.

Likewise, we have no control over the product development, pricing and marketing strategies of our licensees, which directly affect product sales and the corresponding royalties payable to us. A decline in sales of our licensees' royalty-generating products for any reason would reduce our revenue.

Additionally, a claim of infringement against any of our licensees could severely disrupt the development, marketing and sales of royalty-generating products by them, which could decrease our revenue and negatively impact our reputation and market share.

WE INTEND TO GROW RAPIDLY, AND OUR FAILURE TO MANAGE THIS GROWTH COULD HARM OUR BUSINESS.

Our planned expansion of the development, licensing and marketing of our technology will require us to implement and improve our operational, financial and management information systems, procedures and controls on a timely basis and to expand, train, motivate and manage our work force. Our ability to manage growth and any future changes effectively will require us to continue to -

    - implement and manage new marketing channels to penetrate different and broader markets;

    - manage an increasing number of complex relationships with licensees and co-marketers and their customers and other third parties;

    - improve our operating systems, procedures and financial controls on a timely basis;

    - hire additional key management personnel; and

    - expand, train and manage our workforce and, in particular, our software development, sales, marketing and support organizations.

We cannot assure you that we will adequately manage our growth or meet the foregoing objectives.

IF WE FAIL TO RETAIN KEY PERSONNEL OR ATTRACT NEEDED MANAGEMENT AND TECHNICAL PERSONNEL, OUR BUSINESS AND GROWTH COULD BE NEGATIVELY AFFECTED.

Our business has been dependent to a significant degree upon the services of a small number of executive officers and technical employees, including
Dr. Fu-Chieh Hsu, our Chairman of the Board, President and Chief Executive Officer, and Dr. Wing-Yu Leung, our Vice President and Chief Technical Officer. We generally have not entered into employment or noncompetition agreements with any of our employees. We do not maintain key man life insurance on the lives of any of our key personnel. The loss of any of these individuals could have a material adverse effect on our company. In addition, we continue to seek to hire additional marketing and technical personnel. The competition for qualified personnel is intense, and our failure to recruit additional key personnel in a timely manner could adversely affect us. We cannot assure you that we will be able to continue to attract and retain qualified management, sales and technical personnel necessary for the development of our business.

A MAJORITY OF OUR PRODUCT REVENUE DERIVES PRIMARILY FROM OUR PROPRIETARY INTEGRATED CIRCUITS USING THE 1T-SRAM TECHNOLOGY, AND A DECLINE IN DEMAND FOR THESE PRODUCTS COULD REDUCE OUR REVENUE SUBSTANTIALLY.

Our 1T-SRAM stand-alone products, which currently account for a majority of our product revenue, have only recently been introduced. Our 1T-SRAM stand-alone product accounted for approximately 11% and 26% of our revenue in 1998 and 1999, respectively, and 57% in the first six months of 2000. We anticipate that these products will continue to account for a majority of our revenue for 2000. As a result, our revenue and results of operations would be adversely affected if for any reason we were unsuccessful in selling this product or if the market for this product declines. We cannot assure you that our stand-alone products will perform the desired functions, will operate reliably on a long-term basis or otherwise will be technically successful, that we will be able to manufacture adequate quantities of any products we develop at commercially acceptable costs or on a timely basis.

A DECLINE IN THE AVERAGE SELLING PRICES OF OUR STAND-ALONE PRODUCTS COULD REDUCE OUR PRODUCT REVENUE AND GROSS PROFIT.

As has been typical in the semiconductor industry, we expect that the average unit selling prices of our stand-alone products will decline over the course of their commercial lives, principally due to the supply of competing products, falling demand from customers and product cycle changes. Declining average selling prices will adversely affect the gross margins of our stand-alone products. We might not be able to adjust our costs rapidly or deeply enough to offset the pricing declines and, as a consequence, our product revenue and gross profit could fall.

WE CONTRACT THE MANUFACTURE, ASSEMBLY AND TESTING OF OUR PRODUCTS FROM THIRD-PARTIES THAT WE DO NOT CONTROL, AND A LOSS OF THESE SERVICES COULD HARM OUR LICENSING BUSINESS AND DECREASE OUR PRODUCT REVENUE.

Our marketing efforts with respect to licensing our 1T-SRAM technology include the use of our stand-alone 1T-SRAM product to demonstrate the performance and manufacturability of the underlying technology and to facilitate acceptance of our technology by potential licensees. A loss of foundry capacity, assembly services or testing services for our stand-alone products, or any other failure to produce our 1T-SRAM product, could materially threaten our licensing business.

We are a fabless semiconductor company, and currently rely on Taiwan Semiconductor Manufacturing Corporation, or TSMC, in Taiwan for the manufacture of substantially all of our stand-alone products. If TSMC ceases to provide us with required production capacity with respect to our stand-alone products, we cannot assure you that we will be able to enter into manufacturing arrangements with other foundries on commercially reasonable terms, or that these arrangements, if established, will result in successful manufacturing of our products. These arrangements might require us to share control over our manufacturing process technologies or to relinquish rights to our technology and might be subject to unilateral termination by the foundries. Even if such capacity is available from another manufacturer, we would need to qualify the manufacturer, which process could take six months or longer. We cannot assure you that we would be able to identify or qualify manufacturing sources that would be able to produce wafers with acceptable manufacturing yields.

Under the contractual provisions of our supply agreement with TSMC, we are required to provide forecasts of anticipated purchases and place purchase orders months in advance of shipment. Forecasts of monthly purchases might not coincide with our eventual customer requirements. Should our purchases of wafers exceed customer demand for our products, we could have a significant exposure to high inventory levels. If we cannot sell the excess inventory or avoid selling it at a price below cost, we would be required to write down or write off this inventory, which would adversely affect our financial condition.

All of our semiconductor memory products are assembled and tested by third-party vendors, primarily in Hong Kong and Taiwan. We have designed and developed internally our own test software and certain test equipment, which we provide to our test vendors. Our reliance on independent assembly and testing vendors involves a number of risks, including reduced control over delivery schedules, quality assurance and costs. The inability of these third-party contractors to deliver products of acceptable quality and in a timely manner could result in the loss of customers and a reduction in our product revenue and could ultimately harm our licensing business.

THE CYCLICAL NATURE OF THE SEMICONDUCTOR INDUSTRY MAY MAKE IT DIFFICULT TO PLAN OUR BUSINESS AND COULD CAUSE OUR RESULTS OF OPERATIONS TO FLUCTUATE SUBSTANTIALLY.

The semiconductor industry has historically been characterized by a number of factors that could adversely affect our business, including -

    - rapid technological change;

    - cyclical market patterns;

    - significant price erosion;

    - fluctuating inventory levels;

    - alternating periods of over-capacity and capacity constraints;

    - variations in manufacturing costs and yields; and

    - significant expenditures for capital equipment and product development.

In addition, the industry has experienced significant economic downturns at various times, characterized by diminished product demand and accelerated erosion of product prices. We could experience substantial period-to-period fluctuations in operating results due to any of these conditions.

INTERNATIONAL LICENSES ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUE, AND OUR FAILURE TO SUCCESSFULLY ADDRESS THE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD INCREASE OUR COSTS OF OPERATION AND NEGATIVELY IMPACT OUR REVENUE.

We anticipate that licenses to companies that operate primarily outside the United States will account for a substantial portion of our licensing revenue in future periods. Moreover, all of our products are manufactured, assembled and tested outside of the United States. We are, therefore, subject to many international risks, including -

    - foreign currency exchange fluctuations;

    - unanticipated changes in local regulation;

    - potentially adverse tax consequences;

    - difficulties regarding timing and availability of export and import licenses;

    - political and economic instability; and

    - reduced or limited protection of our intellectual property.

The occurrence of any of these risks could have an adverse effect on our business.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, DELAWARE LAW OR OUR RIGHTS PLAN MIGHT DELAY OR PREVENT A CHANGE OF CONTROL TRANSACTION AND DEPRESS THE MARKET PRICE OF OUR STOCK.

Certain provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, eliminate the right of stockholders to act by written consent without a meeting and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to certain provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Our board of directors might issue up to 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

Our board of directors has approved the adoption of a stockholder rights plan, which will become effective prior to the effectiveness of this offering. This plan entitles our stockholders to rights to acquire additional shares of our common stock generally when a third party acquires 15% of our common stock or commences or announces its intent to commence a tender offer for at least 15% of our common stock. This plan could delay, deter or prevent an investor from acquiring us in a transaction that could otherwise result in stockholders receiving a premium over the market price for their shares of common stock. For more information, please refer to "Description of Capital Stock - Antitakeover Effects of Our Stockholder Rights Plan."

A LIMITED NUMBER OF STOCKHOLDERS WILL HAVE THE ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL.

Our executive officers, directors and entities affiliated with them will, in the
aggregate, beneficially own approximately       % of our common stock following
this offering. These stockholders acting together will have the ability to exert substantial influence over all matters requiring the approval of our stockholders, including the election and removal of directors and any proposed acquisition, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. The stockholder rights plan that we will adopt prior to the completion of the offering will contain a higher threshold ownership before the rights take effect with respect to additional share acquisitions by Drs. Hsu and Leung, West Coast Venture Capital Limited, L.P., or West Coast, and DynaTech Capital, LLC, or DynaTech, as well as their affiliates and associates. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding an acquisition, consolidation, takeover or other business combination, which might otherwise involve the payment of a premium for your shares of our common stock.

WE MIGHT SPEND A SUBSTANTIAL PORTION OF THE NET PROCEEDS IN WAYS WITH WHICH YOU MIGHT NOT AGREE.

The principal purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public equity markets. We expect to use the net proceeds from this offering for working capital and other general corporate purposes. A portion of the proceeds might also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. There are currently no negotiations, commitments or agreements with respect to any such transactions, however. Pending the use of the net proceeds for the above purposes, we intend to invest such funds in short-term, interest-bearing, investment grade securities. Accordingly, our management will retain broad discretion as to the allocation of the net proceeds from this offering and, subject to certain exceptions, will be able to use and allocate such net proceeds without first obtaining stockholder approval.

ANY ACQUISITIONS WE MAKE COULD DISRUPT OUR BUSINESS AND HARM OUR FINANCIAL CONDITION.

As part of our growth strategy, we might consider opportunities to acquire other businesses or technologies that would complement our current offerings, expand the breadth of our markets or enhance our technical capabilities. To date, we have not made any acquisitions, and we are currently not subject to any agreement or letter of intent with respect to potential acquisitions. Acquisitions entail a number of risks that could materially and adversely affect our business and operating results, including -

    - problems integrating the acquired employees, operations, technologies or products with our existing business and products;

    - diversion of management's time and attention from our core business;

    - difficulties in retaining business relationships with suppliers and customers of the acquired company;

    - risks associated with entering markets in which we lack prior experience; and

    - potential loss of key employees of the acquired company.

THERE HAS BEEN NO PRIOR TRADING MARKET FOR OUR COMMON STOCK, AND THE POTENTIAL VOLATILITY OF THE PRICE OF OUR COMMON STOCK COULD NEGATIVELY AFFECT YOUR INVESTMENT.

Prior to this offering, there has been no public market for our common stock, and we cannot assure you that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters, and will be based on several factors and might not be indicative of the market price of our common stock after this offering.

The market price of the shares of our common stock is likely to be highly volatile and might be significantly affected by factors such as -

    - actual or anticipated fluctuations in our operating results;

    - product or technology announcements by us or our competitors;

    - new contracts entered into by us or our competitors;

    - developments with respect to patents or intellectual property rights;

    - conditions and trends in the semiconductor and other technology industries;

    - changes in financial estimates by securities analysts; and

    - general market conditions.

Recently, the stock market has experienced significant price and volume fluctuations. Market prices of securities of technology companies, particularly following an initial public offering, have been highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our common stock trades to unsustainably high levels following this offering, it is likely that the market price of our common stock will thereafter experience a material decline.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We could be the target of similar litigation in the future. Securities litigation could cause us to incur substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

THE PRICE OF OUR STOCK COULD DECREASE AS A RESULT OF SHARES BEING SOLD IN THE MARKET AFTER THE OFFERING.

Sales of a substantial number of shares of common stock in the public market following this offering could adversely affect the market price of the common stock prevailing from time to time. The number of shares of common stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended, or the Securities Act, and lock-up agreements executed by certain of our security holders under which such security holders have agreed not to sell or otherwise dispose of any of their shares until 180 days after the date of this prospectus without the prior written
consent of the underwriters. In addition to the       shares of common stock
offered hereby, assuming no exercise of the underwriters' over-allotment option, there will be 22,629,281 shares of common stock outstanding as of the date of this prospectus, all of which are "restricted" shares under the Securities Act. As a result of the lock-up agreements described above and the provisions of Rules 144(k), 144 and 701, the restricted shares will be available for sale in the public market as follows -

    - no shares will be eligible for immediate sale on the date of this prospectus;

    - shares will be eligible for sale 90 days after the date of this prospectus;

    - approximately       shares will be eligible for sale 180 days after the
      date of this prospectus; and

    - approximately       shares will be eligible for sale approximately one
      year from the date of this prospectus.

After this offering, the holders of approximately 12,731,446 shares of common
stock and rights to acquire         shares of common stock will be entitled to
certain demand and piggyback rights with respect to registration of such shares under the Securities Act. See "Description of Capital Stock - Registration Rights." If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to initiate a registration and include shares held by such holders pursuant to the exercise of their piggyback registration rights, such sales might have an adverse effect on our ability to raise capital.

PURCHASERS OF COMMON STOCK IN THIS OFFERING WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

Purchasers of the shares of common stock offered hereby will incur immediate and
substantial dilution of approximately $      per share in the net tangible book
value of common stock from the initial public offering price. Purchasers might incur additional dilution upon the exercise of outstanding stock options and warrants. For a more detailed description of this dilution, please see "Dilution."

      SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements which include, without limitation, statements about the market for our technology, our strategy, competition and expected financial performance. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

This prospectus contains statistical data regarding the semiconductor industry that we obtained from industry reports generated by Dataquest Inc. These reports generally indicate that their information has been obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the reports are reliable, we have not independently verified their data.

                                USE OF PROCEEDS

The net proceeds to us from the sale of the       shares of common stock being
sold in this offering are estimated to be $            at an assumed initial
public offering price of $      per share and after deducting the estimated
underwriting discount and offering expenses. Net proceeds will be $ if the underwriters' over-allotment option is exercised in full. We intend to use the net proceeds for working capital and other general corporate purposes, including to expand sales and marketing and research and development. We might also use a portion of the net proceeds for the acquisition of technologies, businesses or products that are complementary to our business, although no such acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain any future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth -

    - our actual capitalization as of June 30, 2000;

    - our actual capitalization on a pro forma basis giving effect to the conversion of all outstanding shares of our preferred stock into 12,731,446 shares of common stock upon the closing of this offering; and

    - our pro forma capitalization as adjusted to reflect the sale and issuance
      of the             shares of common stock in this offering at an assumed
      initial public offering price of $      per share, after deducting the
      estimated underwriting discount and offering expenses and the application of the estimated proceeds therefrom; and to reflect the exercise of
      warrants to purchase a total of       additional shares of common stock.

This information should be read in conjunction with our financial statements and the notes relating to those statements appearing elsewhere in this prospectus.

                                                              -----------------------------------
                                                                         JUNE 30, 2000
                                                              -----------------------------------
                                                                ACTUAL    PRO FORMA   AS ADJUSTED
IN THOUSANDS, EXCEPT PER SHARE DATA                           --------   ----------   -----------
Cash and cash equivalents...................................  $ 19,947   $   19,947   $
                                                              ========   ==========   ===========
Mandatorily redeemable convertible preferred stock, no par
  value; 9,500,000 shares authorized, 6,582,472 shares
  issued and outstanding (actual); 9,500,000 shares
  authorized, no shares issued and outstanding (pro forma);
  20,000,000 shares authorized $0.01 par value, no shares
  outstanding (as adjusted).................................    35,591            -
                                                              --------   ----------   -----------
Stockholders' equity:
  Common stock, $0.01 par value; 30,000,000 shares
    authorized, 9,934,715 shares issued and outstanding
    (actual); 30,000,000 shares authorized, 22,666,161
    shares issued and outstanding (pro forma); 120,000,000
    shares authorized $0.01 par value,       shares issued
    and outstanding (as adjusted)...........................        99          227
  Additional paid-in capital................................     2,630       38,093
  Accumulated deficit.......................................   (19,723)     (19,723)
  Deferred stock compensation...............................      (767)        (767)
                                                              --------   ----------   -----------
    Total stockholders' equity (deficit)....................   (17,761)      17,830
                                                              --------   ----------   -----------
    Total capitalization....................................  $ 17,830   $   17,830
                                                              ========   ==========   ===========

The actual outstanding share information in this table is based on our shares outstanding as of June 30, 2000 and excludes -

    - 2,316,113 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2000, with a weighted average exercise price of $0.89 per share;

    - 2,881,219 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2000, with a weighted average exercise price of
      $5.97 per share, and       shares of common stock issuable upon the
      exercise of another warrant outstanding as of June 30, 2000 on a "cashless" basis;

    - 5,000,000 shares of common stock reserved for future issuance under our 2000 employee stock option plan; and

    - 200,000 shares of common stock reserved for issuance under our 2000 employee stock purchase plan.

                                    DILUTION

Our pro forma net tangible book value as of June 30, 2000 was approximately $17.8 million, or [$0.79] per share of common stock. Pro forma net tangible book value per share is determined by dividing our pro forma net tangible book value, calculated as total pro forma tangible assets less total pro forma liabilities, by the number of outstanding shares of common stock, after giving affect to the adjustments indicated below. After giving effect to the sale of shares of common stock in this offering, based upon an assumed initial public
offering price of $            per share and after deducting the estimated
underwriting discount and offering expenses, our as adjusted pro forma net
tangible book value as of June 30, 2000 would have been $            , or
$            per share. This represents an immediate increase in pro forma net
tangible book value of $            per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $      per share to
new investors. The following table illustrates this per share dilution:

                                                              ---------------
Initial public offering price per share.....................           $
  Pro forma net tangible book value per share as of June 30,
    2000....................................................  $[0.79]
  Pro forma increase in net tangible book value per share
    attributable to new investors...........................
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                       ------
Pro forma dilution per share to new investors...............           $
                                                                       ======

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2000, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering.

                                        -----------------------------------------------------------------
                                          SHARES PURCHASED         TOTAL CONSIDERATION
                                        ---------------------   -------------------------   AVERAGE PRICE
                                            NUMBER    PERCENT           AMOUNT    PERCENT       PER SHARE
                                        ----------   --------   --------------   --------   -------------
Existing stockholders.................                     %    $                      %          $1.61
New investors.........................
                                        ----------     ----     --------------     ----      ----------
Total.................................                     %                           %
                                        ==========     ====     ==============     ====      ==========

The foregoing tables give effect to -

    - the conversion of all of our outstanding shares of preferred stock outstanding as of June 30, 2000 into 12,731,446 shares of common stock; and

    - the issuance of 2,881,219 shares of common stock upon the exercise of warrants outstanding as of June 30, 2000 at a weighted average exercise price of $5.97 per share, and the "cashless" exercise of an additional warrant outstanding as of June 30, 2000 representing the right to acquire shares of common stock, net.

The foregoing tables exclude the issuance of 2,316,113 shares of common stock upon the exercise of options outstanding as of June 30, 2000 under our 1992 stock option plan and our 1996 stock plan, with a weighted average exercise price of $0.89 per share.

To the extent that any shares are issued upon exercise of options that are presently outstanding or granted in the future, there will be further dilution to new public investors.

                            SELECTED FINANCIAL DATA

The following selected financial data should be read in conjunction with our financial statements and notes related to those statements, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are not included in this prospectus. The statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements that have been prepared on the same basis as the audited financial statements and, in our opinion, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Operating results for the six months ended June 30, 2000 are not necessarily indicative of the results that could be expected for the year ending December 31, 2000 or any other future period.

                                                     --------------------------------------------------------------------------
                                                                                                                SIX MONTHS
                                                                   YEAR ENDED DECEMBER 31,                    ENDED JUNE 30,
                                                     ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
IN THOUSANDS, EXCEPT PER SHARE DATA                  --------   --------   --------   --------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net revenue:
  Product..........................................  $     -    $23,110    $34,822    $36,281    $15,356     $8,145     $4,028
  Contract.........................................        -          -          -          -          -          -        460
                                                     -------    -------    -------    -------    -------     ------     ------
                                                           -     23,110     34,822     36,281     15,356      8,145      4,488
                                                     -------    -------    -------    -------    -------     ------     ------
Cost of net revenue:
  Product..........................................        -     21,435     29,510     31,892     10,062      5,447      1,952
  Contract.........................................        -          -          -          -          -          -        267
                                                     -------    -------    -------    -------    -------     ------     ------
                                                           -     21,435     29,510     31,892     10,062      5,447      2,219
                                                     -------    -------    -------    -------    -------     ------     ------
Gross profit.......................................        -      1,675      5,312      4,389      5,294      2,698      2,269
                                                     -------    -------    -------    -------    -------     ------     ------
Operating expenses:
  Research and development.........................    4,132      4,926      3,596      4,224      3,110      1,647      1,630
  Selling, general and administrative..............      649      3,545      3,225      2,842      2,388      1,194      1,338
  Stock-based compensation charge..................        -          -          -          -        107         20        342
                                                     -------    -------    -------    -------    -------     ------     ------
    Total operating expenses.......................    4,781      8,471      6,821      7,066      5,605      2,861      3,310
                                                     -------    -------    -------    -------    -------     ------     ------
Loss from operations...............................   (4,781)    (6,796)    (1,509)    (2,667)      (311)      (163)    (1,041)
Interest expense...................................        -     (1,022)    (1,030)      (294)         -          -          -
Interest and other income..........................      324        759        523        649        520        225        459
Provision for income taxes.........................        -          -          -          -        (67)       (20)         -
                                                     -------    -------    -------    -------    -------     ------     ------
Net income (loss)..................................  $(4,457)   $(7,059)   $(2,016)   $(2,322)   $   142     $   42     $ (582)
                                                     =======    =======    =======    =======    =======     ======     ======
Net income (loss) per share - basic................  $ (0.53)   $ (0.78)   $ (0.22)   $ (0.24)   $  0.01     $ 0.00     $(0.06)
                                                     =======    =======    =======    =======    =======     ======     ======
                       - diluted...................  $ (0.53)   $ (0.78)   $ (0.22)   $ (0.24)   $  0.01     $ 0.00     $(0.06)
                                                     =======    =======    =======    =======    =======     ======     ======
Shares used in computing net income (loss) per
  share
  - basic..........................................    8,376      8,997      9,323      9,626      9,727      9,708      9,856
  - diluted........................................    8,376      8,997      9,323      9,626     23,320     22,735      9,856
Pro forma net income (loss) per share
  - basic..........................................                                              $  0.01                $(0.03)
                                                                                                 =======                ======
  - diluted........................................                                              $  0.01                $(0.03)
                                                                                                 =======                ======
Shares used in computing pro forma net income
  (loss) per share
  - basic..........................................                                               21,808                22,259
  - diluted........................................                                               23,320                22,259

                                                   -------------------------------------------------------------------
                                                                       DECEMBER 31,
                                                   ----------------------------------------------------       JUNE 30,
                                                       1995       1996       1997       1998       1999           2000
IN THOUSANDS                                       --------   --------   --------   --------   --------   ------------
BALANCE SHEET DATA:
Cash and cash equivalents........................  $  5,089   $ 12,109   $  9,091   $  9,750   $ 12,720   $     19,947
Working capital..................................   (24,029)    10,122      3,677     11,387     11,908         17,254
Total assets.....................................    45,091     54,328     49,408     17,932     16,481         23,221
Deferred revenue.................................         -          -          -          -      2,045          3,878
Current portion of notes payable.................    29,633      4,988      7,773          -          -              -
Notes payable, long-term.........................     5,880     36,247     22,540          -          -              -
Convertible preferred stock......................    13,933     14,032     22,330     30,391     30,391         35,591
Stockholders' deficit............................    (7,812)   (14,077)   (15,903)   (18,001)   (17,666)       (17,761)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We license our 1T-SRAM technology on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers. From our inception in 1991 through 1998, we focused primarily on the sale of stand-alone products. In the fourth quarter of 1998, we changed our business model to focus primarily on the licensing of our 1T-SRAM technology. Development of our stand-alone memory products during the early years of our existence enabled us to validate critical elements of the 1T-SRAM technology we currently license.

Sales of our stand-alone memory products grew rapidly, peaking at $36.3 million in 1998. We achieved profitability on sales of our stand-alone memory products in the fourth quarter of 1997 and the first quarter of 1998. We determined, however, that the competition for memory products, volatile pricing and low margins would limit our profitability in the long term. Consequently, using our existing memory technology as a foundation, in 1998, we completed initial development of our innovative, proprietary 1T-SRAM technology to distinguish ourselves from other memory providers.

Once we had successfully implemented the new technology and demonstrated its benefits through the manufacture of our stand-alone products, we adopted a new business model focused on licensing our 1T-SRAM technology. After changing our business model, we signed our first license agreement for this technology at the end of the fourth quarter of 1998 and recognized licensing contract revenue for the first time in the first quarter of 2000. As of July 31, 2000, we had signed 1T-SRAM license agreements with six companies and had signed memoranda of understanding, each of which requires an up-front payment to us, with seven additional companies. We recognized our first license revenue from our 1T-SRAM technology in the first quarter of 2000. Generally, we expect our total sales cycle, or the period that begins with our initial discussion with a prospective licensee to our receipt of royalties from the licensee's use of our 1T-SRAM technology, to run from 18 to 24 months.

We have had a limited operating history and have incurred net losses in every year of operation until 1999.

REVENUE. We generate our revenue from licensing our technology and selling stand-alone memory products. Contract revenues from our licensing activities consist of fees paid for engineering development and engineering support services. Under all our licensing agreements, we will receive royalties when our licensees manufacture or sell products that incorporate our technology.

We receive contract fees for providing circuit design, layout and testing services to a licensee that is embedding our memory technology into its product. For some licensees, we also provide engineering support services to assist in the commencement of production of their products. Contract fees range from several hundred thousand dollars to several million dollars, depending on the scope and complexity of the development project, the licensee's rights and the royalty to be paid under the contract. The licensee generally pays contract fees in installments at the beginning of the contract and upon achieving certain milestones. For contracts involving performance specifications that we have not yet met, we defer the recognition of revenue until the licensee manufactures products that meet the contract performance specifications. Contract fees billed prior to revenue recognition are recorded as deferred contract revenue. We recognized contract revenue for the first time in the six-month period ended June 30, 2000. The recognized revenue of $460,000 arose under two licensing contract projects that we completed during the period. Deferred contract revenue at June 30, 2000 was $3.9 million.

Our licensing contracts provide for royalty payments at a stated rate. We negotiate royalty rates taking into account such factors as the amount of contract fees to be paid, the anticipated volume of the licensee's sales of products that utilize our technology and the cost savings to be achieved by the licensee when using our technology. Our agreements require licensees to report the manufacture or sale of products that include our technology after the end of the quarter in which the sale or manufacture occurs. We will recognize royalties in the quarter in which we receive the licensee's report. We have recorded no royalties through June 30, 2000.

We anticipate that revenue from our licensing activities will fluctuate from period to period and that it will be difficult to predict the timing and magnitude of such revenue. Our license contracts involve long sales cycles, which make it difficult to predict the timing of signing agreements. These contracts are also associated with lengthy and complicated engineering development projects, and so the completion of development and commencement of production may be difficult for us to predict. Furthermore, substantial amounts of revenue arising from these contracts will be recognized only when the licensee manufactures the products meeting the performance specification. We believe that the amount of licensing contract revenues for any period are not necessarily indicative of results for any future period. The timing and level of royalties will likewise be difficult to predict because they are totally dependent on the licensees' ability to market, produce and ship product that incorporates our technology. For a discussion of factors that could contribute to the fluctuation of our revenues, please see "Risk Factors - Our operating results might fluctuate significantly and remain uncertain, which could negatively impact the value of your investment," and "Our lengthy licensing cycle and our licensees' lengthy development cycles will make the operating results of our licensing business difficult to predict."

Since 1998, we have reduced the development of follow-on versions of our stand-alone products, which development had been key to our generation of revenue in preceding periods. Our stand-alone product revenue has declined accordingly. Moreover, these stand-alone products address specific semiconductor applications required by our customers and are not intended to be widely distributed. Product revenue derived from our three largest customers represented 29.1%, 10.8% and 10.1% of our total revenue in 1998. In 1999, our two largest customers represented 16.4% and 10.9% of our total revenue. All of our sales are denominated in U.S. dollars. Our stand-alone products are subject to competitive pricing pressure that might result in fluctuating gross profits, which we have experienced in the past.

Product sales are typically on a purchase-order basis, with shipment of product from one to six months later. Provisions for potential warranty liability and estimated returns are recorded at the time revenue is recognized.

We procure the manufacture of our stand-alone memory products from TSMC. Our products are assembled and tested prior to shipment by independent, third-party contractors. We contract for all of these manufacturing services on a purchase-order basis and have no long-term commitments for the supply of any of our stand-alone memory products. If we are unable to obtain manufacturing, assembly or testing services required to fill our customer orders for these products, our revenues from these products will decline substantially.

During the next 12 months, our revenue may continue to consist primarily of stand-alone product sales revenue, with contract and royalty revenue generating an increasing portion of our revenue. We expect that licensing revenue will represent the majority of our total revenue in the following years.

COST OF REVENUE. Cost of product revenue consists primarily of costs associated with the manufacture, assembly and test of our stand-alone memory products by independent, third-party contractors.

Cost of contract revenue consists primarily of deferred engineering costs directly related to engineering development projects specified in agreements we have with licensees of our memory technology. To the extent that the amount of engineering costs does not exceed the amount of the related contract revenues, these costs are deferred on a contract-by-contract basis from the time we have established technological feasibility of the product to be developed under the contract. This occurs when we have completed all of the activities necessary to establish that the licensee's product can be produced to meet the performance specifications when incorporating our technology. Deferred costs are charged to cost of contract revenue when the related revenue is recognized.

RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of salaries and related employee expenses, material costs for prototype and test units and expenses associated with engineering development software and equipment. Prior to 1998 our research and development expenses were incurred primarily in support of design, development and production of stand-alone memory products.

Since changing our business model in 1998, we have devoted our research and development efforts primarily to developing the 1T-SRAM technology and the licensing activities required to serve the embedded-memory market. Most of these efforts have been directly related to projects specified in various licensee agreements we have with the early adopters of our memory technology. These projects have included development and design of variations of the 1T-SRAM technology for use in a number of different wafer manufacturing processes used by licensees, the development of interface circuitry that enables embedding our memory on a licensee's integrated circuit, the development and testing of devices to prove the technological feasibility of embedding our memory designs in licensees' products and engineering support to assist in commencement of production of a licensee's products.

We generally record engineering cost as research and development expense in the period incurred except when the engineering cost is being deferred under a licensing contract for which technological feasibility has been established.

We intend to focus an increasing percentage of our research and development efforts on the development of new intellectual property for licensing to semiconductor companies, electronic product manufacturers and their customers. The success of our business will depend on our ability to develop these new technologies.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of employee-related expenses, occupancy costs, sales commissions to independent sales representatives and professional fees. We pay commissions to our independent sales representatives on most of our sales of stand-alone memory products. We leverage our licensing and co-marketing relationships to promote our technology, and currently do not use sales representatives or distributors in our licensing business.

After the offering, we anticipate an increase in our administrative expenses as we hire additional staff and incur additional professional fees to address reporting and similar requirements applicable to a public company. We also anticipate an increase in our sales and marketing expenses as we increase the number of personnel devoted to the licensing of our technology.

RESULTS OF OPERATIONS

The table set forth below shows our historical results of operations, expressed as a percentage of revenue. As we changed our business model in the fourth quarter of 1998 and have concentrated our efforts on licensing

1T-SRAM technology only since early 1999, these historical results of operations and the ensuing discussion of them are unlikely to be representative of our operating results going forward.

                                                  -------------------------------------------------
                                                          YEAR ENDED                  SIX MONTHS
                                                         DECEMBER 31,               ENDED JUNE 30,
                                                  ---------------------------      ----------------
                                                   1997       1998       1999       1999       2000
                                                  -----      -----      -----      -----      -----
Net revenue:
  Product.......................................  100.0%     100.0%     100.0%     100.0%      90.0%
  Contract......................................      -          -          -          -       10.0
                                                  -----      -----      -----      -----      -----
                                                  100.0      100.0      100.0      100.0      100.0
Cost of net revenue:
  Product.......................................   84.7       87.9       65.5       66.9       43.5
  Contract......................................      -          -          -          -        5.9
                                                  -----      -----      -----      -----      -----
                                                   84.7       87.9       65.5       66.9       49.4
                                                  -----      -----      -----      -----      -----
Gross profit....................................   15.3       12.1       34.5       33.1       50.6
                                                  -----      -----      -----      -----      -----
Operating expenses:
  Research & development........................   10.3       11.6       20.3       20.2       36.3
  Selling, general and administrative...........    9.3        7.8       15.5       14.7       29.8
  Stock-based compensation charge...............      -          -        0.7        0.2        7.6
                                                  -----      -----      -----      -----      -----
    Total operating expenses....................   19.6       19.5       36.5       35.1       73.7
                                                  -----      -----      -----      -----      -----
Loss from operations............................   (4.3)      (7.3)      (2.0)      (2.0)     (23.1)
Interest expense................................   (3.0)      (0.8)       0.0        0.0        0.0
Interest and other income.......................    1.5        1.8        3.4        2.8       10.2
Provision for income taxes......................    0.0        0.0       (0.4)      (0.2)       0.0
                                                  -----      -----      -----      -----      -----
Net income (loss)...............................   (5.8)%     (6.4)%      1.0%       0.5%     (12.9)%
                                                  =====      =====      =====      =====      =====

YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

REVENUE. Revenue increased from $34.8 million in 1997 to $36.3 million in 1998, then decreased to $15.4 million in 1999. From 1997 to 1998 we shipped more units of stand-alone memory. The decrease in revenue from 1998 to 1999 reflected the change in our business model to the licensing of our technology and a corresponding reduction in the number of new product introductions and unit shipments.

GROSS PROFIT. Gross profit decreased from $5.3 million in 1997 to $4.4 million in 1998, then increased to $5.3 million in 1999. The decrease in gross profit in 1998 was due to lower average selling prices of stand-alone memories, caused by an over-supply in the memory market and our product mix which was weighted towards lower margin memories. The increase from 1998 to 1999 again reflected our decision to shift to a licensing-based business model and our reduction of sales of lower margin SGRAM products, together with a recovery in average selling prices. Also the increase in gross margin in 1999 resulted from the introduction of our higher-margin 1T-SRAM products.

RESEARCH AND DEVELOPMENT. Research and development expense increased from $3.6 million in 1997 to $4.2 million in 1998, and then decreased to $3.1 million in 1999. The increase in research and development expenses from 1997 to 1998 resulted primarily from higher prototype and tooling costs associated with qualifying additional manufacturing sources for our stand-alone products. These expenses decreased in 1999 because we had fewer prototype production runs of new products during the period.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expense decreased from $3.2 million in 1997 to $2.8 million in 1998 and $2.4 million in 1999. The decrease over these three years resulted from a reduction in commissions paid to independent sales representatives and in personnel cost due to decreasing product revenue.

INTEREST INCOME AND INTEREST EXPENSE. Interest income reflects interest earned on average cash and cash equivalents. Interest income was $523,000, $649,000 and $520,000 in 1997, 1998 and 1999, respectively. The fluctuation in interest income levels corresponded to differences in average cash balances. Interest expense consists of interest on debt and capital lease obligations. Interest expense was $1.0 million, $294,000 and $0 in 1997, 1998 and 1999, respectively. All interest expense was incurred on $13.1 million of notes issued to entities controlled by two of our directors and other unrelated parties. Principal of $6.7 million was converted into Series F preferred stock in 1997. We repaid the balance of these notes in 1998.

PROVISION FOR INCOME TAXES. We have incurred losses in each year through 1998 and consequently did not provide for federal or state income taxes. In 1999, a provision of $67,000 was recorded. At December 31, 1999, we had federal net operating loss carryforwards of approximately $15.0 million that we expect to be available to reduce future income tax liabilities to the extent permitted under federal and applicable state income tax laws. The federal net operating loss carryforwards expire from 2002 to 2019.

SIX MONTHS ENDED JUNE 30, 1999 AND 2000

REVENUE. Total revenue was $8.1 million and $4.5 million in the six months ended June 30, 1999 and 2000, respectively. Product revenue declined by $4.1 million as we decreased unit shipments of stand-alone memory products, consistent with our decision to focus our efforts on the embedded-memory market. During the six-month period ended June 30, 1999 we recognized contract revenue for the first time, which totaled $460,000.

GROSS PROFIT. Gross profit decreased from $2.7 million in the six-month period ended June 30, 1999 to $2.3 million in the same period of 2000, due primarily to the decrease in product revenue. Total gross profit as a percent of total revenue was 33.2% and 50.6% for the six-month periods ended June 30, 1999 and 2000, respectively. The increase occurred primarily because of higher average selling prices on our 1T-SRAM stand-alone memory products. In addition, gross profit for the six months ended June 30, 2000 reflects $267,000 of engineering costs deferred previously under two licensing contract projects that we completed during the period.

RESEARCH AND DEVELOPMENT. Research and development expenses were $1.6 million in each of the six-month periods ended June 30, 1999 and 2000 as we have not yet been required to add engineering staff to support our licensing activities. In addition, we recorded approximately $113,000 of engineering expense incurred in the six-month period ended June 30, 2000 as cost of contract revenue.

SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $1.2 million and $1.3 million in the six-month periods ended
June 30, 1999 and 2000, respectively. The small increase resulted from the addition of staff to support the expansion of sales and marketing activities in licensing our technology.

INTEREST INCOME AND INTEREST EXPENSE. Interest income increased from approximately $225,000 in the six-month period ended June 30, 1999 to $459,000 in the corresponding period in 2000. This increase resulted from higher average cash balances in the year 2000 period.

QUARTERLY RESULTS OF OPERATIONS

The following tables set forth unaudited results of operations data for the six quarters ended June 30, 2000. This unaudited information has been prepared on a basis consistent with our audited financial statements appearing elsewhere in this prospectus and, in the opinion or our management, includes all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information for the periods presented. The unaudited quarterly information should be read in conjunction with the financial statements and notes included elsewhere in this prospectus.

                             ----------------------------------------------------------------------------------------------------
                              MAR. 31, 1999    JUNE 30, 1999    SEPT. 30, 1999    DEC. 31, 1999    MAR. 31, 2000    JUNE 30, 2000
IN THOUSANDS                 --------------   --------------   ---------------   --------------   --------------   --------------
Net revenue:
  Product..................  $        4,322   $        3,823   $        3,767    $        3,444   $        1,717   $        2,311
  Contract.................               -                -                -                 -               60              400
                             --------------   --------------   --------------    --------------   --------------   --------------
                                      4,322            3,823            3,767             3,444            1,777            2,711
                             --------------   --------------   --------------    --------------   --------------   --------------
Cost of net revenue:
  Product..................           3,024            2,423            2,449             2,166              761            1,191
  Contract.................               -                -                -                 -               42              225
                             --------------   --------------   --------------    --------------   --------------   --------------
                                      3,024            2,423            2,449             2,166              803            1,416
                             --------------   --------------   --------------    --------------   --------------   --------------
  Gross profit.............           1,298            1,400            1,318             1,278              974            1,295
                             --------------   --------------   --------------    --------------   --------------   --------------
Research and development...             792              855              830               633              766              864
Selling, general and
  administrative...........             603              591              534               660              673              665
Stock-based compensation
  charge...................               1               19               22                65              107              235
                             --------------   --------------   --------------    --------------   --------------   --------------
  Total operating
    expenses...............           1,396            1,465            1,386             1,358            1,546            1,764
                             --------------   --------------   --------------    --------------   --------------   --------------
Loss from operations.......             (98)             (65)             (68)              (80)            (572)            (469)
Interest and other
  income...................             107              118              144               151              163              296
Provision for income
  taxes....................              (3)             (17)             (24)              (23)               -
                             --------------   --------------   --------------    --------------   --------------   --------------
Net income (loss)..........  $            6   $           36   $           52    $           48   $         (409)  $         (173)
                             ==============   ==============   ==============    ==============   ==============   ==============
                             ----------------------------------------------------------------------------------------------------
                              MAR. 31, 1999    JUNE 30, 1999    SEPT. 30, 1999    DEC. 31, 1999    MAR. 31, 2000    JUNE 30, 2000
                             --------------   --------------   ---------------   --------------   --------------   --------------
Net revenue:
  Product..................           100.0%           100.0%           100.0%            100.0%            96.6%            85.2%
  Contract.................               -                -                -                 -              3.4             14.8
                             --------------   --------------   --------------    --------------   --------------   --------------
                                      100.0            100.0            100.0             100.0            100.0            100.0
                             --------------   --------------   --------------    --------------   --------------   --------------
Cost of net revenue:
  Product..................            70.0             63.4             65.0              62.9             42.8             43.9
  Contract.................               -                -                -                 -              2.4              8.3
                             --------------   --------------   --------------    --------------   --------------   --------------
Cost of revenue............            70.0             63.4             65.0              62.9             45.2             52.2
                             --------------   --------------   --------------    --------------   --------------   --------------
  Gross profit.............            30.0             36.6             35.0              37.1             54.8             47.8
                             --------------   --------------   --------------    --------------   --------------   --------------
Research and development...            18.3             22.4             22.0              18.4             43.1             31.9
Selling, general and
  administrative...........            14.0             15.5             14.2              19.2             37.9             24.5
Stock-based compensation
  charge...................             0.0              0.4              0.6               1.9              6.0              8.7
                             --------------   --------------   --------------    --------------   --------------   --------------
  Total operating
    expenses...............            32.3             38.3             36.8              39.4             87.0             65.1
                             --------------   --------------   --------------    --------------   --------------   --------------
Loss from operations.......            (2.3)            (1.7)            (1.8)             (2.3)           (32.2)           (17.3)
Interest and other
  income...................             2.5              3.1              3.8               4.4              9.2             10.9
Provision for income
  taxes....................            (0.0)            (0.4)            (0.6)             (0.7)             0.0              0.0
                             --------------   --------------   --------------    --------------   --------------   --------------
Net income (loss)..........             0.1%             1.0%             1.4%              1.4%           (23.0)%           (6.4)%
                             ==============   ==============   ==============    ==============   ==============   ==============

Revenue generally decreased each quarter during the six-quarter period ended June 30, 2000, with the most significant decline occurring from the fourth quarter of 1999 to the first quarter of 2000. This decrease over the six-quarter period was due to the decline in product revenue and unit shipments of stand-alone memory products, consistent with the change in our business model to focusing our efforts on the licensing of embedded-memory technology. In the second quarter of 2000, revenue increased to $2.7 million due to increased unit shipments of our 1T-SRAM stand-alone memory products and recording of contract revenue of $400,000 related to a completed contract.

Cost of revenue generally declined during the six-quarter period ended June 30, 2000, reflecting a decrease in unit shipments of stand-alone memory products. Gross profit as a percent of revenue ranged from 30.0% to 37.1% during most of this period, but rose to 54.8% and 47.8% in the first and second quarter of 2000, respectively. The increase in the percentage was due to higher prices received for 1T-SRAM stand-alone memory products.

Research and development expenses remained generally constant during the periods, as we shifted engineering resources from product development and introduction to developing intellectual property and supporting our licensees.

Selling, general and administrative expenses generally have been flat. These expenses increased moderately in the quarter ending March 31, 2000, despite a decrease in sales commissions paid during the period because we increased marketing expenses related to licensing our technology.

Interest income increased each quarter, primarily as our cash position increased and we ceased paying interest expense following the retirement of all outstanding indebtedness in 1998.

We believe that quarterly and annual results of operations will be affected by a variety of factors that could materially and adversely affect revenue, gross profit and income from operations. Accordingly, and in light of our limited operating history under our new business model, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of future performance.

LIQUIDITY AND CAPITAL RESOURCES

Since our inception, we have financed our operations through a combination of equity and debt financing. In our most recent equity financing, we issued 650,000 shares of Series H preferred stock in May 2000 to two of our licensees, Galileo Technology, Ltd. and LSI Logic, Inc. with aggregate proceeds to us of $5.2 million. Including this financing, we have raised $35.6 million through the issuance of preferred stock, including $6.7 million of indebtedness converted to preferred stock in 1997. We borrowed an aggregate of $13.1 million through various debt financings between 1996 and 1998. As of June 30, 2000, we had repaid in full all amounts due under these loans.

As of June 30, 2000, we had cash and cash equivalents of $19.9 million, an increase of $7.2 million from cash and cash equivalents held as of December 31, 1999. Our primary capital requirements are to fund working capital needs.

Net cash used in operations was $6.5 million and $1.2 million in 1997 and 1998, respectively. We generated cash from operations of $3.6 million in 1999. Net cash used in operations in 1997 consisted primarily of the net operating loss, increases in accounts receivable and inventory and decreases in balances payable to related party and accounts payable, offset by an increase in accrued liabilities. Net cash used in operations in 1998 consisted primarily of the operating loss and decreases in accounts payable and accrued liabilities offset by decreases in accounts receivable and inventories. Net cash generated from operations in 1999 resulted principally from decreases in accounts receivable and inventory and the deferral of revenues, offset by a decrease in accounts payable.

Net cash provided by investing activities was $6.1 million in 1997, principally as a result of releasing restricted cash previously required to be held as collateral for a line of credit cancelled in that year. Net cash provided by investing activities was approximately $641,000 in 1998, generated from the maturity and sale of short-term securities. In 1999, net cash used in investing activities was approximately $726,000, representing capital expenditure on property and equipment.

Proceeds from the sales of preferred stock and existing cash were used to repay $4.2 million of loans in 1997. In 1998, cash generated from the sales of preferred stock was used to repay outstanding loans totaling $6.9 million from entities controlled by two of our shareholders.

Our future liquidity and capital requirements are expected to vary from quarter to quarter, depending on numerous factors, including -

    - level and timing of licensing and stand-alone product revenues;

    - cost, timing and success of technology development efforts;

    - market acceptance of our existing and future technologies and products;

    - competing technological and market developments;

    - cost of maintaining and enforcing patent claims and intellectual property rights; and

    - variations in manufacturing yields, materials costs and other manufacturing risks.

We will continue to require substantial working capital to fund our operations. We expect that the net proceeds of this offering, together with our existing capital and cash generated from operations, if any, will be sufficient to meet our capital requirements for the next 12 months. However, we cannot be certain that we will not require additional financing at some point in time. Should our cash resources prove inadequate, we might need to raise additional financing through public or private financing. There can be no assurance that such additional funding will be available to us on favorable terms, if at all. The failure to raise capital when needed could have a material, adverse effect on our business and financial condition. We currently do not have any third-party indebtedness.

QUANTITATIVE AND QUALITATIVE DISCUSSION OF MARKET INTEREST RATE RISK

We invest primarily in short-term bank money market rate accounts, and also have investments in short-term, investment-grade corporate securities. These securities are highly liquid and generally mature within three months or less of purchase date. We do not use our investments for trading or other speculative purposes. We do not believe that we have any significant exposure to market risk related to changes in interest rates, foreign currency exchange rates and equity prices.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 1999, the staff of the Securities and Exchange Commission, or the SEC, issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements under certain circumstances. We adopted the provisions of SAB 101 in these financial statements for all periods presented.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 133 ("SFAS 133"), "Accounting for Derivatives and Hedging Activities." SFAS 133 establishes accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the Financial Accounting Standards Board issued SFAS No. 137 ("SFAS 137"), "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 deferred the effective date until the fiscal year beginning after June 15, 2000. We will adopt SFAS 133 in the quarter ending March 31, 2001. We have not engaged in hedging activities or invested in derivative instruments.

In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25. FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock options awards and is effective for option grants made after June 30, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1999 and modifying a fixed option to add a reload feature, for which the guidance was effective after January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to June 30, 2000 did not have a material effect on the financial statements. We do not expect that the adoption of the remaining provisions to have a material effect on the financial statements.

                                    BUSINESS

COMPANY OVERVIEW

We design, develop, license and market memory technologies used by the semiconductor industry and electronic product manufacturers. We have developed an innovative embedded-memory technology, called 1T-SRAM, that offers major advantages over traditional embedded six transistor SRAM, or traditional SRAM. Our patented 1T-SRAM technology offers a combination of high density, low power consumption and high speed at performance and cost levels that other embedded memory technologies do not match. We license our 1T-SRAM technology on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers.

From our inception until 1998, we focused primarily on the development of innovative memory technologies and the sale of stand-alone memory products. Development of our stand-alone memory products during the early years of our existence enabled us to validate critical elements of the 1T-SRAM technology. In the fourth quarter of 1998, we changed our business model to focus primarily on the licensing of our 1T-SRAM technology, which we expect will represent a majority of our future revenue. We generate contract revenues from our licensing activities which consist of fees paid for engineering development and engineering support services. Under all our licensing agreements, we will receive royalties when our licensees manufacture or sell products that incorporate our technology.

INDUSTRY BACKGROUND

TRENDS IN THE SEMICONDUCTOR INDUSTRY

Electronic products play an increasingly important role in our lives, as evidenced by the growth of the personal computer, wireless communications, networking equipment and consumer electronics markets. These markets are characterized by intensifying competition, rapid innovation, increasing performance requirements and continuing cost pressures. To manufacture electronic products that achieve optimal performance and cost levels, semiconductor companies must produce integrated circuits that offer higher-performance, greater functionality and lower-cost.

Two important measures of performance are speed and power consumption. Higher-speed integrated circuits can allow electronic products to operate faster, enabling the performance of more functions. Reducing the power consumption of integrated circuits contributes to increased battery life and reduced heat generation in electronic products. Reduced power consumption also enables integrated circuit designers to overcome costly design hurdles, such as meeting the thermal limitations of low-cost packaging materials.

In addition to offering high performance products, semiconductor companies must produce integrated circuits that are cost effective. High-density integrated circuits reduce the amount of silicon on the integrated circuit, thus reducing the size and cost of the integrated circuit. Cost reduction can also be achieved by simplifying the integrated circuit's manufacturing process and improving manufacturing yield. Additionally, to avoid the high cost of substantial redesigns, semiconductor companies can use technology which is scalable, which means it can be readily incorporated into multiple generations of manufacturing process technologies.

IMPORTANCE OF INTEGRATION

For decades, the semiconductor industry has continuously increased the value of integrated circuits by improving their density, power consumption, speed and cost. The main driver for these improvements has been the success of shrinking the size of the basic semiconductor building block, or transistor. Transistors have become small enough to make it economical to combine multiple functions, such as microprocessors, memory, analog components and digital signal processors, on a single integrated circuit, in what is commonly referred to as System-on-a-Chip, or SOC. Highly integrated circuits such as SOCs often offer advantages in density, power consumption, speed and cost that cannot be matched using separate, discrete integrated circuits. SOCs are essential for most electronic products, such as cellular phones, video game consoles, networking equipment and

Internet appliances, to achieve desired performance at a reasonable cost. According to Dataquest, Inc., a technology market research company, the SOC market is projected to grow from more than $14 billion in 1999 to over $58 billion by 2004, representing a compound annual growth rate of approximately 33%.

IMPORTANCE OF EMBEDDED MEMORY

Historically, semiconductor companies implemented memory in separate integrated circuits. Rather than using separate memory circuits, semiconductor companies today are embedding memory on highly integrated circuits, in order to optimize performance and size. The increasing sophistication of electronic products is driving a rapid increase in the amount of memory required. According to Dataquest, in 2000 the percentage of silicon area of a typical SOC occupied by memory is 32% and is expected to rise significantly over the next five years. We believe this percentage will exceed 70% by 2003.

The high cost of incorporating the memory component represents a major challenge to achieving high levels of integration. Embedded memory accounts for an increasing percentage of the size of a highly integrated circuit and is often the slowest or rate limiting function in the circuit. Not only must integrated circuits contain a larger amount of embedded memory, this memory must be dense enough to be economically attractive and must offer sufficiently high speed and low power consumption. Embedded memory has become a crucial design consideration for determining the overall cost and performance of highly integrated circuits and the growing number of electronic products in which they are incorporated.

TRADITIONAL SRAM

The most widely used embedded memory today utilizes traditional SRAM technology, and has the following characteristics -

    - it operates at the same high speeds as other functions of the integrated circuit;

    - its simple and familiar interface allows for quick design into an integrated circuit with less risk that the design will not function according to specification; and

    - it utilizes the standard logic manufacturing process that is both economical and the most widely available.

As memory requirements increase, however, traditional SRAM becomes relatively more expensive compared to the total cost of the integrated circuit. Specifically, traditional SRAM has the following drawbacks that can lead to higher cost -

    - it requires a substantial amount of silicon area because of its low density; and

    - it consumes a significant amount of power when operating at high speeds.

To overcome the density limitations of traditional SRAM, some manufacturers have utilized embedded dynamic random access memory, or embedded DRAM. While embedded DRAM is denser than traditional SRAM, it is typically ten times slower. Manufacturing embedded DRAM also requires additional process steps and results in low yields, which translate into increased manufacturing time and cost. Additionally, because of its complex interface requirements, embedded DRAM is more difficult to incorporate on integrated circuits, leading to a higher risk of failure. As integrated circuit designers have experimented with embedded DRAM, they have discovered that these limitations of embedded DRAM preclude its use in almost all applications. Therefore, traditional SRAM continues to be the most widely used technology for embedded memory.

One of the major challenges for the semiconductor industry today is to find an embedded memory solution that combines high density, low power consumption, high speed and low cost.

SOLUTION

We have developed an innovative memory architecture, 1T-SRAM memory, which provides major advantages over traditional SRAM in density, power consumption and cost, thus making it more economical for designers to incorporate large amounts of embedded memory in their designs. In addition, 1T-SRAM technology offers all of the benefits of traditional SRAM, such as high speed, simple interface and ease of manufacturability. Its core architecture is already production proven in millions of our stand-alone memory products and offers integrated circuit designers the following characteristics compared to traditional SRAM -

-----------------------------------------------------------------------------------------
PARAMETERS             TYPICAL CHARACTERISTICS OF 1T-SRAM TECHNOLOGY VS. TRADITIONAL SRAM
---------------------  ------------------------------------------------------------------
Density                Two to three times denser, using 50-70% less silicon for the same amount of memory

Power Consumption      Consumes less than one-quarter the power when operating at the same speed

Speed Provides speeds equal to or greater than those offered by traditional SRAM especially for larger memory sizes

Our 1T-SRAM technology can achieve these advantages while utilizing standard logic manufacturing processes and the simple, standard SRAM interface that designers are accustomed to today.

HIGH DENSITY

Embedded memory utilizing our 1T-SRAM technology is typically two to three times denser than traditional SRAM. Increased density enables manufacturers of electronic products, such as cellular phones and video game consoles, to incorporate additional functionality into a single integrated circuit, resulting in overall cost savings. Semiconductor designers can take advantage of the high density of 1T-SRAM technology and embed large quantities of high-performance memory and other components that in the past might not have been feasible.

LOW POWER CONSUMPTION

Embedded memory utilizing our 1T-SRAM technology typically consumes less than one-quarter the power and generates less heat than traditional SRAM when operating at the same speed. This feature facilitates longer battery life and reliable operation using lower-cost packaging.

HIGH SPEED

Embedded memory utilizing our 1T-SRAM technology typically provides speeds equal to or greater than the speeds of traditional SRAM, especially for larger memory sizes. Our 1T-SRAM memory can sustain random access cycle times of less than three nanoseconds. In today's 0.18-micron manufacturing process technology, our 1T-SRAM technology can operate with a random access frequency in excess of 300 megahertz for multi-megabit memory.

MANUFACTURING PROCESS INDEPENDENCE

We have been able to implement our technology without requiring the manufacturer to make any significant changes to either standard logic or alternative manufacturing processes. 1T-SRAM's portability or the ease with which it can be implemented in different semiconductor manufacturing facilities, has been silicon-proven at TSMC, UMC and Chartered, the world's three largest independent foundries. 1T-SRAM's scalability, or the ease with which it can be implemented in different generations of manufacturing processes, has already been silicon-proven in 0.25-micron, 0.18-micron and 0.15-micron process generations. We expect our technology to continue to scale readily to future process generations. This portability and scalability provides for wide availability, inexpensive implementation and quick product time to market for our licensees.

SIMPLICITY OF INTERFACE

Our 1T-SRAM technology utilizes the simple, standard SRAM interface that designers are accustomed to today. Our use of this standard high-performance interface minimizes design time, thus optimizing time to market for our licensees. This simple interface also helps minimize the risk that integrated circuit designs will not operate according to specifications.

STRATEGY AND BUSINESS MODEL

Our goal is to establish our 1T-SRAM technology as the standard for the embedded memory market. We intend to achieve this goal by licensing our technology on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers.

The following are integral aspects of our strategy and business model.

PROLIFERATE TECHNOLOGY THROUGH A DIVERSE DISTRIBUTION STRATEGY

Our solution offers performance features and cost benefits that existing embedded memory solutions do not provide. We have strategic relationships with many companies, including Allayer Communications, Analog Devices, Chartered, Galileo Technology, Lara Networks, Lexra, LSI Logic, Lucent, NEC, Nintendo, Pixelworks, PMC-Sierra, TSMC, UMC, Via Technologies and Virage Logic. We license our technology to semiconductor companies who incorporate our technology into integrated circuits that they then sell to customers. We also license our technology to electronic product manufacturers, who then require their suppliers to adopt our technology. In addition, we engage in co-marketing activities with foundries and design companies to promote our technology to a wide base of customers. We believe that these distribution channels will broaden the acceptance and availability of our technology in the industry. Because our technology is becoming available through an increasing number of channels, it is less likely that customers will be required to alter their procurement practices in order to acquire our technology. We intend to continue to expand significantly this base of strategic relationships to further proliferate our technology.

TARGET LARGE AND GROWING MARKETS

Although our 1T-SRAM technology is applicable to many markets, we presently focus on the rapidly growing communications and consumer electronics sectors. These sectors increasingly require embedded memory solutions with higher density, lower power consumption, higher speeds and lower cost. We will also focus over the longer term on other markets that are projected to achieve strong, long-term growth.

WORK CLOSELY WITH OUR LICENSEES AND CO-MARKETERS TO DELIVER OPTIMAL TECHNOLOGY
  SOLUTIONS

We intend to continue to work closely with our licensees and co-marketers to gain broad and detailed insight into their own and their customers' current and next-generation technology requirements. This insight helps us identify trends and focus our development efforts on optimizing our technology solution, resulting in shorter product time to market and lower costs.

EXTEND TECHNOLOGY LEADERSHIP

Our goal is to continue to enhance our 1T-SRAM architecture and increase our share of the embedded memory market. We will continue to develop our technology in order to offer even higher-density, lower-power-consumption, higher-speed and lower-cost designs for our licensees. We will continue to invest heavily in research and development to develop related embedded memory technologies.

LEVERAGE STAND-ALONE PRODUCT LINE TO DEMONSTRATE LEADING-EDGE TECHNOLOGY

Stand-alone product revenue has constituted a majority of our historical revenue. We expect to continue to generate stand-alone product revenue, as these products serve to demonstrate the manufacturability of our leading-edge technologies. Our direct involvement in these products also helps to keep our research and development efforts focused on delivering leading-edge technologies and meeting industry requirements.

FOCUS ON HIGHER-MARGIN LICENSING MODEL

Our intellectual property licensing revenue consists of contract revenue and royalties. This licensing revenue typically produces higher gross margins than can be achieved with our stand-alone memory products. We intend to focus on our intellectual property licenses as the major source of our future revenue.

STRATEGIC RELATIONSHIPS

We offer our technology on a non-exclusive and worldwide basis to semiconductor companies, electronic product manufacturers, foundries and design companies. An important element of our strategy is to offer our technology broadly in order to establish 1T-SRAM technology as the standard in the embedded memory market. Our licensees and co-marketers act as important indirect channels to promote our technology.

The following table lists our current 1T-SRAM technology relationships, in reverse chronological order.

-----------------------------------------------------------------------------------------------
COMPANY                         DATE      APPLICATION
------------------------------  -------   -----------------------------------------------------
Lucent........................  Q3 2000   Communications
Lara Networks.................  Q2 2000   Application specific memory
PMC-Sierra....................  Q2 2000   Communications
Via Technologies..............  Q2 2000   Application specific standard products (ASSPs)
LSI Logic.....................  Q1 2000   Communications, application specific integrated
                                          circuits (ASICs) and ASSPs
Allayer Communications........  Q4 1999   Communications
Galileo Technology............  Q4 1999   Communications
NEC...........................  Q4 1999   Custom application specific memory
Pixelworks....................  Q4 1999   Imaging
NEC...........................  Q3 1999   Custom application specific memory
Nintendo......................  Q3 1999   Video game consoles
NEC...........................  Q1 1999   ASICs
Analog Devices................  Q4 1998   Digital signal processors

The following table illustrates our current co-marketing relationships, in reverse chronological order.

-----------------------------------------------------------------------------------------------
COMPANY                         DATE      APPLICATION
------------------------------  -------   -----------------------------------------------------
Chartered.....................  Q2 2000   Prove technology on Chartered's logic processes
UMC...........................  Q2 2000   Port technology to UMC's standard logic processes
TSMC / Virage Logic...........  Q3 1999   MoSys and Virage Logic to co-develop compilers for
                                          TSMC's standard logic processes
Lexra.........................  Q2 1999   Joint marketing of processor cores with 1T-SRAM
TSMC..........................  Q1 1999   Port technology to TSMC's standard logic processes

RESEARCH AND DEVELOPMENT

Our ability to compete in the future will depend on improving our technology to meet the market's increasingly demanding performance and cost requirements. We have assembled a team of highly skilled engineers whose activities are focused on developing even higher-density, lower-power-consumption, higher-speed and lower-cost 1T-SRAM designs. We expect to continue to focus our research and development efforts on extending our 1T-SRAM technology and developing new memory technologies. We will also continue our focus on porting our technology to additional semiconductor manufacturing facilities and scaling our technology to new generations of manufacturing process technologies.

As of June 30, 2000, we employed 22 engineers, representing 59% of our employees, with specific expertise in circuit design and layout and in a variety of manufacturing processes. For the years ended 1997, 1998 and 1999, research and development expenditures totaled approximately $3.6 million, $4.2 million and $3.4 million, respectively. During the first six months of 2000, our research and development expenditures were approximately $1.6 million.

TECHNOLOGY

Our innovative 1T-SRAM technology includes many new and proprietary architectural features. Development of our stand-alone memory products during the early years of our existence was critical to validating elements of the 1T-SRAM technology we license today. This technology combines the high density advantages of DRAM with the high performance and utility of SRAM. Underlying this architecture are several distinct pieces of proprietary technology.

SINGLE-TRANSISTOR MEMORY CELL

The high density of 1T-SRAM stems from the use of a single-transistor, or 1T, storage cell for each bit of information, which is similar to DRAM. Our 1T storage cell using one transistor and one capacitor represents a very significant improvement in density over the six-transistor storage cells used by traditional SRAM.

The following diagrams illustrate the difference between the traditional SRAM storage cell and our 1T-SRAM storage cell. The diagrams are drawn to scale, but not to actual size.

[EDGAR REPRESENTATION OF PRINTED GRAPHIC]

[THE GRAPHIC ON THE LEFT, LABELED "SIX TRANSISTOR STORAGE CELL SCHEMATIC", ILLUSTRATES THE BASIC STRUCTURE OF A SIX TRANSISTOR SRAM MEMORY CELL. THE ILLUSTRATION SHOWS WORD LINES AND BIT LINES CONNECTED BY SIX TRANSISTORS, WHICH ARE REPRESENTED BY THEIR NORMAL ELECTRICAL SCHEMATIC SYMBOLS. THE GRAPHIC ON THE RIGHT, LABELED "1T-SRAM STORAGE CELL SCHEMATIC", ILLUSTRATES THE BASIC STRUCTURE FOR A 1T-SRAM MEMORY CELL. THIS ILLUSTRATION SHOWS A WORD LINE AND BIT LINE CONNECTED BY ONE TRANSISTOR, AGAIN REPRESENTED BY ITS NORMAL ELECTRICAL SCHEMATIC SYMBOL.]

[UNDERNEATH EACH OF THE SCHEMATICS, THERE IS A SQUARE THAT REPRESENTS THE AREA OF THE MEMORY CELL. THE SIX TRANSISTOR SRAM SQUARE IS SIGNIFICANTLY LARGER THAN THE 1T-SRAM SQUARE.]

MULTIBANK TECHNOLOGY

The high speed and low power consumption of 1T-SRAM are enabled by our MultiBank technology, as illustrated below. This technology efficiently partitions the memory into many, typically hundreds, of fast, small sub-blocks of memory, or banks, that can operate independently over high-speed data buses. Only one small bank containing the required memory data must be active for each access to the memory. Therefore, the remaining banks can stay in a low-power, standby mode, reducing the overall power consumption of the memory.

[EDGAR REPRESENTATION OF PRINTED GRAPHIC]

[GRAPHIC DEPICTS MOSYS' MULTIBANK PARTITIONING TECHNOLOGY USED IN 1T-SRAM. IT CONSISTS OF MANY ROWS AND COLUMNS REPRESENTING BANK CELLS, WITH TWO-WAY HORIZONTAL ARROWS REPRESENTING HIGH SPEED DATA BUSES CROSSING THROUGH THE BANKS AND TERMINATING AT A RECTANGULAR COLUMN ON THE RIGHT, LABELED "SRAM INTERFACE".]

STANDARD SRAM INTERFACE

Our architecture incorporates all of the circuitry required to present the simple high performance interface to which integrated circuit designers are accustomed. Our 1T-SRAM technology appears to the rest of the integrated circuit and the designer as if it were traditional SRAM.

ABILITY TO USE STANDARD LOGIC MANUFACTURING PROCESS

Another key area of innovation in our 1T-SRAM memory technology is the ability to use a standard logic manufacturing process. This is advantageous because standard logic is the most widely available process. As many of the other functions on an integrated circuit are implemented in a standard logic process, the ability to implement 1T-SRAM memories using the same process saves time and costs for the manufacturer. Other embedded memory technologies do not achieve the same density and performance using the standard logic process.

LICENSED TECHNOLOGY AND STAND-ALONE PRODUCTS

We license the 1T-SRAM technology in the form of customized memory designs and memory compilers. Compilers are software programs that translate required memory design parameters into actual physical circuit designs. We also make and sell stand-alone memory products based on our 1T-SRAM technology.

LICENSED MEMORY DESIGNS

We offer standard memory designs and generate customized memory designs to meet a specific customer's design parameters. We also offer a variety of options for interface and power management. Our licensed memory designs can be ported to the manufacturing processes of leading foundries and semiconductor manufacturers.

The table below details the variety of specifications of our customized memory designs.

-------------------------------------------------------------------------------------------------
PROCESS GENERATION                                    0.25-MICRON     0.18-MICRON     0.15-MICRON
-------------------------------------------------  --------------   -------------   -------------
Silicon Verification.............................  September 1999    January 2000        May 2000
Typical Macro Size...............................   1-16 megabits   1-32 megabits   1-48 megabits
Random Access Speed..............................     100-250 MHz     100-350 MHz     100-400 MHz

MEMORY COMPILERS AND COMPILED MEMORY SOLUTIONS

In January 2000, we announced 1T-SRAM compilers for TSMC's 0.18-micron and 0.15-micron standard logic processes as part of a joint development agreement with Virage Logic. Under this agreement, we will license these compilers to enable our licensees and their customers to automatically generate and configure 1T-SRAM designs. In addition to licensing the 1T-SRAM compilers, companies will be able to license standard 1T-SRAM pre-compiled memory designs from us. We expect to develop additional 1T-SRAM compilers for other processes at TSMC and other foundries.

STAND-ALONE MEMORY PRODUCTS

We offer a range of stand-alone memory products that utilize the 1T-SRAM technology and offer high performance and low power consumption but are cost competitive with other commercially available memory products. We have developed these 1T-SRAM products in a number of configurations, bit densities and clock speeds to support specific targeted products. We sell our products mostly to suppliers of communications equipment, such as Accton Technology Corporation, Cisco Systems, Inc., Cobalt Networks, Foundry Networks, Integral Technologies, International Business Machines Corporation, Lucent and Maxtek Technology Company, Ltd. In addition to these existing stand-alone memory products, we are currently developing new products based on the 1T-SRAM technology for our customers.

We also sell a limited number of stand-alone memory products based on some of our earlier technologies to customers who have incorporated these integrated circuits into their existing product lines.

INTELLECTUAL PROPERTY

We regard our patents, copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on a combination of patent, trademark, copyright, and trade secret laws to protect our proprietary rights. As of June 30, 2000, we held 30 U.S. patents on various aspects of our technology, with expiration dates ranging from 2013 to 2018. Our 1T-SRAM technology incorporates technology covered by seven patents. We currently have 20 pending U.S. patent applications, and have received notices of allowance with respect to two of these applications. We also hold eight foreign patents with expiration dates ranging from 2009 to 2019, and 21 pending foreign patent applications. There can be no assurance that others will not independently develop similar or competing technology or design around any patents that may be issued to us, or that we will be able to be able to enforce our patents against infringement.

The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While we have not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce our patents and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and there can be no assurance that we would prevail in any future litigation. Any such litigation, whether or not determined in our favor or settled by us, would be costly and would divert the efforts and attention to our management and technical personnel from normal business operations, which would have a material adverse effect on our business, financial condition and results of operations. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology, any of which could have a material adverse effect on our business, financial condition and results of operations. Moreover, the laws of certain foreign countries in which our technology is or may in the future be licensed may not protect our intellectual property rights to the same extent as the laws of the United States, thus increasing the possibility of infringement of our intellectual property.

SALES AND MARKETING

We market our technology to semiconductor companies, electronic product manufacturers, foundries and design companies. An important element of our strategy is to offer our 1T-SRAM technology broadly in order to establish it as the standard in the embedded memory market. In order to focus our sales and marketing resources, we generally enter into a license when the licensee has identified an initial product that will utilize our technology. The licensee can then incorporate the technology into additional products under the terms of the original license.

Our licensees and co-marketers act as distribution channels by incorporating our technology into their integrated circuits or manufacturing processes. Our licensees include semiconductor manufacturers, fabless semiconductor companies and electronic product manufacturers. Our co-marketers include foundries, intellectual property companies and design service companies, as they all can help proliferate our technology to semiconductor manufacturers and fabless semiconductor companies. Semiconductor manufacturers and fabless semiconductor companies can also use our technology for their customers, electronic product manufacturers. They introduce our technology to their customers, who in turn could incorporate our technology into their future product specifications. These distribution channels reduce our need to build a large, internal sales force.

Below is an illustration of our sales and marketing channels:

[EDGAR REPRESENTATION OF PRINTED GRAPHIC]

[SALES CHANNEL STRUCTURE DIAGRAM]
[GRAPHIC DEPICTS OUR SALES CHANNEL STRUCTURE. THE MOSYS LOGO, LOCATED AT THE TOP OF THE DIAGRAM, HAS ARROWS POINTING TO THREE SALES CHANNELS, REPRESENTED BY THREE BOXES LABELED "FOUNDRIES AND IP/DESIGN SERVICE COMPANIES", "SEMICONDUCTOR MANUFACTURERS" AND "FABLESS SEMICONDUCTOR COMPANIES". THESE THREE BOXES HEAD VERTICAL COLUMNS ACROSS THE PAGE, FROM LEFT TO THE RIGHT. THE LEFT BOX LABELED "FOUNDRIES AND IP/DESIGN SERVICE COMPANIES" HAS LOGOS FOR TSMC, UMC AND VIRAGE LOGIC UNDER IT, AND ARROWS POINTING TOWARD THE OTHER TWO COLUMNS. THE MIDDLE BOX LABELED "SEMICONDUCTOR MANUFACTURERS" HAS LOGOS FOR LSI LOGIC AND NEC UNDER IT, AND ARROWS POINTED TOWARD THE COLUMN LABELED "FABLESS SEMICONDUCTOR COMPANIES". THE RIGHT BOX LABELED "FABLESS SEMICONDUCTOR COMPANIES" HAS LOGOS FOR ALLAYER COMMUNICATIONS, GALILEO AND PIXELWORKS BELOW IT. THE MOSYS LOGO AND THE THREE SALES CHANNEL COLUMNS ALSO POINT TO A BOX AT THE BOTTOM OF THE PAGE, TITLED "ELECTRONIC PRODUCT MANUFACTURERS".]

Our sales and marketing efforts also include technical support for our licensees and customers, publishing articles in trade and research journals and participation in trade shows and other traditional marketing activities. As of June 30, 2000, our sales and marketing staff included eight people, with six based in our corporate headquarters in Sunnyvale, California, one based in our sales office in Melrose, Massachusetts and one based in Helsinki, Finland. We also have 17 stand-alone product representatives in North America and Asia.

COMPETITION

In order to remain competitive, we believe we must continue to provide higher-density, lower-power-consumption, higher-speed and lower-cost technology solutions to the semiconductor industry and electronic product manufacturers. We believe that the principal competitive factors in our industry are -

    - density and cost;

    - power consumption;

    - speed;

    - portability to different manufacturing processes;

    - scalability to different manufacturing process generations;

    - interface requirements; and

    - the ease with which technology can be customized for and incorporated into customers' products.

Our customers and prospective customers can meet their current needs for embedded memory using other memory solutions with different cost and performance parameters. Many companies provide these solutions, including several which are much larger and have greater access to financial, technical and other resources.

We believe that our 1T-SRAM technology offers a high degree of overall performance improvement over traditional SRAM. We have spent significant time and resources in developing our 1T-SRAM memory architecture. We believe that many of the companies offering other solutions could seek to license our technology because the cost of a license from us would be lower than the cost and time required to independently develop a directly competing technology.

MANUFACTURING

We have designed the architecture of our 1T-SRAM technology so that our licensees can manufacture it in standard logic process as well as other widely used embedded memory processes.

For our stand-alone memory products, we implement a fabless manufacturing strategy by using relationships with independent foundries. Today, we rely predominantly upon TSMC for our stand-alone product manufacturing. We also use domestic and offshore subcontractors for assembly, testing and packaging. Assembly and test services provided by these subcontractors comply with the requirements of ISO-9000.

EMPLOYEES

As of June 30, 2000, we had 37 full time employees, consisting of 22 in research and development, eight in sales and marketing, four in finance and administration and three in operations management. We believe our future success will depend, in part, on our ability to continue to attract and retain qualified technical and management personnel, particularly highly skilled design engineers involved in new product development, for whom competition is intense. Our employees are not represented by any collective bargaining unit and we have not experienced any work stoppage. We believe that our employee relations are good.

FACILITIES

Our principal administrative, sales, marketing, support and research and development functions are located in a leased facility in Sunnyvale, California. We currently occupy approximately 19,500 square feet of space in the Sunnyvale facility, the lease for which extends through June 2005. We hold an option to extend our lease for three additional years. We believe that our existing facility is adequate to meet our current needs.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information concerning the directors and executive officers of our company as of July 31, 2000.

--------------------------------------------------------------------------------------------------------------
NAME                                        AGE   POSITION
-------------------------------------  --------   ------------------------------------------------------------
Fu-Chieh Hsu.........................        44   Chairman of the Board, President and Chief Executive Officer
Wing-Yu Leung........................        45   Executive Vice President and Chief Technical Officer,
                                                  Director and Secretary
Mark-Eric Jones......................        45   Vice President and General Manager - Intellectual Property
F. Judson Mitchell...................        64   Vice President, Finance & Administration, Chief Financial
                                                  Officer
Andre Hassan.........................        40   General Manager - Discrete Products
Carl E. Berg(1)(2)...................        61   Director
Denny R. S. Ko(1)(2).................        60   Director

(1) Member of Audit Committee

(2) Member of Compensation Committee.

FU-CHIEH HSU has served as our Chairman of the Board since September 1991 and as our President and Chief Executive Officer since April 1992. Dr. Hsu also served as our Chief Financial Officer from April 1992 until May 1996. Prior to joining our company, Dr. Hsu was the President and Chairman of the Board of Myson Technology, Inc., a developer of high performance semiconductor products from August 1990 to August 1991. From May 1985 to August 1990, Dr. Hsu served as Vice President and Chief Technology Officer of Integrated Device Technology, Inc., or IDT, a developer of high performance semiconductor products and modules.
Dr. Hsu holds a B.S. in electrical engineering from National Taiwan University and an M.S. and Ph.D. in electrical engineering from the University of California at Berkeley.

WING-YU LEUNG has served as our Vice President, Engineering and Chief Technical Officer and as a member of our board of directors since April 1992. Dr. Leung also served as our Secretary from April 1992 until May 1996 and again since
May 1997. Prior to joining our company, Dr. Leung served as a technology consultant to several high technology companies, including Rambus, Inc., or Rambus, a developer of a high-speed chip-to-chip interface technology. Prior to that time, Dr. Leung served as a member of the technical staff of Rambus, and as a senior engineering manager at IDT, where he managed and participated in circuit design activities. Dr. Leung holds a B.S. in electrical engineering from the University of Maryland, an M.S. in electrical engineering from the University of Illinois and a Ph.D. in electrical engineering and computer science from the University of California at Berkeley.

MARK-ERIC JONES has served as our Vice President and General Manager - Intellectual Property since October 1998. Prior to joining our company, Mr. Jones served as Director, Intellectual Property Division of Mentor Graphics Corporation., a developer of EDA tools and provider of intellectual property from January 1996 to September 1998. Mr. Jones founded 3SOFT, Inc., a developer of intellectual property and served as its President and Chief Executive Officer from May 1976 to January 1996. Mr. Jones holds a M.A. from Trinity College, University of Cambridge, United Kingdom.

F. JUDSON MITCHELL has served as our Vice President of Finance and Administration and Chief Financial Officer since July 2000. Prior to joining our company, Mr. Mitchell served as Vice President and Chief Financial Officer of Wavespan, Inc., a manufacturer of microwave radio links from November 1997 until December 1999. Prior to that time, Mr. Mitchell served as a financial consultant to high technology companies. Mr. Mitchell also served as Vice President and Chief Financial Officer of the DSP Group from August 1993 until September 1995. Mr. Mitchell has also served as Chief Financial Officer of Adaptec, Inc., IXYS Corporation and Finnigan

Corporation. Mr. Mitchell holds a B.S. in Mechanical Engineering and an A.B. in Liberal Arts from Columbia College in New York and an M.B.A. from the Stanford Graduate School of Business.

ANDRE HASSAN has served as our General Manager - Discrete Products since January 1999. Prior to this, Mr. Hassan was Director of Marketing from
February 1996 to December 1998. Prior to joining our company, Mr. Hassan served as Strategic Marketing Manager for S3, Inc., a developer of semiconductor multimedia products from June 1994 to January 1996. Mr. Hassan holds a B.S. in electrical engineering from Worcester Polytechnic Institute.

CARL E. BERG has served as a member of our Board of Directors since
September 1992. Since 1997, Mr. Berg has served as the Chairman of the Board and Chief Executive Officer of Mission West Properties, Inc., a real estate investment trust. Mr. Berg is also the President of the sole General Partner of West Coast Venture Capital Ltd. Mr. Berg has been actively engaged in the ownership, development and management of industrial real estate and in venture capital investment for over 30 years. He currently serves as a member of the board of directors for IDT, Valence Technology, Inc., a developer of advanced rechargeable battery technology, and Videonics, Inc., a developer of post-production video equipment. Mr. Berg holds a B.A. in business from the University of New Mexico.

DENNY R. S. KO has served as a Member of our Board of Directors since May 1994. Dr. Ko has been managing general partner of DynaFund Ventures, a venture capital firm, since August 1997. Dr. Ko also serves as Chairman of the Board of Dynamic Technologies, Inc., a technical research, engineering and consulting company, which he founded in 1976. Dr. Ko holds a B.S. in mechanical engineering from National Taiwan University, an M.S. in aeronautical sciences from the University of California at Berkeley and a Ph.D. in aeronautics and applied mathematics from the California Institute of Technology.

DIRECTOR COMPENSATION

Members of our board of directors do not receive compensation for their services as directors. Under our 1996 stock plan we have authorized the grant of options to purchase 10,000 shares of our common stock in each of the fiscal years 1997 through 2000 to our two non-employee directors. Each of these grants vests at a rate of 1/12th of the shares each month in the fiscal year.

Our 2000 employee stock option plan provides that options will be granted to our non-employee directors pursuant to an automatic, nondiscretionary grant mechanism. Beginning with the 2001 annual meeting, each non-employee director will receive automatically a grant of an option to purchase 10,000 shares of our common stock at the first meeting of our board of directors after each annual meeting of stockholders. Each option will be granted at the fair market value of the common stock on the date of grant. The options granted to non-employee directors will vest at a rate of 1/12th of the shares each month following the date of grant. No additional options will be granted to our non-employee directors in any year for which the director has already been granted options in a like or greater number.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees, and administers our incentive compensation and benefit plans. The compensation committee consists of Carl Berg and Denny Ko. Dr. Hsu participates in all discussions and decisions regarding salaries and incentive compensation for all of our employees and consultants, except that he is excluded from discussions regarding his own salary and incentive compensation. During 1999, none of our executive officers served as a member of the board of directors or compensation committee of any entity that had one or more of its executive officers serving as a member of our board of directors or compensation committee.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth in summary form information concerning the compensation of our Chief Executive Officer and our other executive officers, referred to in this prospectus as the named executive officers, whose salary and bonus for 1999 exceeded $100,000 and who were serving as officers as of the end of 1999. Mr. Voll resigned in July 2000.

------------------------------------------------------------------------------------------------------------------
                                                               ANNUAL COMPENSATION          LONG-TERM COMPENSATION
                                                              --------------------   -----------------------------
NAME                                                                        SALARY   SECURITIES UNDERLYING OPTIONS
------------------------------------------------------------  --------------------   -----------------------------
Fu-Chieh Hsu................................................  $            210,000                         35,000
Wing-Yu Leung...............................................               175,002                         30,000
Mark-Eric Jones.............................................               170,000                              -
Mark Voll...................................................               130,000                         15,000
Andre Hassan................................................               110,539                         60,000

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the stock option grants made to each of the named executive officers in 1999. Each stock option was awarded under our 1996 stock plan and vests in 12 equal installments from the executive's respective vesting commencement date or dates. The per share purchase price of all of these options represents our board of directors' determination of the fair market value of our common stock on the grant date.

--------------------------------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                  ----------------------------------------------------      ANNUAL RATES OF
                                   NUMBER OF   % OF TOTAL                                     STOCK PRICE
                                  SECURITIES      OPTIONS                                  APPRECIATION FOR
                                  UNDERLYING   GRANTED TO                                     OPTION TERM
                                     OPTIONS    EMPLOYEES   EXERCISE                     ---------------------
NAME                                 GRANTED      IN 1999      PRICE   EXPIRATION DATE          5%         10%
--------------------------------  ----------   ----------   --------   ---------------   ---------   ---------
Fu-Chieh Hsu....................     35,000          6.3%   $   1.00    May 17, 2009      $22,011     $55,781
Wing-Yu Leung...................     30,000          5.4        1.00    May 17, 2009       18,867      47,812
Mark-Eric Jones.................          -            -           -               -            -           -
Mark Voll.......................     15,000          2.7        1.00    May 17, 2009        9,433      23,906
Andre Hassan....................     60,000         10.8        1.00    May 17, 2009       37,734      95,625

The percentage of total options granted is based upon options to purchase an aggregate of 554,000 shares of common stock granted during the fiscal year ended December 31, 1999 to our employees, including the named executive officers and outside directors.

Amounts described under the heading "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" were calculated by assuming that the market price of our common stock appreciates 5% and 10% each year from the date of grant of the options until the expiration of the options. These assumed annual rates of appreciation were used in compliance with the rules of the Securities and Exchange Commission and are not intended to forecast future price appreciation of our common stock. The actual value realized from the options could be substantially higher or lower than the values reported above, depending upon the future appreciation or depreciation of the common stock during the option period and the timing of the exercise of the options. Unless the executive officer remains employed until he vests in the option shares and the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

The grants to Drs. Hsu and Leung have a vesting commencement date of July 1, 2002. We made four grants to Mr. Hassan in 1999, in the amounts of 6,000 shares, 19,000 shares, 25,000 shares and 10,000 shares. The vesting commencement dates for these grants are February 12, 1999, 2000, 2001 and 2002, respectively. The grant of an option to purchase 15,000 shares to Mr. Voll had a vesting commencement date of April 6, 2002. Due to Mr. Voll's resignation in July 2000, this option has lapsed without exercise.

FISCAL YEAR END OPTION AND VALUES

None of our named executive officers exercised stock options in the fiscal year ended December 31, 1999. The following table sets forth information concerning the number and value of unexercised options held by each of our named executive officers on December 31, 1999. The value of "in-the-money" options represents the positive spread between the exercise price of the options and the fair market value of our common stock. There was no public market for our common stock as of December 31, 1999. Accordingly, for the purpose of this table only, the fair market value on December 31, 1999 is deemed to be the initial public
offering price of $      per share.

Pursuant to the option agreements regarding these grants, option holders may elect to exercise all or any part of their vested and unvested options at any time. Any shares of common stock received by the optionee on exercise of unvested options become subject to our right of repurchase pursuant to a restricted stock purchase agreement. The number of shares so obtained that are subject to our right of repurchase decreases over time in accordance with the vesting schedule applicable to the unvested options exercised. Accordingly, all options granted to the named executive officers under the 1996 plan are deemed to be exercisable for the purpose of the following table.

                                                    ----------------------------------------------------------------
                                                      NUMBER OF SHARES OF COMMON
                                                    STOCK UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-MONEY
                                                             OPTIONS AT YEAR END                 OPTIONS AT YEAR END
                                                    ----------------------------   ---------------------------------
Fu-Chieh Hsu......................................                       140,500   $
Wing-Yu Leung.....................................                       100,000
Mark-Eric Jones...................................                       350,000
Mark Voll.........................................                       165,000
Andre Hassan......................................                       201,000

Of the options to purchase 165,000 shares granted to Mr. Voll, options to
purchase          shares remained exercisable at July 31, 2000.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. Our bylaws allow us to enter into indemnification agreements with our directors and officers and to purchase insurance for any person whom we are required or permitted to indemnify. We are presently in the process of obtaining a policy of directors' and officers' liability insurance that insures these people against the cost of defense, settlement or payment of a judgment under certain circumstances.

We intend to enter into agreements with our directors and executive officers regarding indemnification. Under these agreements, we will indemnify them against amounts actually and reasonably incurred in connection with an actual or threatened proceeding if they are made a party because of their role as a director or officer. We will be obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interest. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his conduct was unlawful.

In addition, our certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. This provision does not eliminate a director's duty of care. Each director will continue to be subject to liability for -

    - breaches of the director's duty of loyalty to us;

    - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

    - acts or omissions that the director believes to be contrary to the best interests of our company or our stockholders;

    - any transaction from which the director derived an improper personal benefit;

    - improper transactions between the director and our company;

    - improper distributions to stockholders; and

    - improper loans to directors and officers.

There is no pending litigation or proceeding involving any of our directors or officers for which indemnification is being sought, nor are we aware of any threatened claim that could result in indemnification of any director or officer.

BENEFIT PLANS

2000 EMPLOYEE STOCK OPTION PLAN

Our 2000 employee stock option plan, or our 2000 plan, has been adopted by our board of directors and will be approved by our stockholders in connection with our reincorporation in the state of Delaware.

A total of 5,000,000 shares of common stock have been reserved for issuance under the 2000 plan. In addition, the 2000 plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 500,000 shares, two percent of our outstanding shares of common stock on such date or a lesser amount determined by the board of directors. The 2000 plan provides for grants to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the code, and for grants of nonstatutory stock options to employees, including officers and employee directors, and to consultants. The purpose of the 2000 plan is to attract and retain the best available personnel and to encourage stock ownership by employees, officers, and consultants in order to give them a greater personal stake in our success. The 2000 plan is administered by the board of directors or by a committee appointed by the board, which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the timing and terms of exercise.

The term of options granted under the 2000 plan may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of our stock may not exceed five years. Generally, 25% of the options granted under the 2000 plan will vest and become exercisable on the first anniversary of the date of grant, and 1/48th of the options will vest and become exercisable each month thereafter.

The exercise price of incentive stock options granted under the 2000 plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 plan will be determined by the board of directors, but in no event will be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option or nonstatutory stock option granted to a ten-percent stockholder must equal at least 110% of the fair market value of the common stock on the date of grant.

1996 STOCK PLAN

Our 1996 stock plan, or the 1996 plan, was adopted by the board of directors of our California predecessor and approved by its shareholders in May 1996. The 1996 plan will be assumed in connection with our Delaware reincorporation prior to the effectiveness of this offering. As of June 30, 2000, options to purchase 1,967,813 shares of common stock were outstanding under the 1996 plan. After this offering, we do not intend to make additional option grants under the 1996 plan.

The terms of the 1996 plan are generally consistent with the terms of the 2000 plan described above. In making grants under the 1996 plan, the board of directors gave all optionees the right to exercise their options, including unvested options, immediately, subject to the optionee's execution and delivery of a restricted stock purchase agreement. This agreement gives us the right to repurchase all shares obtained by an optionee from the early exercise of unvested options upon the termination of the optionee's employment or consulting relationship with our company. The repurchase price of these shares in that event is equal to the exercise price of the underlying option. Our repurchase right lapses as to these shares according to the vesting schedule applicable to the underlying option. As of June 30, 2000, no shares obtained by exercise of unvested options under the 1996 plan were outstanding and subject to our right of repurchase.

1992 STOCK OPTION PLAN

Our 1992 stock option plan, or the 1992 plan, was adopted by the board of directors of our California predecessor and approved by its shareholders in August 1992. No options have been granted under the 1992 plan since 1996. The 1992 plan will be assumed in connection with our Delaware reincorporation prior to the effectiveness of this offering. As of June 30, 2000, options to purchase 348,300 shares of our common stock were outstanding under the 1992 plan. As was done under the 1996 plan, the board of directors gave all optionees under the 1992 plan the right to exercise all options immediately, including unvested options, subject to the optionee's execution and delivery of a restricted stock purchase agreement. As of June 30, 2000, no shares obtained by exercise of unvested options under the 1992 plan were outstanding and subject to our right of repurchase.

The terms of the 1992 plan are generally consistent with the terms of the 2000 plan. The 1992 plan gave the board full discretion in establishing the vesting schedule of options granted under it. All outstanding options granted under the 1992 plan have fully vested as of June 30, 2000.

2000 EMPLOYEE STOCK PURCHASE PLAN

Our 2000 employee stock purchase plan, or the purchase plan, has been adopted by the board of directors and will be approved by our stockholders in connection with our Delaware reincorporation. A total of 200,000 shares of common stock will be reserved for issuance under the purchase plan. In addition, the purchase plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 100,000 shares, one percent of our outstanding shares of common stock on such date or a lesser amount determined by the board of directors. The purchase plan, which is intended to qualify under Section 423 of the code, will be administered by the board of directors or a committee appointed by the board of directors.

Employees, including officers and employee directors but excluding 5% stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. Employees will be permitted to invest a maximum of $25,000 in any offering period.

The purchase plan will be implemented in a series of overlapping offering periods, each to be approximately 12 months in duration. The initial offering period under the purchase plan will begin on the pricing date of this offering and expires on the third enrollment date, which is the first day of the third offering period. Offering periods begin on the first trading day on or after January 1 and July 1 of each year and end on the last trading day in the period ending twelve months later. Each participant will be granted an option on the first day of the offering period, and such option will be automatically exercised on the last day of each offering period. The purchase price of the common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the date on which the option is exercised. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with us. The purchase plan will terminate in June 2010, unless sooner terminated by the board of directors.

As of the date of this prospectus, no shares have been issued under the purchase plan.

401(k) PLAN

We have adopted a tax-qualified employee savings and retirement plan, referred to in this prospectus as the 401(k) plan. All full-time employees who are at least 21 years old are eligible to participate as of their date of hire. Eligible employees may elect to defer between one percent and fifteen percent of their compensation in the 401(k) plan, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants in the 401(k) plan in an amount determined by our board of directors. We also may make discretionary profit-sharing contributions in amounts determined by the board of directors, subject to statutory limitations on contributions made by employees and employers under such plans. Employees must complete a minimum of 500 hours of service during a year to be eligible for profit-sharing contributions.

Matching contributions and all earnings on these contributions are subject to a vesting schedule, providing for ratable vesting in equal annual installments over five years. All other contributions and earnings are fully vested at all times. Employees may borrow from the 401(k) plan, and may request withdrawal from their account in the case of hardship or on attainment of age 59 1/2.

The 401(k) plan is intended to qualify under Sections 401 and 501 of the Internal Revenue Code of 1986, as amended, so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by us, if any, will be deductible by us when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of a number of investment options.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

We currently have confidentiality and invention assignment agreement in place with the named executive officers. We do not, however, have any compensatory plan or arrangement with the named executive officers that is activated upon the resignation, termination or retirement of any of these executive officer or upon a change in control of our company.

The employment offer letter between us and our Chief Financial Officer, F. Judson Mitchell, provides for the immediate vesting of all stock options granted to Mr. Mitchell, which are exercisable for an aggregate of 250,000 shares of common stock, upon the termination of Mr. Mitchell's employment without cause in connection with or within 12 months following a change of control of our company. In addition, the letter provides that Mr. Mitchell will receive a severance payment of one fourth of his annual salary if he is terminated at any time without cause. The letter defines cause to mean an intentional, material act of fraud or dishonesty in connection with his employment, his conviction of a felony, his willful act injurious to us or his willful failure to perform substantially his duties.

                           RELATED PARTY TRANSACTIONS

FINANCING TRANSACTIONS

In 1996, we entered into note and warrant purchase agreements with two of our directors, Denny Ko and Carl Berg, certain preferred stockholders and other unrelated parties, pursuant to which we borrowed an aggregate of $13.1 million. The notes had an interest rate of 8.25% per annum and a maturity date of May 31, 1998. Each noteholder received a warrant to purchase a number of shares of our common stock determined by dividing half the principal amount of the note by the exercise price of the warrant at the time of subscription. The exercise price ranged from $6.50 to $8.50. These warrants had an expiration date of May 31, 1998.

In June 1997, upon cancellation of the note and warrant purchase agreements, $6,703,200 of the principal was converted into Series F preferred stock at a conversion price of $5.50 per share. In connection with this conversion, all of the outstanding warrants held by the noteholders were exchanged for new warrants. We issued 196,037 shares of Series F preferred stock and a warrant to purchase 196,037 shares of common stock to West Coast; 588,848 shares of Series F preferred stock and a warrant to purchase 588,848 shares of common stock to DynaTech Capital; and 51,012 shares of Series F preferred stock and a warrant to purchase 51,012 shares of common stock to Denny Ko. Carl Berg is the President and sole general partner of West Coast. Denny Ko is the managing general partner of DynaFund Ventures and the Chairman of the Board of DynaTech Capital.

In May 1998, we repaid the remaining principal balance of $6,418,000 and the accrued interest owed under the notes.

TRANSACTIONS WITH M-ONE

In 1993, we formed M-One Technology Corporation, or M-One, as a wholly-owned subsidiary incorporated under the laws of the Republic of China. The intended business activities of M-One were to manufacture and sell our products under two licenses from us. We contributed $1.5 million in cash to M-One in connection with its formation. Subsequently, M-One paid us $700,000 in cash for the license of some of our technology.

In 1994, we spun off M-One to our stockholders. As a result, our principal stockholders, including Drs. Hsu and Leung, became the principal stockholders of M-One. We assumed responsibility for the intended business activities, including the production and sale of its products, and liabilities of M-One in 1995. Due to continued operating losses, significant accumulated deficits and difficult market conditions, M-One ceased its operations in 1997 and terminated all of its employees.

In October 1995 and April 1996, Tseng Labs, Inc. loaned M-One $1.5 million and $5.0 million, respectively, in order to secure M-One's obligation to make available to it certain of our products that M-One was manufacturing. We guaranteed M-One's obligations under these loans, and in connection with the $5.0 million April 1996 loan, we granted Tseng Labs a conversion right that would permit it to purchase up to $2.5 million of our common stock at a per share price of $6.50 prior to April 22, 1997, and $8.50 thereafter. In
March 1997, we repaid in full the loans owed to Tseng Labs and the corresponding conversion right held by Tseng Labs was terminated.

LOANS TO EXECUTIVE OFFICERS

On January 13, 1995 and June 13, 1995, in connection with the formation of M-One, we made loans in the form of secured, full-recourse promissory notes, each with an annual interest rate of 7% per year compounded annually, for the principal amounts of $125,375 and $130,000, respectively, to Fu-Chieh Hsu and Wing-Yu Leung. These loans each had a maturity date of the fifth anniversary of the date of issuance. In December 1997, Drs. Hsu and Leung repaid in full their respective notes.

TRANSACTIONS WITH TSMC

We and M-One entered into an option agreement with TSMC in November 1995 to secure manufacturing capacity of TSMC. Pursuant to the option agreement, we issued two promissory notes to TSMC, one in the amount of

$29.4 million with a maturity date of November 1996 and one in the amount of $5.9 million with a maturity date of June 1997.

On September 23, 1996, we amended the agreement. Under the terms of this amendment, the promissory notes referenced above were canceled and we issued to TSMC six new promissory notes totaling $23.4 million with varying due dates ranging from 1997 through 2000. These notes did not bear interest until they became due, at which date a rate of 10% per annum was to be applied on any unpaid amounts. We paid $840,000 to TSMC in 1997 in accordance with the amended agreement. In connection with this amendment, we issued TSMC a warrant to purchase 3,392,310 shares of our common stock at $6.50 per share.

On January 1, 1998, we again amended the option agreement to cancel the promissory notes signed under the 1996 amendment. We issued to TSMC five new promissory notes totaling $22.5 million with due dates ranging from November 1998 through June 2001. The other terms of the original agreement remained substantially the same.

On August 6, 1998, we and TSMC terminated the option agreement, as amended, including all obligations and rights of the parties under the agreement and all warrants to purchase our common stock held by TSMC. In connection with this termination, we issued to TSMC a warrant to purchase 1,200,000 shares of our common stock at an exercise price of $6.50. TSMC may exercise this warrant any time prior to August 6, 2002.

In March 1999, we entered in a development and promotion agreement with TSMC. This agreement required us to develop a demonstration macro for TSMC's 0.25-micron standard logic process. We completed our obligations under this agreement in the first quarter of 2000, for which TSMC paid us $60,000.

In October 1999, we signed a memorandum of understanding, or MOU, with TSMC and Virage Logic. The MOU sets the parameters for a future agreement requiring us to develop a compiler for TSMC's 0.18-micron and 0.15-micron standard logic manufacturing processes in conjunction with Virage Logic. In connection with the development of the compiler, TSMC has agreed to pay $250,000 to us.

In addition to the above agreements, we have paid TSMC $13.4 million, $24.1 million, $7.8 million and $1.5 million in fiscal 1997, 1998, 1999 and the first six months of 2000, respectively, for the purchase of wafers.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of common stock as of July 31, 2000 for -

    - each person known to our management to beneficially own more than 5% of our outstanding common stock,

    - each of our directors,

    - each of the named executive officers, and

    - all executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and includes all shares over which the beneficial owner exercises voting or investment power. Options and warrants to purchase common stock that are presently exercisable or exercisable within 60 days of July 31, 2000 and are included in the total number of shares beneficially owned for the person holding those options or warrants are considered outstanding for the purpose of calculating percentage ownership of the particular holder. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

-------------------------------------------------------------------------------------------------------------------
                                                                                          PERCENT OWNERSHIP
                                                                NUMBER OF SHARES   --------------------------------
NAME AND ADDRESS OF PRINCIPAL STOCKHOLDERS                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
------------------------------------------------------------  ------------------   ---------------   --------------
FIVE-PERCENT STOCKHOLDERS
West Coast Venture Capital Limited, L.P.(1).................           3,068,839              13.4%               %
  c/o Carl E. Berg
  10050 Bandley Drive
  Cupertino, CA 95014
Integrated Device Technology................................           2,602,500              11.5
  c/o Alan F. Krock
  2975 Stender Way
  Santa Clara, CA 95054
DynaTech Capital, LLC(2)....................................           2,647,696              11.4
  c/o Denny Ko
  21311 Hawthorne Blvd.
  Suite 300
  Torrance, CA 90503
Taiwan Semiconductor Manufacturing Co. Ltd.(3)..............           1,200,000               5.0
  c/o Julian Kuo
  No. 121, Park Ave. 3
  Science-Based Industrial Park
  Hsincho, Taiwan

OFFICERS AND DIRECTORS
Fu-Chieh Hsu(4).............................................           4,105,000              18.0
Wing-Yu Leung(5)............................................           3,955,000              17.4
F. Judson Mitchell(6).......................................             250,000               1.1
Mark-Eric Jones(7)..........................................             350,000               1.5
Andre Hassan(8).............................................             201,000               0.9
Carl E. Berg(9).............................................           3,128,839              13.8
Denny Ko(10)................................................           2,758,708              11.8
All directors and executive officers as a group
  (7 persons)(11)...........................................          14,748,547              59.8%               %

 (1) Includes a warrant to purchase 196,037 shares of our common stock issued in connection with our issuance of Series F preferred stock in November 1997.

 (2) Includes a warrant to purchase 588,848 shares of our common stock granted in connection with our issuance of Series F Preferred Stock in November 1997.

 (3) Represents a currently exercisable warrant to purchase 1,200,000 shares of our common stock, granted in connection with the termination of an option agreement and the surrender of other outstanding warrants.

 (4) Includes options to purchase 140,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000. Also includes 480,000 shares of common stock held by Dr. Hsu as trustee for trusts established for the benefit of Dr. Hsu's children and 40,000 shares of common stock held directly by such children.

 (5) Includes options to purchase 100,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000. Also includes 600,000 shares of common stock held by Dr. Leung as trustee of trusts established for the benefit of Dr. Leung's children.

 (6) Represents options to purchase 250,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000.

 (7) Represents options to purchase 350,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000.

 (8) Represents options to purchase 201,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000.

 (9) Includes options to purchase 60,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000. Also includes 2,872,802 shares issued to West Coast and warrants to purchase 196,037 shares of common stock. Mr. Berg is a director and the President of West Coast Venture Capital, Inc., the sole general partner of West Coast. As such, he may be deemed to own beneficially all shares owned by West Coast. Mr. Berg also is a limited partner of West Coast. Mr. Berg disclaims beneficial ownership of all shares held by West Coast except to the extent of his pecuniary interest therein. Mr. Berg is a director of IDT, and disclaims beneficial ownership of all shares held by IDT. Excludes 5,000 shares owned by Mr. Berg's wife and 5,000 shares owned by Mr. Berg's daughter, as to which he disclaims beneficial ownership.

 (10) Includes options to purchase 60,000 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000. Includes 51,012 shares issuable to Mr. Ko upon exercise of outstanding warrants to purchase common stock. Also includes 2,058,848 shares held by DynaTech Capital and an additional 588,848 shares issuable to DynaTech Capital upon exercise of outstanding warrants to purchase common stock.

 (11) Includes options to purchase 1,161,500 shares of common stock which are presently exercisable or will become exercisable within 60 days after July 31, 2000 and warrants to purchase 835,897 shares of ccommon stock which are presently exercisable.

Unless indicated otherwise, the address of each person listed in the table is c/o Monolithic System Technology, Inc., 1020 Stewart Drive, Sunnyvale, California 94086.

Under the terms of their respective stock option agreements, all vested and unvested options held by our officers and directors can be exercised immediately. Shares obtained on exercise of unvested options are subject to our right of repurchase at cost. Shares are released from this right of repurchase according to the corresponding option vesting schedule.

The percentage of beneficial ownership before the offering is based on 22,676,161 shares, consisting of 9,944,715 shares of common stock outstanding as of July 31, 2000 and 12,731,446 shares issuable upon conversion of all shares of preferred stock outstanding as of July 31, 2000. The percentage of beneficial
ownership after the offering is based on       shares, including       shares
sold by us in this offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is a summary only and not a complete description. The descriptions of the common stock and preferred stock reflect changes to our capital structure that will occur on the effectiveness of our reincorporation in Delaware, which occur prior to this offering, including the automatic conversion of all outstanding preferred stock into common stock.

Upon completion of the offering, our authorized capital stock will consist of 120,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share.

COMMON STOCK

As of June 30, 2000, 9,934,715 shares of our common stock were outstanding and held of record by 77 stockholders. Each holder of our common stock is entitled to -

    - one vote per share on all matters submitted to a vote of the stockholders;

    - dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

    - his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. As of June 30, 2000, options to purchase 2,316,113 shares of our common stock were outstanding, at a weighted average exercise price of $0.89 per share.

COMMON STOCK PURCHASE WARRANTS

As of June 30, 2000, warrants to purchase 3,481,219 shares of our common stock were issued and outstanding, as follows:

--------------------------------------------------------
     NUMBER OF SHARES
      OF COMMON STOCK   EXERCISE PRICE   EXPIRATION DATE
---------------------   --------------   ---------------
            1,514,552   $        5.50    April 2001
              166,667   $        6.50    January 2002
            1,200,000   $        6.50    August 2002
              600,000   $        8.50    June 2001
---------------------
            3,481,219

The warrant to purchase 600,000 shares of common stock may be exercised on a "cashless" basis by surrendering shares of common stock in payment of the exercise price.

PREFERRED STOCK

As of June 30, 2000, 6,582,472 shares of preferred stock were outstanding. As of the closing of this offering, all shares of preferred stock outstanding will convert automatically into 12,731,446 shares of common stock, and no shares of preferred stock will remain outstanding.

Prior to the completion of the offering, we intend to designate       shares of
our preferred stock as Series AA preferred stock for issuance pursuant to the exercise of rights under our rights plan. For more information on the rights plan, see the discussion below. We have no current intention to issue any other shares of preferred stock.

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of preferred stock so issued may have priority over the common stock with respect to dividend, liquidation and other rights.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

ANTITAKEOVER EFFECTS OF PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS AND OF DELAWARE LAW

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

CERTIFICATE OF INCORPORATION AND BYLAWS. Upon completion of this offering, our certificate of incorporation will provide that stockholders can take action only at a duly called annual or special meeting of the stockholders and not by written consent. At the same time, our bylaws will provide that special meetings of stockholders may be called only by our chairman of the board, the president, any officer at the request in writing of a majority of the directors or by the holders of at least 25% of our outstanding shares. These provisions could delay consideration of a stockholder proposal until the next annual meeting.

Our bylaws will provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders.

DELAWARE TAKEOVER STATUTE. We will be subject to the provisions of Section 203 of the Delaware law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless, subject to exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Prior to the offering, each stockholder which is an interested stockholder became an interested stockholder in a transaction approved by our board of directors. Therefore, Section 203 would not impose any restriction on a business combination between us and any of our existing interested stockholders. However, the restrictions of Section 203 would apply to a business combination between us and any of our other stockholders who in the future become interested stockholders in a transaction not approved by our board of directors, unless the business combination involving such stockholder is approved in advance by the board of directors.

Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders.

ANTITAKEOVER EFFECTS OF OUR RIGHTS PLAN

We intend to adopt a rights plan under which we will issue, prior to the completion of this offering, as a dividend on each outstanding share of common stock one right to purchase one one-thousandth of a share of our Series AA preferred stock, $0.01 par value per share, or the preferred shares, at a price
of $     per one one-thousandth of a preferred share, subject to adjustment.

The rights will not be exercisable until the distribution date, which will be defined as the date that is the earlier of -

    - 10 days after a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding shares of common stock, other than a person or such a group that obtains the prior written approval of the board of directors or holders of grandfathered stock, as defined below, which person or group is referred to as an acquiring person, or

    - 10 business days, or such later date as may be determined by action of the board of directors prior to such time as any person or group becomes an acquiring person, after the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding shares of common stock, unless our board of directors has approved the offer.

Holders of grandfathered stock are subject to higher ownership thresholds prior to triggering a distribution date through their ownership of shares of our common stock. They are Fu-Chieh Hsu, Wing-Yu Leung, West Coast and Dynatech Capital, and their respective affiliates and associates. Their share ownership must reach [20%] rather than 15% as set forth above, and beneficial owners of their grandfathered stock must beneficially own 1% more than such grandfathered stockholder, rather than 15% as set forth above, before a distribution date would be deemed to occur.

The rights agreement will provide that, until the distribution date, the rights will be transferred only with the shares of common stock, including the shares of common stock sold in the offering. Until the distribution date or earlier redemption or expiration of the rights, new common stock certificates issued after the record date or upon transfer or new issuance of shares of common stock will contain a notation incorporating the rights agreement by reference and the surrender for transfer of any certificates for shares of common stock outstanding as of the record date, even without such notation, will also constitute the transfer of the rights associated with the shares of common stock represented by such certificate.

The rights will expire on            , 2010, unless the rights are earlier
redeemed or exchanged by us, in each case as described below.

In the event the rights become exercisable, the plan will require that proper provision shall be made so that each holder of a right will thereafter have the right to receive upon exercise that number of shares of our common stock having a market value of two times the exercise price of the right, and rights beneficially owned by an acquiring person will automatically become void. The plan also will provide that if we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold after the distribution date, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise of the right at the then current exercise price of the right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right.

The plan also will include provisions that permit our board of directors to -

    - exchange the rights, other than rights owned by an acquiring person which have become void, in whole or in part, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share, per right, subject to adjustment at any time after a person becomes an acquiring person and before the acquiring person acquires 50% or more of the outstanding shares of common stock;

    - redeem the rights, in whole, but not in part, at a price of $0.01 per right at any time after a person or group becomes an acquiring person;

    - reinstate the rights of redemption, if prior to completion of certain recapitalizations, mergers or other business combinations, an acquiring person reduces its beneficial ownership to less than 15% of the outstanding shares of common stock in transactions that do not involve us; and

    - amend the terms of the rights without the consent of the holders of the rights under certain circumstances, except that once a person or group becomes an acquiring person, no such amendment may adversely affect the interests of the holders of the rights.

Until a right is exercised, the holder of a right will not, by reason of being such a holder, have rights as a stockholder of our company, including, without limitation, the right to vote or to receive dividends. The distribution of the rights will not be taxable to our stockholders, but stockholders may, depending on the circumstances, recognize taxable income if the rights become exercisable or upon the commencement of certain events thereafter.

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to a minimum preferential dividend payment of 1,000 times the dividend declared on each share of common stock. In the event of liquidation, the holders of the preferred shares will be entitled to a preferential liquidation payment equal to 1,000 times the payment made per share of common stock. Each preferred share will have 1,000 votes, voting together with the common stock, plus accrued and unpaid dividends. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each preferred share will be entitled to receive 1,000 times the amount received per share of common stock. These rights will be protected by customary antidilution provisions. Because of the nature of the preferred shares' dividend, liquidation and voting rights, the value of the one one-thousandth interest in a preferred share purchasable upon exercise of each right should approximate the value of one share of common stock.

The rights plan is intended to protect and maximize the value of our outstanding equity interests in the event of an unsolicited attempt by an acquiror to take over our company, in a manner or on terms not approved by the board of directors. The rights are not intended to prevent a takeover of our company and will not do so.

REGISTRATION RIGHTS

After this offering, the holders of approximately 12,731,446 shares of common
stock and rights to acquire          shares of common stock subject to
outstanding warrants as of June 30, 2000 and their permitted transferees will be entitled, upon expiration of lockup agreements with the underwriters, to exercise certain rights with respect to the registration of their shares under the Securities Act. Under the terms of an agreement between us and these stockholders, the holders of these shares may require, on two occasions, that we use our best efforts to register these shares for public resale; provided, however, that the anticipated gross offering price of the sale of such shares must exceed $2.0 million before we will be required to undertake such registration. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these stockholders are entitled to notice of such registration and to include their shares, at our expense, in that registration. These stockholders may also require us, on no more than three occasions, to file, at our expense, a registration statement on Form S-3 under the Securities Act with respect to their shares, when use of such form becomes available to us. All registration rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares to be included in such registration. In addition, we need not effect a registration within six months following a previous registration, or within six months following any offering of securities for our account made subsequent to this offering, or after such time as all of these stockholders may sell under Rule 144 in a three-month period all shares of common stock to which such registration rights apply.

TRANSFER AGENT

The transfer agent and registrar for the common stock is [            ].

                        SHARES ELIGIBLE FOR FUTURE SALE

If our stockholders sell substantial amounts of our stock in the public market following the offering, then the market price of our stock could fall. After the
offering,             shares of our common stock will be outstanding, assuming
no exercise of the underwriters' over-allotment option and no exercise of
outstanding options or warrants. Of those shares, the             shares sold in
the offering will be freely tradable, except for any shares purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining shares are "restricted securities," as defined in Rule 144, and may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, which rules are summarized below.

The following table depicts securities eligible for future sale:

Total shares outstanding....................................
                                                              ----------
Total restricted securities.................................
                                                              ----------
Shares that are freely tradable after the date of this
  prospectus under Rule 144(k), subject to the 180-day
  lockup agreement..........................................
                                                              ----------
Shares that are freely tradable 90 days after the date of
  this prospectus under Rule 144 or Rule 701, subject to the
  180-day lockup agreement..................................
                                                              ----------
Shares that are freely tradable 180 days after the date of
  this prospectus under Rule 144 (subject, in some cases, to volume limitations), under Rule 144(k) or pursuant to a
  registration statement to register for resale shares of
  common stock issued on exercise of stock options..........
                                                              ----------

LOCKUP AGREEMENTS. All of our officers and directors and all of our stockholders owning more than 1% of our outstanding securities prior to the offering have signed lockup agreements pursuant to which they have agreed not to sell any shares of common stock, or any securities convertible into or exercisable or exchangeable for common stock, for 180 days after the offering without the prior written consent of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. may, in its sole discretion, release all or any portion of the shares subject to the lockup agreements.

RULE 144. In general, Rule 144 provides that any person who has beneficially owned shares for at least one year, including an affiliate, is generally entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the shares of common stock then outstanding,
which will be approximately             shares immediately after the offering,
and the reported average weekly trading volume of the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is sent to the SEC. Sales under Rule 144 are subject to manner of sale restrictions, notice requirements and availability of current public information concerning us.

RULE 144(k). A person who is not our affiliate and who has not been our affiliate within three months prior to the sale generally may sell shares without regard to the limitations of Rule 144, provided that the person has held the shares for at least one year. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701. Any of our employees, directors, officers or consultants holding shares purchased pursuant to a written compensatory plan or contract, including options, entered into prior to the offering is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell shares without having to comply with the public information, holding period, volume limitation or notice requirements of Rule 144 and permit affiliates to sell their Rule 701 shares without having to comply with the holding period restrictions of Rule 144, in each case beginning 90 days after the date of this prospectus.

STOCK PLANS.  Following the offering, we intend to file a registration statement
on Form S-8 under the Securities Act covering             shares of common stock
reserved for issuance under the 1992 plan, the 1996 plan, the 2000 plan and the 2000 employee stock purchase plan. Upon expiration of the lockup agreements, at
least             shares of common stock will be subject to vested options,
based on options outstanding as of June 30, 2000. The registration statement is expected to be filed and become effective prior to expiration of the lockup agreements; accordingly, shares registered under the registration statement will be available for sale in the open market.

REGISTRATION RIGHTS. After this offering, the holders of approximately 12,731,446 shares of our common stock and holders of warrants to purchase shares of our common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. After any registration of these shares, these shares will become freely tradable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

                                  UNDERWRITING

The underwriters named below, for whom J.P. Morgan Securities Inc. and Wit SoundView Corporation are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters, to purchase from us, and we have agreed to sell to the underwriters, the respective number of shares of common stock set forth opposite their names below:

------------------------------------------------------------------------------
UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
J.P. Morgan Securities Inc..................................
Wit SoundView Corporation...................................
                                                               -------------
Total.......................................................
                                                               =============

The nature of the underwriters' obligations under the underwriting agreement is such that all of the common stock being offered, excluding shares covered by the over-allotment option granted to the underwriters, must be purchased if any are purchased.

The representatives of the underwriters have advised us that the several underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus and may offer the common stock to selected dealers at this price less a concession not
to exceed $      per share. The underwriters may allow, and these dealers may
reallow, a concession to other dealers not to exceed $      per share. After the
initial public offering of the common stock, the public offering price and other selling terms may be changed by the representatives.

We have granted the underwriters an option, exercisable for 30 days from the
date of this prospectus, to purchase up to       additional shares of common
stock at the same price per share to be paid by the underwriters for the other shares offered hereby. If the underwriters purchase any such additional shares pursuant to the option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as shown in the above table. The underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the common stock offered in this prospectus.

The underwriters have reserved for sale, at the initial public offering price, shares of the common stock for some of our directors, officers, employees, friends and family who, after receiving a preliminary prospectus and a letter explaining our directed share program, have expressed a non-binding interest in purchasing shares of common stock in the offering. These persons are expected to
purchase, in the aggregate, not more than   percent of the common stock offered
in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered by this prospectus.

The following table shows the per share and total underwriting discounts to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                              ---------------------------
                                                              NO EXERCISE   FULL EXERCISE
                                                              -----------   -------------
Per share:..................................................  $             $
                                                              -----------   ------------
Total:......................................................  $             $
                                                              ===========   ============

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect thereof.

We estimate that the total expenses of this offering, excluding underwriting
discounts, will be $      . We will be responsible for all of these expenses.

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, shares of common stock in the open market to cover syndicate shorts or to stabilize the price of the common stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing shares of common stock in this offering, if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares of common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

There has been no public market for the common stock prior to this offering. We and the underwriters negotiated the initial offering price. In determining the price, we and the underwriters considered a number of factors in addition to prevailing market conditions, including:

    - the history of and prospects for our industry and for technology companies generally;

    - an assessment of our management;

    - our present operations;

    - our historical results of operations'

    - the trend of our revenues and earnings; and

    - our earnings prospects.

We and the underwriters considered these and other relevant factors in relation to the price of similar securities of generally comparable companies. Neither we nor the underwriters can assure investors that an active trading market will develop for the common stock, or that the common stock will trade in the public market at or above the initial offering price.

We and our executive officers, directors and certain stockholders have agreed, with limited exceptions, that, during the period beginning from the date of this prospectus and continuing and including the date 180 days after the date of this prospectus, none of us will, directly or indirectly offer, sell, offer to sell, contract to sell or otherwise dispose of any shares of common stock or any of our securities which are substantially similar to the common stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities or enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, the economic consequence of ownership of common stock or any securities substantially similar to the common stock, other than pursuant to employee benefits plans existing on the date of this prospectus, without the prior written consent of J.P. Morgan
Securities Inc.

It is expected that delivery of the shares will be made to investors on or about
      , 2000.

We have applied to have our common stock quoted on the Nasdaq National Market under the symbol MOSY.

From time to time in the ordinary course of their respective businesses, members of the underwriters and their affiliates have engaged in and may in the future engage in commercial and/or investment banking transactions with us and our affiliates.

A prospectus in electronic format is being made available on Internet web sites maintained by Wit SoundView Corporation's affiliate, Wit Capital Corporation, and may be made available on web sites maintained by other underwriters. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other than the prospectus in electronic format, the information contained on any underwriter's web site and any information contained on any other web site maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

                                 LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by McCutchen, Doyle, Brown & Enersen, LLP, Palo Alto, California. Morrison & Foerster LLP, San Francisco, California, is acting as counsel for the underwriters in connection with certain legal matters relating to the shares of common stock offered by this prospectus.

                                    EXPERTS

Our financial statements as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.

The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is also available at the web site maintained by the SEC at http://www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements and other information with the SEC. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Accountants...........................    F-2

Consolidated Balance Sheets.................................    F-3

Consolidated Statements of Operations.......................    F-4

Consolidated Statements of Stockholders' Equity.............    F-5

Consolidated Statements of Cash Flow........................    F-6

Notes to Consolidated Financial Statements..................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Monolithic System Technology, Inc.

The reincorporation of Monolithic Systems Technology, Inc., in the State of Delaware, described in Note 13 to the financial statements, has not yet been consummated. When it has been consummated, we will be in a position to furnish the following report:

    "In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Monolithic System Technology, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

San Jose, California
August 3, 2000

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              ----------------------------------------------------
                                                                                                         PRO FORMA
                                                                                                     STOCKHOLDERS'
                                                                 DECEMBER 31,                     EQUITY (DEFICIT)
                                                              -------------------      JUNE 30,        AT JUNE 30,
                                                                  1998       1999          2000               2000
                                                              --------   --------   -----------   ----------------
                                                                                    (UNAUDITED)        (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  9,750   $ 12,720   $    19,947
  Accounts receivable, net..................................     2,654      1,591         1,122
  Inventories...............................................     4,442      1,049         1,238
  Prepaid expenses and other current assets.................        83        304           338
                                                              --------   --------   -----------
    Total current assets....................................    16,929     15,664        22,645

Property and equipment, net.................................       953        778           547
Other assets................................................        50         39            29
                                                              --------   --------   -----------
    Total assets............................................  $ 17,932   $ 16,481   $    23,221
                                                              ========   ========   ===========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  4,484   $    647   $       396
  Accrued expenses and other liabilities....................     1,058      1,064         1,117
  Deferred revenue..........................................         -      2,045         3,878
                                                              --------   --------   -----------
    Total current liabilities...............................     5,542      3,756         5,391
                                                              --------   --------   -----------

Commitments and contingencies (Note 12)

Mandatorily redeemable convertible preferred stock, $0.01
  par value; 9,500 shares authorized; 5,932 shares in 1998
  and 5,932 shares in 1999 and 6,582 (unaudited) shares at
  June 30, 2000 and none (unaudited) at June 30, 2000 (pro
  forma) issued and outstanding.............................    30,391     30,391        35,591    $            -
                                                              --------   --------   -----------

Stockholders' equity (deficit):
  Common Stock, $0.01 par value; 30,000 shares authorized;
    9,697 shares in 1998 and 9,804 shares in 1999 and 9,935
    (unaudited) shares at June 30, 2000 and 22,666
    (unaudited) shares at June 30, 2000 (pro forma) issued
    and outstanding.........................................        97         98            99               227
  Additional paid-in capital................................     1,185      2,098         2,630            38,093
  Accumulated deficit.......................................   (19,283)   (19,141)      (19,723)          (19,723)
  Deferred stock-based compensation.........................         -       (721)         (767)             (767)
                                                              --------   --------   -----------    --------------
    Total stockholders' equity (deficit)....................   (18,001)   (17,666)      (17,761)   $       17,830
                                                              --------   --------   -----------    ==============
      Total liabilities, mandatorily redeemable convertible
        preferred stock and stockholders' equity
        (deficit)...........................................  $ 17,932   $ 16,481   $    23,221
                                                              ========   ========   ===========

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            ---------------------------------------------
                                                                                            SIX MONTHS
                                                                    YEAR ENDED                 ENDED
                                                                   DECEMBER 31,              JUNE 30,
                                                            ---------------------------   ---------------
                                                               1997      1998      1999     1999     2000
                                                            -------   -------   -------   ------   ------
                                                                                            (UNAUDITED)
Net revenue:
  Product.................................................  $34,822   $36,281   $15,356   $8,145   $4,028
  Contract................................................        -         -         -        -      460
                                                            -------   -------   -------   ------   ------
                                                            $34,822   $36,281   $15,356   $8,145   $4,488
Cost of net revenue:
  Product.................................................   29,510    31,892    10,062    5,447    1,952
  Contract................................................        -         -         -        -      267
                                                            -------   -------   -------   ------   ------
                                                             29,510    31,892    10,062    5,447    2,219
                                                            -------   -------   -------   ------   ------
Gross profit..............................................    5,312     4,389     5,294    2,698    2,269
                                                            -------   -------   -------   ------   ------
Operating expenses:
  Research and development................................    3,596     4,224     3,110    1,647    1,630
  Selling, general and administrative.....................    3,225     2,842     2,388    1,194    1,338
  Stock-based compensation charge(*)......................        -         -       107       20      342
                                                            -------   -------   -------   ------   ------
    Total operating expenses..............................    6,821     7,066     5,605    2,861    3,310
                                                            -------   -------   -------   ------   ------
Loss from operations......................................   (1,509)   (2,677)     (311)    (163)  (1,041)
Interest expense..........................................   (1,030)     (294)        -        -        -
Interest and other income.................................      523       649       520      225      459
                                                            -------   -------   -------   ------   ------
Income (loss) before income taxes.........................   (2,016)   (2,322)      209       62     (582)
Provision for income taxes................................        -         -       (67)     (20)       -
                                                            -------   -------   -------   ------   ------
Net income (loss).........................................  $(2,016)  $(2,322)  $   142   $   42   $ (582)
                                                            =======   =======   =======   ======   ======
Net income (loss) per share:
  Basic...................................................  $ (0.22)  $ (0.24)  $  0.01   $ 0.00   $(0.06)
                                                            =======   =======   =======   ======   ======
  Diluted.................................................  $ (0.22)  $ (0.24)  $  0.01   $ 0.00   $(0.06)
                                                            =======   =======   =======   ======   ======
Shares used in computing net income (loss) per share:
  Basic...................................................    9,323     9,626     9,727    9,708    9,856
  Diluted.................................................    9,323     9,626    23,320   22,735    9,856
Pro forma net income (loss) per share:
  Basic...................................................                      $  0.01            $(0.03)
                                                                                =======            ======
  Diluted.................................................                      $  0.01            $(0.03)
                                                                                =======            ======
Shares used in computing pro forma net income (loss) per
  share:
  Basic...................................................                       21,808            22,259
  Diluted.................................................                       23,320            22,259

(*) Stock-based compensation in operating expenses:
    Research and development..............................  $     -   $     -   $    56   $   11   $  152
    Selling, general and administrative...................        -         -        51        9      190
                                                            -------   -------   -------   ------   ------
                                                            $     -   $     -   $   107   $   20   $  342
                                                            =======   =======   =======   ======   ======

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                 (IN THOUSANDS)

                                       -------------------------------------------------------------------------------------
                                          COMMON STOCK       ADDITIONAL   DEFERRED        DEFERRED
                                       -------------------      PAID-IN    WARRANT     STOCK-BASED    ACCUMULATED
                                         SHARES     AMOUNT      CAPITAL       COST    COMPENSATION        DEFICIT      TOTAL
                                       --------   --------   ----------   --------   -------------   ------------   --------
Balance at December 31, 1996.........     9,216   $     92   $   1,113    $   (337)  $           -   $    (14,945)  $(14,077)

Issuance of Common Stock upon
  exercise of options................       209          2          27           -               -              -         29
Amortization of warrants.............         -          -           -         161               -              -        161
Net loss.............................         -          -           -           -               -         (2,016)    (2,016)
                                       --------   --------   ---------    --------   -------------   ------------   --------
Balance at December 31, 1997.........     9,425         94       1,140        (176)              -        (16,961)   (15,903)

Issuance of Common Stock upon
  exercise of options................       272          3          31           -               -              -         34
Issuance of common stock warrant.....         -          -          14           -               -              -         14
Amortization of warrants.............         -          -           -         176               -              -        176
Net loss.............................         -          -           -           -               -         (2,322)    (2,322)
                                       --------   --------   ---------    --------   -------------   ------------   --------
Balance at December 31, 1998.........     9,697         97       1,185           -               -        (19,283)   (18,001)

Issuance of Common Stock upon
  exercise of options................       107          1          64           -               -              -         65
Stock options granted in exchange of
  services...........................         -          -          21           -               -              -         21
Deferred stock-based compensation....         -          -         828           -            (828)             -          -
Amortization of deferred stock-based
  compensation.......................         -          -           -           -             107              -        107
Net loss.............................         -          -           -           -               -            142        142
                                       --------   --------   ---------    --------   -------------   ------------   --------
Balance at December 31, 1999.........     9,804         98       2,098           -            (721)       (19,141)   (17,666)

Issuance of Common Stock upon
  exercise of options (unaudited)....       131          1         122           -               -              -        123
Deferred stock-based compensation
  (unaudited)........................         -          -         410           -            (410)             -          -
Amortization of deferred stock-based
  compensation (unaudited)...........         -          -           -           -             364              -        364
Net loss (unaudited).................         -          -           -           -               -           (582)      (582)
                                       --------   --------   ---------    --------   -------------   ------------   --------
Balance at June 30, 2000
  (unaudited)........................     9,935   $     99   $   2,630    $      -   $        (767)  $    (19,723)  $(17,761)
                                       ========   ========   =========    ========   =============   ============   ========

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                          ------------------------------------------------
                                                                                            SIX MONTHS
                                                                  YEARS ENDED                  ENDED
                                                                  DECEMBER 31,               JUNE 30,
                                                          ----------------------------   -----------------
                                                             1997       1998      1999      1999      2000
                                                          -------   --------   -------   -------   -------
                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net profit (loss).....................................  $(2,016)  $ (2,322)  $   142   $    42   $  (582)
  Adjustments to reconcile net profit (loss) to net cash
    used in operating activities:
    Depreciation and amortization.......................    1,027      1,031       901       460       268
    Issuance of stock options for services..............        -          -        21         -         -
    Warrant costs.......................................      161        190         -         -         -
    Amortization of deferred stock-based compensation...        -          -       107        20       364
    Changes in current assets and liabilities:
      Accounts receivable...............................   (5,074)     4,016     1,063       938       469
      Inventories.......................................     (873)     2,709     3,393     2,847      (189)
      Prepaid expenses and other assets.................      749        257      (210)      (37)      (24)
      Deferred revenue..................................        -          -     2,045     1,640     1,833
      Payable to related party..........................   (1,035)        91         -         -         -
      Accounts payable..................................   (1,497)    (3,776)   (3,837)   (4,228)     (251)
      Accrued expenses and other liabilities............    2,062     (3,350)        6       303        53
                                                          -------   --------   -------   -------   -------
        Net cash provided by (used in) operating
          activities....................................   (6,496)    (1,154)    3,631     1,985     1,941
                                                          -------   --------   -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment....................     (828)      (134)     (726)     (198)      (37)
  Release of restricted cash held as collateral for line
    of credit...........................................    6,136          -         -         -         -
  Maturity and sale of short-term investments...........      765        775         -         -         -
                                                          -------   --------   -------   -------   -------
        Net cash provided by (used in) investing
          activities....................................    6,073        641      (726)     (198)      (37)
                                                          -------   --------   -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of notes payable............................   (4,219)    (6,923)        -         -         -
  Proceeds from issuance of convertible preferred
    stock...............................................    1,595      8,061         -         -     5,200
  Proceeds from issuance of common stock................       29         34        65        27       123
                                                          -------   --------   -------   -------   -------
        Net cash provided by (used in) financing
          activities....................................   (2,595)     1,172        65        27     5,323
                                                          -------   --------   -------   -------   -------
Net increase/(decrease) in cash and cash equivalents....   (3,018)       659     2,970     1,814     7,227

Cash and cash equivalents at beginning of period........   12,109      9,091     9,750     9,750    12,720
                                                          -------   --------   -------   -------   -------
Cash and cash equivalents at end of period..............  $ 9,091   $  9,750   $12,720   $11,564   $19,947
                                                          =======   ========   =======   =======   =======
SUPPLEMENTAL DISCLOSURE:
  Interest paid.........................................  $   151   $    160   $     -   $     -   $     -
                                                          =======   ========   =======   =======   =======
SUPPLEMENTAL DISCLOSURE FOR NON-CASH FINANCING
  AND INVESTING ACTIVITIES:
  Reduction of obligations under notes payable in
    connection with termination of capacity
    commitments.........................................  $     -   $(22,540)  $     -   $     -   $     -
                                                          =======   ========   =======   =======   =======
  Reduction of other long-term assets in connection with
    termination of capacity commitments.................  $     -   $ 22,540   $     -   $     -   $     -
                                                          =======   ========   =======   =======   =======
  Issuance of convertible preferred stock upon
    conversion of debt..................................  $ 6,703   $      -   $     -   $     -   $     -
                                                          =======   ========   =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

THE COMPANY

Monolithic System Technology, Inc. (the "Company") was incorporated in California on September 16, 1991 to design, develop and market high performance semiconductor memory products and technologies used by the semiconductor industry and electronic product manufacturers.

The Company has developed an innovative embedded-memory technology, called 1T-SRAM, which the Company licenses on a non-exclusive and worldwide basis to semiconductor companies and electronic product manufacturers. From its inception in 1991 through 1998, the Company focused primarily on the sale of stand-alone memory products. In the fourth quarter of 1998, the Company changed its business model to focus primarily on the licensing of its 1T-SRAM technology.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REPORTING PERIODS

The Company operates and reports financial results on a 52-53 week fiscal year. In 1997, 1998 and 1999, the fiscal years ended on January 4, 1998, January 3, 1999 and January 2, 2000, respectively. For convenience, the Company has presented its fiscal year as ending on December 31 for all periods. The six-month periods presented ended on July 4, 1999 and July 2, 2000. For convenience, the Company has presented the six-month period as ending on June 30 in both years.

INTERIM RESULTS (UNAUDITED)

The interim financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. In the opinion of management, these interim financial statements have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal, recurring adjustments necessary for the fair presentation of the results of interim periods. The financial data and other information disclosed in these notes to the financial statements for the related periods are unaudited. The results of the interim periods are not necessarily indicative of the results to be expected for future periods.

CASH AND CASH EQUIVALENTS

Cash equivalents consist of highly liquid investment instruments with a maturity of three months or less when purchased. The fair value of these investment instruments approximated their costs at the respective balance sheet dates.

INVENTORIES

Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets, generally 3 years.

The Company evaluates the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards ("SFAS No. 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. No losses from impairment have been recognized in the financial statements.

REVENUE RECOGNITION

Revenue from product sales is recognized upon shipment to customers. Provisions for potential warranty liability and estimated returns are recorded at the time revenue is recognized.

Contract revenues from licensing activities consist of fees paid for engineering development and engineering support services. For contracts involving performance specifications that the Company has not yet met, the Company defers the recognition of revenue until the licensee manufactures products that meet the contract performance specifications. Fees billed prior to revenue recognition are recorded as deferred contract revenue.

Licensing contracts provide for royalty payments at a stated rate. Agreements require licensees to report the manufacture or sale of products that include the Company's technology after the end of the quarter in which the sale or manufacture occurs. The Company will recognize royalties in the quarter in which the licensee's report is received.

COST OF REVENUE

Cost of product revenue consists primarily of costs associated with the manufacture, assembly and test of the Company's stand-alone memory products by independent, third-party contractors.

Cost of contract revenue consists primarily of deferred engineering costs directly related to development projects specified in agreements we have with licensees of our memory technology. To the extent that the amount of engineering costs does not exceed the amount of the related contract revenue, these costs are deferred on a contract-by-contract basis from the time the Company has established technological feasibility of the product to be developed under the contract. This occurs when the Company has completed all of the activities necessary to establish that the licensee's product can be produced to meet the performance specifications when incorporating the Company's technology. Deferred costs are charged to cost of contract revenue when the related revenue is recognized.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred. The Company has not capitalized any software development costs to date and is in compliance with Statement of Financial Accounting Standards No. 86 ("SFAS

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) No. 86"), "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Capitalization of software development costs begins upon the establishment of technological feasibility of the product. After technological feasibility is established, material software development costs are capitalized. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility, which the Company has defined as the establishment of a working model which typically occurs when beta testing commences, and the general availability of such software has been short, and as such, software development costs qualifying for capitalization have been insignificant.

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation arrangements in accordance with the provisions of APB No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of Statement of Financial Accounting Standard No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost is, in general, recognized based on the excess, if any, of the fair market value of the Company's stock on the date of grant over the amount an employee must pay to acquire the stock. Equity instruments issued to non-employees are accounted for in accordance with the provision of SFAS No. 123 and Emerging Issues Task Force 96-18. Deferred stock-based compensation is being amortized using the graded vesting method in accordance with Financial Accounting Standards Board Interpretation No. 28 ("FIN No. 28") over the vesting period of each respective option, which is generally four years. Under the graded vesting method, each option grant is separated into portions based on its vesting terms which results in acceleration of amortization expense for the overall award.

NET INCOME (LOSS) PER SHARE

Basic net income (loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common and potential common equivalent shares outstanding during the period. The calculation of diluted net loss per share excludes potential common shares if the effect is anti-dilutive. Potential common shares are composed of incremental shares of common stock issuable upon the exercise of stock options and warrants and common stock issuable upon conversion of preferred stock.

PRO FORMA BALANCE SHEET INFORMATION (UNAUDITED)

Immediately prior to the effective date of the Company's initial public offering, the Company's outstanding convertible preferred stock will automatically convert into common stock. The pro forma effects of this transaction are unaudited and have been reflected in the accompanying pro forma stockholders' equity (deficit) as of June 30, 2000.

PRO FORMA NET INCOME (LOSS) PER SHARE (UNAUDITED)

Pro forma net income (loss) per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding, including the conversion of the Company's convertible preferred stock into the Company's common stock effective upon the closing of the Company's initial public offering, as if such conversion occurred at January 1, 1999 or at date of original

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) issuance, if later. The calculation of pro forma diluted net income (loss) per share excludes incremental common stock issuable upon the exercise of stock options and warrants as the effect would be anti-dilutive.

INCOME TAXES

The Company accounts for deferred income taxes under the liability approach whereby the expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax assets for which realization is uncertain.

COMPREHENSIVE INCOME

Financial Accounting Standards Statement No. 130 "Reporting Comprehensive Income"("SFAS No. 130") requires the disclosure of comprehensive income, defined as all changes in equity during a period except for investments by owners and distributions to owners. For the three years ended December 31,1999 and the six months ended June 30, 2000, the Company did not have comprehensive income other than net income.

SEGMENT REPORTING

Financial Accounting Standards Board Statement No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131") requires that companies report separately in the financial statements certain financial and descriptive information about operating segments profit or loss, certain specific revenue and expense items and segment assets. The Company operates in one segment, using one measurement of profitability for its business. The Company has sales outside the United States which are described in Note 11. All long-lived assets are maintained in the United States.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 133 ("SFAS No. 133"), "Accounting for Derivatives and Hedging Activities." This statement establishes accounting and reporting standards of derivative instruments and requires recognition of all derivatives as assets or liabilities in the balance sheet and measurement of those instruments at fair value. The statement is effective for fiscal years beginning after June 15, 2000. The Company will adopt the standard no later than the first quarter of fiscal year 2001 and management does not expect a material impact on the Company's financial statements.

In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." SAB 101 provides interpretive guidance on the recognition, presentation and disclosure of revenue in financial statements under certain circumstances. The Company adopted the provisions of SAB 101 in these financial statements for all periods presented.

In March 2000, the FASB issued Interpretation No. 44 ("FIN No. 44"), "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25." FIN No. 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000, but certain conclusions cover specific events that occur after either December 15, 1998 or January 12, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance was effective after December 15, 1999

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 1 - THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) and modifying a fixed option to add a reload feature, for which guidance was effective after January 12, 2000. The Company does not expect the adoption of certain of the provisions of FIN No. 44 prior to June 30, 2000 to have a material effect on the financial statements. The Company does not expect the adoption of certain of the provisions of FIN No. 44 prior to June 30, 2000 to have a material effect on the financial statements. The Company does not expect the adoption of the remaining provisions to have a material effect on the financial statements.

NOTE 2 - RELATED PARTY TRANSACTIONS:

M-ONE

In 1994, the Company completed the spin-off of a majority of its equity interest in M-One Technology Corporation ("M-One"), a subsidiary in Taiwan through a stock distribution of M-One's shares and sold its remaining interest in M-One. Responsibility for the intended business activities of M-One were assumed by the Company in 1995. The Company then became directly responsible for the production and sale of its products. Due to continued operating losses and significant accumulated deficits and difficult market conditions, M-One ceased its operations in early 1997 and terminated all of its employees. As of December 31, 1997, M-One had no assets and the Company had accrued certain liabilities related to the obligations of M-One. As of March 31, 2000, the Company had filed papers with the appropriate authorities in Taiwan to terminate M-One's existence.

FINANCING TRANSACTIONS

In 1996, the Company entered into note and warrant purchase agreements with two directors, certain preferred stockholders and other unrelated parties, borrowing an aggregate of $13.1 million. The notes had an interest rate of 8.25% per annum and a maturity date of May 31, 1998. Each agreement holder received a warrant to purchase a number of common stock shares determined by dividing half the principal amount of the note signed by the holder by the exercise price of the warrant at the time of subscription. The exercise price ranged from $6.50 to $8.50. These warrants had an expiration date of May 31, 1998. The Company estimated the fair market value of the warrants was $141,000, using the Black-Scholes method. The following assumptions were applied when estimating the fair value of these warrants: dividend yield of 0%, risk-free rate of 6.18%, term of 2 years and volatility of 40%. The value of the warrants was amortized as interest expense over the term of the note. Amortization of these warrants amounted to $37,000 in 1996.

In June 1997, upon cancellation of the note and warrant purchase agreements, $6.7 million of the principal was converted into Series F preferred stock at a conversion price of $5.50 per share. In connection with this conversion, all of the outstanding warrants held by the noteholders were exchanged for new warrants. The Company estimated the fair value of the new warrants was $136,000 (Note 8), which approximates the value of the old warrant. The Company continued to amortize the remaining deferred warrant cost as interest expense. Interest expense for the years ended December 31, 1997 and 1998 amounted to $54,000 and $46,000 respectively.

In May 1998, the Company repaid the remaining balance of $6.4 million and the accrued interest owed under the notes.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 3 - WAFER FOUNDRY AGREEMENT:

Under the terms of a 1996 agreement with the Company's foundry to ensure that the Company would be supplied with a certain minimum number of wafers, the Company signed six promissory notes totaling $23,380,000 with varying due dates ranging from 1997 through 2000. The notes did not bear interest until they became due, at which date a rate of 10% per annum was applied on any unpaid amounts. The Company paid $840,000 in 1997 in accordance with the agreement. Upon recording the notes, the Company recorded an asset in the same amount representing its right to future wafer production.

In connection with this agreement, the Company issued a warrant to the foundry to purchase 3,392,310 shares of the Company's common stock at a price of $6.50 per share. The Company determined the value of the warrant was $237,000 using the Black-Scholes method. The following assumptions were applied when estimating the fair value of these warrants: dividend yield of 0%, risk-free rate of 6.18%, term of 2.17 years and volatility of 40%. The value of the warrant was amortized over the period of benefit of the agreement. Amortization expense amounted to $100,000 during the year ended December 31, 1997.

On January 1, 1998 (prior to the close of fiscal 1997), the agreement was amended. The terms of this amendment canceled the promissory notes and the Company signed five new promissory notes totaling $22,540,000 with due dates ranging from November 1999 through June 2001. The other terms of the original agreement remained substantially the same.

On August 6, 1998, the amended agreement with the foundry was terminated. The terms of the termination canceled the existing promissory notes totaling $22,540,000 and the right to future wafer production. Accordingly, the amount of the notes and corresponding asset in the same amount representing the right to future production was reversed.

In conjunction with the termination of the foundry agreement, the Company issued a new warrant to the foundry to purchase 1,200,000 shares of the Company's common stock at the price of $6.50 per share to replace the old warrant agreement with the foundry. The new warrant expires in November 2002. The fair value of the new warrant was determined to be $127,000 based on the Black-Scholes method. This amount was expensed immediately in 1998 because the warrant related to the termination of the agreement.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 4 - DETAILS OF BALANCE SHEET COMPONENTS (IN THOUSANDS):

                                                              -------------------------------
                                                                DECEMBER 31,
                                                              -----------------      JUNE 30,
                                                                 1998      1999          2000
                                                              -------   -------   -----------
                                                                                  (UNAUDITED)
CASH AND CASH EQUIVALENTS:
  Cash......................................................  $ 1,466   $ 1,720    $     656
  Certificates of deposit and commercial paper..............    8,284    11,000       19,291
                                                              -------   -------    ---------
                                                              $ 9,750   $12,720    $  19,947
                                                              =======   =======    =========
ACCOUNTS RECEIVABLE:
  Trade accounts receivable.................................  $ 2,954   $ 1,790    $   1,322
  Less: Allowance for doubtful accounts.....................     (300)     (199)        (200)
                                                              -------   -------    ---------
                                                              $ 2,654   $ 1,591    $   1,122
                                                              =======   =======    =========
INVENTORIES:
  Work-in-progress..........................................  $ 2,740   $   728    $   1,080
  Finished goods............................................    1,702       321          158
                                                              -------   -------    ---------
                                                              $ 4,442   $ 1,049    $   1,238
                                                              =======   =======    =========
PREPAID EXPENSES AND OTHER CURRENT COSTS:
  Deferred costs of contract revenue........................  $     -   $   184    $       -
  Prepaid expenses and other assets.........................       83       120          338
                                                              -------   -------    ---------
                                                              $    83   $   304    $     338
                                                              =======   =======    =========
PROPERTY AND EQUIPMENT:
  Equipment, fixtures and fittings..........................  $ 2,376   $ 2,559    $   2,553
  Software..................................................    1,150     1,369        1,412
                                                              -------   -------    ---------
                                                                3,526     3,928        3,965
  Less: Accumulated depreciation and amortization...........   (2,573)   (3,150)      (3,418)
                                                              -------   -------    ---------
                                                              $   953   $   778    $     547
                                                              =======   =======    =========
ACCRUED EXPENSES AND OTHER LIABILITIES:
  Sales return reserve......................................  $   200   $   293    $     255
  Accrued wages and employee benefits.......................      164       212          394
  Assembly costs............................................      301       179          220
  Professional fees.........................................       54        63           36
  Other.....................................................      339       317          212
                                                              -------   -------    ---------
                                                              $ 1,058   $ 1,064    $   1,117
                                                              =======   =======    =========

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 5 - INCOME TAXES:

The provision for income taxes consist of the following (in thousands):

                                                              ------------------------------
                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                  1997       1998       1999
                                                              --------   --------   --------
Current portion:
  U.S. federal..............................................  $      -   $      -   $     65
  State.....................................................         -          -          2
                                                              --------   --------   --------
                                                                     -          -         67

Deferred....................................................         -          -          -
                                                              --------   --------   --------
                                                              $      -   $      -   $     67
                                                              ========   ========   ========

No current provision or benefit for federal and state income taxes was provided for the years ended December 31, 1997 and 1998 as the Company incurred net operating losses for income tax purposes. No deferred provision or benefit for income taxes has been recorded as the Company is in a net deferred tax asset position for which a full valuation allowance has been provided due to the uncertainty as to the realization.

Deferred tax assets consist of the following (in thousands):

                                                              -----------------
                                                                DECEMBER 31,
                                                              -----------------
                                                                 1998      1999
                                                              -------   -------
DEFERRED TAX ASSETS:
  Federal and state loss carryforwards......................  $ 4,819   $ 4,555
  Inventory.................................................       96       363
  Reserves and accruals.....................................      234       293
  Depreciation and amortization.............................        -       404
  Research and development credit carryforwards.............      897     1,139
                                                              -------   -------
                                                                6,046     6,754
Less: Valuation allowance...................................   (6,046)   (6,754)
                                                              -------   -------
Net deferred tax asset......................................  $     -   $     -
                                                              =======   =======

As of December 31, 1999, the Company had net operating loss carryforwards of approximately $15,000,000 and $9,000,000 for federal and state income tax purposes, respectively. These losses are available to reduce taxable income and expire from 2002 through 2019. Because of certain changes in the ownership of the Company in December 1996, there is an annual limitation of approximately $774,000 on the use of approximately $10,000,000 net operating loss carryforwards pursuant to Section 382 of the Internal Revenue Code.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 6 - NET INCOME (LOSS) PER SHARE:

The following table sets forth the computation of basic and diluted net income
(loss) per share for the periods indicated (in thousands, except per share amounts):

                                                 -----------------------------------------------
                                                         YEAR ENDED            SIX MONTHS ENDED
                                                        DECEMBER 31,               JUNE 30,
                                                 ---------------------------   -----------------
                                                    1997      1998      1999      1999      2000
                                                 -------   -------   -------   -------   -------
                                                                                  (UNAUDITED)
Numerator:
  Net income (loss)............................  $(2,016)  $(2,322)  $   142   $    42   $  (582)
                                                 =======   =======   =======   =======   =======
Denominator:
  Shares used in computing net income (loss)
    per share:
    Basic......................................    9,323     9,626     9,727     9,708     9,856
                                                 =======   =======   =======   =======   =======
    Diluted....................................    9,323     9,626    23,320    22,735     9,856
                                                 =======   =======   =======   =======   =======
Net income (loss) per share:
  Basic........................................  $ (0.22)  $ (0.24)  $  0.01   $  0.00   $ (0.06)
                                                 =======   =======   =======   =======   =======
  Diluted......................................  $ (0.22)  $ (0.24)  $  0.01   $  0.00   $ (0.06)
                                                 =======   =======   =======   =======   =======
Antidilutive securities including options,
  warrants, convertible preferred stock not
  included in net loss per share calculation...   18,741    17,515         -         -    18,201
                                                 =======   =======   =======   =======   =======
Pro forma:
  Shares used above............................                        9,727               9,856
  Pro forma adjustment to reflect weighted
    average effect of the assumed conversion of
    convertible preferred stock................                       12,081              12,403
                                                                     -------             -------
Shares used in computing pro forma net income
  (loss) per share attributable to common
  stockholders
  Basic........................................                       21,808              22,259
                                                                     =======             =======
  Diluted......................................                       23,320              22,259
                                                                     =======             =======
Pro forma net income (loss) per share
  attributable to common stockholders
  Basic........................................                      $  0.01             $ (0.03)
                                                                     =======             =======
  Diluted......................................                      $  0.01             $ (0.03)
                                                                     =======             =======

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 7 - MANDATORILY REDEEMABLE PREFERRED STOCK:

The Company is authorized to issue 9,500,000 shares of Preferred Stock, which had been designated Series A through H as follows (in thousands, except per share amounts):

---------------------------------------------------------------------------------------------------------------
                                                              CONVERSION
SERIES                                                             RATIO   PRICE PER SHARE     SHARES    AMOUNT
------------------------------------------------------------  ----------   ---------------   --------   -------
A...........................................................      1 to 3   $          1.00        500   $   500
B...........................................................      1 to 3              2.00      1,000     2,000
C...........................................................      1 to 3              5.00      1,010     5,050
D...........................................................      1 to 3              7.50        300     2,250
E...........................................................      1 to 3             16.00        264     4,232
F...........................................................      1 to 1              5.50      1,225     6,703
F-1.........................................................      1 to 1              5.50        290     1,595
G...........................................................      1 to 1              6.00      1,343     8,061
                                                                                             --------   -------
Balance at December 31, 1998 and 1999.......................                                    5,932    30,391
H (unaudited)...............................................      1 to 1   $          8.00        650     5,200
                                                                                             --------   -------
Balance at June 30, 2000 (unaudited)........................                                    6,582   $35,591

                                                              ------------------
                                                                SHARES    AMOUNT
                                                              --------   -------
Balance at December 31, 1996................................     3,074   $14,032
Issuance of Series F Preferred Shares.......................     1,225     6,703
Issuance of Series F-1 Preferred Shares.....................       290     1,595
                                                              --------   -------
Balance at December 31, 1997................................     4,589    22,330
Issuance of Series G Preferred Shares.......................     1,343     8,061
                                                              --------   -------
Balance at December 31, 1998 and 1999.......................     5,932    30,391
Issuance of Series H Preferred Shares (unaudited)...........       650     5,200
                                                              --------   -------
Balance at June 30, 2000 (unaudited)........................     6,582   $35,591
                                                              ========   =======

The rights, preferences, privileges and restrictions with respect to the Company's Preferred Stock are as follows:

CONVERSION

Each issued share of Series A, B, C, D and E Preferred Stock is convertible, at the option of the holder, into three shares of Common Stock. Each issued share of Series F, F-1, G and H Preferred Stock is convertible, at the option of the holder, into one share of Common Stock. All issued Preferred Stock will be automatically converted at the close of a public offering of the Company's Common Stock at a price not less than $8.00 per share and an aggregate offering price to the public of not less than $7,500,000. The conversion price of the Series A, B, C, D, E, F, F-1, G and H Preferred Stock is $0.33, $0.67, $1.67, $2.50, $5.33, $5.50, $5.50, $6.00 and $8.00 per share, respectively. A total of
12,730,000 shares of Common Stock have been reserved for issuance upon the conversion of the Preferred Stock.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 7 - MANDATORILY REDEEMABLE PREFERRED STOCK: (CONTINUED)
REDEMPTION

Convertible Preferred Stock is redeemable upon a change in control or sale of substantially all of the assets of the Company at a redemption price equal to the liquidation preferences as described below.

DIVIDENDS

Holders of Series A, B, C, D, E, F, F-1, G and H Preferred Stock are entitled to receive non-cumulative dividends at the annual rate of $0.10, $0.20, $0.50, $0.75, $1.60, $0.55, $0.57, $0.59 and $0.80 per share, respectively, if and when declared by the Board of Directors. Such dividends are payable in preference to any dividends for Common Stock declared by the Board of Directors.

LIQUIDATION

In the event of any liquidation, dissolution or winding up of the Company, the holders of Series A, B, C, D, E, F, F-I, G and H Preferred Stock are entitled to a distribution in preference to holders of Common Stock, at an amount up to their respective original issue price, plus any declared but unpaid dividends. A merger, acquisition, sale of voting control or sale of substantially all of the assets of the Company, in which the shareholders of the Company do not own a majority (50% or more) of the outstanding shares of the surviving corporation is deemed to be a liquidation.

VOTING

The holders of Series A, B, C, D, E, F, F-1, G and H Preferred Stock have one vote for each share of Common Stock into which such shares may be converted.

SERIES F AND F-1 PREFERRED STOCK

In conjunction with the issuance of Series F and F-1 Preferred Stock in 1997, the Company issued warrants to purchase 1,515,000 shares of its Common Stock at $5.50 per share. The warrants are exercisable immediately and expire in April 2001. As of December 31, 1999, no warrants were exercised.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 8 - COMMON STOCK WARRANTS:

The following table summarizes the activity of outstanding warrants (in thousands, except per share amounts):

--------------------------------------------------------------------------------------------------------------
                                                                                                      WARRANTS
                                                                                     EXERCISE   EXERCISABLE AT
                                                                COMMON STOCK        PRICE PER        EACH YEAR
                                                              UNDER WARRANTS            SHARE              END
                                                              --------------   --------------   --------------
Outstanding at December 31, 1996............................          5,386       $6.50-$8.50           4,786
Granted to Series F and F-1 Preferred Stockholders..........          1,515             $5.50
Cancelled warrants, previously granted to credit
  providers.................................................           (865)            $6.50
                                                               ------------
Outstanding at December 31, 1997............................          6,036       $5.50-$8.50           5,636
Granted to a foundry........................................          1,200             $6.50
Granted to a Company's advisor..............................            167             $6.50
Expired and cancelled warrants, previously granted to a
  foundry and credit providers..............................         (3,921)            $6.50
                                                               ------------
Outstanding at December 31, 1998, December 31, 1999 and
  June 30, 2000 (unaudited).................................          3,482       $5.50-$8.50           3,482
                                                               ============

The following table summarizes the outstanding warrants as of December 31, 1999 (in thousands, except per share amounts):

-------------------------------------------------------------------------------------------------------------------
                                                                                      FAIR MARKET
                                                               COMMON    EXERCISE    VALUE OF THE
                                                          STOCK UNDER       PRICE      WARRANT AT
DESCRIPTION OF WARRANTS                  ISSUANCE DATE       WARRANTS   PER SHARE   ISSUANCE DATE   EXPIRATION DATE
--------------------------------------   -------------   ------------   ---------   -------------   ---------------
Warrant, permitting cashless
  exercises, issued for marketing
  purposes............................   June 1996                600   $    8.50   $         258   June 2001
Warrant issuance in connection with
  Series F and F-1 Convertible
  Preferred Stock financing (Note 2)..   November 1997          1,515   $    5.50   $         136   April 2001
Warrant issued to an advisor..........   March 1998               167   $    6.50   $          14   January 2002
Warrant issued to a foundry in
  connection with termination of a
  capacity agreement (Note 3).........   August 1998            1,200   $    6.50   $         127   November 2002
                                                         ------------
Total outstanding and exercisable at
  December 31, 1999 and June 30, 2000
  (unaudited).........................                          3,482
                                                         ============

The following assumptions were applied when estimating the fair value of the above warrants using the Black-Scholes option pricing model: dividend yield of 0%, risk-free interest rate of 5.45%-5.84%, terms of 3.5 years to 4.25 years and volatility of 40%-60%.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9 - COMMON STOCK OPTIONS:

COMMON STOCK OPTION PLANS

The 1992 Stock Option Plan (the "1992 Plan") authorizes the Board of Directors to grant incentive stock options and nonqualified stock options to employees, directors and consultants for up to 3,300,000 shares of Common Stock. Under the 1992 Plan, incentive stock options are to be granted at a price not less than 100% of the fair value of the stock at the date of grant, as determined by the Board of Directors. Nonqualified stock options are to be granted at a price not less than 85% of the fair value of the stock at the date of grant, as determined by the Board of Directors. Options generally vest over a four year period and are exercisable for a maximum period of ten years after the date of grant. The 1992 Plan was terminated in 1996 and no further options were granted under the plan.

In 1996, the Company adopted the 1996 Stock Plan (the "1996 Plan") which authorizes the Board of Directors to grant incentive stock options and nonqualified stock options to employees, directors and consultants for up to 2,500,000 shares of Common Stock. The option terms under the 1996 Plan are substantially the same as the 1992 Plan except that options granted under the 1996 Plan may be exercised immediately. Common Stock purchased pursuant to the exercise of an unvested option is subject to re-purchase by the Company, at the exercise price, under certain conditions. There were no shares of common stock subject to repurchase at 1997, 1998 and 1999. Options generally vest over a four year period and are exercisable for a maximum period of ten years after the date of grant. In March 1997, the Company canceled 918,500 options representing all unexercised options with exercise prices greater than $1.00, and immediately reissued the options with an exercise price of $1.00.

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9 - COMMON STOCK OPTIONS: (CONTINUED)
A summary of activity under the 1992 and 1996 Plans is as follows (in thousands, except per share amounts):

                                                       -------------------------------------------
                                                                   OPTIONS OUTSTANDING
                                                                   --------------------
                                                                   NUMBER
                                                       AVAILABLE       OF      EXERCISE   WEIGHTED
                                                       FOR GRANT   SHARES         PRICE    AVERAGE
                                                       ---------   ------   -----------   --------
Balance at December 31, 1996.........................      1,695    2,337   $0.33-$2.75   $   1.20

Granted..............................................     (1,524)   1,524         $1.00   $   1.00
Cancelled............................................      1,685   (1,685)  $0.07-$2.75   $   1.75
Exercised............................................          -     (209)  $0.33-$1.00   $   0.16
                                                       ---------   ------
Balance at December 31, 1997.........................      1,856    1,967   $0.33-$1.00   $   0.69

Authorized...........................................        600        -
Granted..............................................       (915)     915         $1.00   $   1.00
Cancelled............................................        658     (658)  $0.33-$1.00   $   0.89
Exercised............................................          -     (272)  $0.33-$1.00   $   0.11
Terminated under 1992 Plan...........................       (621)       -             -
                                                       ---------   ------
Balance at December 31, 1998.........................      1,578    1,952   $0.03-$1.00   $   0.85

Granted..............................................       (557)     557         $1.00   $   1.00
Cancelled............................................        161     (161)  $0.50-$1.00   $   0.99
Exercised............................................          -     (106)  $0.03-$1.00   $   0.63
Terminated under 1992 Plan...........................        (13)       -             -
                                                       ---------   ------
Balance at December 31, 1999.........................      1,169    2,242   $0.03-$1.00   $   0.88

Granted (unaudited)..................................       (408)     408    $4.00-8.00   $   7.83
Cancelled (unaudited)................................        203     (203)  $1.00-$6.00   $   1.32
Exercised (unaudited)................................          -     (131)  $0.17-$1.00   $   0.94
                                                       ---------   ------
Balance at June 30, 2000 (unaudited).................        964    2,316   $0.03-$4.00   $   0.89
                                                       =========   ======

Information relating to stock options outstanding at December 31, 1999 is as follows (in thousands, except per share amounts):

--------------------------------------------------------------------------------------------------------------------
                                              OPTIONS OUTSTANDING                          OPTIONS EXERCISABLE
                             ------------------------------------------------------   ------------------------------
                                                WEIGHTED AVERAGE
                                  NUMBER   REMAINING CONTRACTUAL   WEIGHTED AVERAGE        NUMBER   WEIGHTED AVERAGE
RANGE OF EXERCISE PRICE      OUTSTANDING         LIFE (IN YEARS)     EXERCISE PRICE   EXERCISABLE     EXERCISE PRICE
---------------------------  -----------   ---------------------   ----------------   -----------   ----------------
$0.03-$0.50................          279                    3.22   $           0.07           279   $           0.07
$0.83......................            3                    5.85   $           0.83             3   $           0.83
$1.00......................        1,960                    8.31   $           1.00           625   $           1.00
                             -----------                                              -----------
                                   2,242                                                      907
                             ===========                                              ===========

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9 - COMMON STOCK OPTIONS: (CONTINUED)
APB NO. 25 DEFERRED COMPENSATION COST TO EMPLOYEES

During the year ended December 31, 1999 and the six months ended June 30, 2000, the Company recorded deferred compensation of approximately $828,000 and $410,000, respectively. This deferred compensation represents the difference between the grant price and the fair value for financial statement reporting purposes of the Company's common stock options granted during this period. Deferred compensation expense is being amortized using the graded vesting method, in accordance with SFAS No. 123 and FASB Interpretation No. 28, over the vesting period of each respective option, generally four years. Under the graded vesting method, each option grant is separated into portions based on their vesting terms which results in acceleration of amortization expense for the overall award. The accelerated amortization pattern results in expensing approximately 52% of the total award in year 1, 27% in year 2, 15% in year 3 and 6% in year 4.

Deferred compensation expense was allocated among the associated expense categories as follows (in thousands):

                                                              ---------------------------
                                                                              SIX MONTHS
                                                               YEARS ENDED    ENDED JUNE
                                                              DECEMBER 31,        30,
                                                              -------------   -----------
                                                               1998    1999   1999   2000
                                                              -----   -----   ----   ----
                                                                              (UNAUDITED)
Cost of contract revenue....................................  $  -    $  -    $  -   $ 22

Research and development....................................     -      56      11    152
Selling, general and administrative.........................     -      51       9    190
                                                              ----    ----    ----   ----
                                                              $  -    $107    $ 20   $342
                                                              ----    ----    ----   ----
                                                              $  -    $107    $ 20   $364
                                                              ====    ====    ====   ====

SFAS NO. 123 PRO FORMA DISCLOSURES

Had compensation cost for the Company's option plans been determined based on the fair value at the grant dates, as prescribed in SFAS 123, the Company's net income (loss) would have been as follows (in thousands, except per share amounts):

                                                   -----------------------------------------------
                                                           YEARS ENDED           SIX MONTHS ENDED
                                                          DECEMBER 31,               JUNE 30,
                                                   ---------------------------   -----------------
                                                      1997      1998      1999      1999      2000
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
Net income (loss):
  As reported....................................  $(2,016)  $(2,322)  $   142   $    42   $  (582)
                                                   =======   =======   =======   =======   =======
  Pro forma......................................  $(2,351)  $(2,491)  $   (34)  $   (46)  $  (934)
                                                   =======   =======   =======   =======   =======
  Pro forma net income (loss) per share
    Basic and diluted............................  $ (0.26)  $ (0.26)  $ (0.00)  $ (0.00)  $ (0.09)
                                                   =======   =======   =======   =======   =======

The fair value of each grant is estimated on the date of grant using the Black-Scholes method with the following assumptions used for grants during the applicable period: dividend yield of 0% for all periods: risk-free interest

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 9 - COMMON STOCK OPTIONS: (CONTINUED) rates of 6.5%, 5.0% and 6.0% for options granted during 1997, 1998 and 1999, respectively; a weighted average expected option life of five years for all periods; and a volatility factor of 0% for all periods. The weighted average fair value of options granted during 1997, 1998 and 1999 was $0.45, $1.00 and $1.87, respectively.

NOTE 10 - EMPLOYEE BENEFITS:

RETIREMENT SAVINGS PLAN

Effective January 1997, the Company adopted the MoSys 401(k) Plan (the "Savings Plan") which qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. All full-time employees who are at least 21 years old are eligible to participate in the Savings Plan at the time of hire. Participants may contribute up to 15% of their earnings to the Savings Plan. A discretionary matching amount may be made by the Company. The Company did not make any contributions in the years ended December 31, 1997, 1998 and 1999.

NOTE 11 - BUSINESS SEGMENTS, CONCENTRATION OF CREDIT RISK AND SIGNIFICANT
CUSTOMERS:

The Company operates in a single industry segment. This industry segment is characterized by rapid technological change and significant competition.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with high credit quality institutions.

The Company sells its products and technology to customers in the Far East, North America and Europe (in thousands).

                                                   -----------------------------------------------
                                                           YEARS ENDED           SIX MONTHS ENDED
                                                          DECEMBER 31,               JUNE 30,
                                                   ---------------------------   -----------------
                                                      1997      1998      1999      1999      2000
                                                   -------   -------   -------   -------   -------
                                                                                    (UNAUDITED)
United States....................................  $10,592   $18,454   $ 6,156   $3,315    $3,011
Japan............................................      980     2,209     1,156      927       510
Taiwan...........................................   22,859    15,365     7,614    3,725       847
Europe...........................................      391       253       433      178       120
                                                   -------   -------   -------   ------    ------
Total............................................  $34,822   $36,281   $15,359   $8,145    $4,488
                                                   =======   =======   =======   ======    ======

One customer accounted for 12% of net sales in fiscal 1997. Three customers accounted for 29%, 11% and 10% of net sales in fiscal 1998. Two customers accounted for 16% and 11% of net sales in fiscal 1999. One customer accounted for 48% of gross accounts receivable at December 31, 1997. Two customers accounted for 33% (unaudited) and 13% (unaudited) of net sales in the six months ended June 30, 2000. Two customers accounted for 29% and 12% of gross accounts receivable at December 31, 1998. Four customers accounted for 28%, 14%, 13% and 11% of gross accounts receivable at December 31, 1999. Three customers accounted for 47% (unaudited), 13% (unaudited) and 11% (unaudited) of gross accounts receivable at June 30, 2000. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. Write off

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 11 - BUSINESS SEGMENTS, CONCENTRATION OF CREDIT RISK AND SIGNIFICANT
CUSTOMERS: (CONTINUED)
accounts receivable were $0, $0, $161,000 and $0 (unaudited) in years ended December 31, 1997,1998 and 1999 and the six months ended June 30, 2000, respectively.

NOTE 12 - OTHER COMMITMENTS AND CONTINGENCIES:

The Company leases its facility and certain equipment under non-cancelable operating leases which expire in 2001. The leases provide for monthly payments and are being charged to operations ratably over the lease terms. In addition to the minimum lease payments, the Company is responsible for property taxes, insurance and certain other operating costs.

Future minimum lease payments under non-cancelable operating leases as of December 31, 1999 are as follows (in thousands):

------------------------------------------------------------------------------
YEAR ENDING DECEMBER 31,                                      OPERATING LEASES
------------------------------------------------------------  ----------------
2000........................................................   $         149
2001........................................................             134
                                                               -------------
Total minimum payments......................................   $         283
                                                               =============

Rent expense under operating leases totaled $367,000, $138,000, $134,000 and $70,000 (unaudited) for the years ended December 31, 1997,1998 and 1999 and the period ended June 30, 2000, respectively.

In the normal course of business, the Company from time to time may receive and make inquiries with regard to possible patent infringement. Management believes that it is unlikely that the outcome of these patent infringement inquiries would have a material adverse effect on the Company's financial position or results of operations.

NOTE 13 - SUBSEQUENT EVENTS:

On July 27, 2000, the Board of Directors authorized the reincorporation of the Company in the State of Delaware subject to shareholder approval at a forthcoming special meeting of shareholders.

Following the reincorporation, the Company is authorized to issued 120,000,000 shares of $0.01 par value common stock and 20,000,000 shares of $0.01 par value preferred stock. The Board of Directors has the authority to issued the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restriction thereof.

BENEFIT PLANS

2000 EMPLOYEE STOCK OPTION PLAN

The Company's 2000 employee stock option plan ("2000 plan") will be adopted in connection with its reincorporation in the state of Delaware.

A total of 5,000,000 shares of common stock have been reserved for issuance under the 2000 plan. In addition, the 2000 plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 500,000 shares, two percent of the Company's outstanding shares of common

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 13 - SUBSEQUENT EVENTS: (CONTINUED) stock on such date or a lesser amount determined by the board of directors. The 2000 plan provides for grants to employees, including officers and employee directors, of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the code, and for grants of nonstatutory stock options to employees, including officers and employee directors, and to consultants. The purpose of the 2000 plan is to attract and retain the best available personnel and to encourage stock ownership by employees, officers and consultants in order to give them a greater personal stake in the Company's success. The 2000 plan is administered by the board of directors or by a committee appointed by the board, which identifies optionees and determines the terms of options granted, including the exercise price, number of shares subject to the option and the timing and terms of exercise.

The term of options granted under the 2000 plan may not exceed ten years. The term of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of the Company's stock may not exceed five years. Generally, 25% of the options granted under the 2000 plan will vest and become exercisable on the first anniversary of the date of grant, and 1/48th of the options will vest and become exercisable each month thereafter.

The exercise price of incentive stock options granted under the 2000 plan must be at least equal to the fair market value of the shares on the date of grant. The exercise price of nonstatutory stock options granted under the 2000 plan will be determined by the board of directors, but in no event will be less than 85% of the fair market value of the common stock on the date of grant. The exercise price of any incentive stock option or nonstatutory stock option granted to a ten-percent stockholder must equal at least 110% of the fair market value of the common stock on the date of grant.

2000 EMPLOYEE STOCK PURCHASE PLAN

The Company's 2000 employee stock purchase plan will be adopted in connection with its Delaware reincorporation. A total of 200,000 shares of common stock will be reserved for issuance under the purchase plan. In addition, the purchase plan provides for an annual increase in the number of shares reserved under the plan on January 1 of each year, equal to the lesser of 100,000 shares, one percent of the Company's outstanding shares of common stock on such date or a lesser amount determined by the board of directors. The purchase plan, which is intended to qualify under Section 423 of the code, will be administered by the board of directors or a committee appointed by the board of directors.

Employees, including officers and employee directors but excluding 5% stockholders, are eligible to participate if they are customarily employed for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation. Employees will be permitted to invest a maximum of $25,000 in any offering period.

The purchase plan will be implemented in a series of overlapping offering periods, each to be approximately 12 months in duration. The initial offering period under the purchase plan will begin on the pricing date of this offering and expires on the third enrollment date, which is the first day of the third offering period. Offering periods will begin on the first trading day on or after January 1 and July 1 of each year and end on the last trading day in the period ending twelve months later. Each participant will be granted an option on the first day of the offering period, and such option will be automatically exercised on the last day of each offering period. The purchase price of the common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the date on which the

                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

NOTE 13 - SUBSEQUENT EVENTS: (CONTINUED) option is exercised. Employees may end their participation in an offering period at any time during that period, and participation ends automatically on termination of employment with the Company. The purchase plan will terminate in June 2010, unless sooner terminated by the board of directors.

As of the date of this report, no shares have been issued under the purchase plan.

                              [back inside cover]

A picture of an integrated circuit that incorporates the MoSys 1T-SRAM technology, which is positioned on two sections of the integrated circuit. Each block of 1T-SRAM is highlighted by a black rectangular border. Above the picture the title reads "An example of an integrated circuit incorporating MoSys' 1T-SRAM technology." Below the picture, a caption reads "The 1T-SRAM blocks occupy over 30% of the integrated circuit area."

                                     [LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company (the "Registrant") in connection with the offering of the securities being registered, other than the underwriting discounts and commissions. All of the amounts shown are estimates except for the SEC registration fee, and the NASD filing fee and the Nasdaq National Market filing fee.

SEC registration fee........................................  $13,200
NASD filing fee*............................................
Nasdaq National Market filing fee*..........................
Blue Sky fees and expenses..................................
Printing and engraving expenses*............................
Legal fees and expenses*....................................
Accounting fees and expenses*...............................
Transfer agent and registrar fees and expenses*.............
Directors' and Officers' insurance premiums*................
Miscellaneous expenses*.....................................
                                                              -------
Total*......................................................  $
                                                              =======

*   To be added by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (the "DGCL") authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

As permitted by the DGCL, the Registrant's bylaws provide that the Registrant shall indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extend permitted by law. The bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. The Registrant intends to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

The Registrant also has entered into agreements with certain of its directors and executive officers and intends to enter into agreements with its remaining officers and directors that, among other things, indemnify them for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant.

Reference is made to Section 7 of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 hereto, which provides for indemnification by the Underwriters of the directors and officers of the Registrant who sign the registration statement against certain liabilities, including those arising under the Securities Act, in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since May 31, 1997, the Registrant has issued and sold the following unregistered securities. None of these sales involved an underwriter, finder or other agent or the payment of any selling commission to any person.

1. From May 31, 1997 to May 5, 2000 the Registrant issued and sold 673,319 shares of common stock to employees and consultants at prices ranging from $0.03 to $1.00 per share upon exercise of stock options pursuant to the Registrant's 1992 Stock Option Plan and 1996 stock plan, for an aggregate purchase price of approximately $215,000.

2. In November 30, 1997, the Registrant issued and sold an aggregate of 290,000 shares of Series F-1 preferred stock to three investors for an aggregate purchase price of $1,595,000 and issued warrants to such investors to acquire an aggregate of 290,000 shares of common stock at a per share exercise price of $5.50.

3. On March 7, 1998, the Registrant issued warrants to Wei Yen to acquire an aggregate of 166,667 shares of common stock at a per share exercise price of $5.50.

4. On April 30, 1998, the Registrant issued and sold an aggregate of 1,343,433 shares of Series G preferred stock to six investors for an aggregate purchase price of $1,343,433.

5. On November 2, 1998, pursuant to the termination of a previous agreement and warrants, the Registrant issued warrants to TSMC to acquire an aggregate of 1,200,000 shares of common stock at a per share exercise price of $6.50.

6. On May 13, 2000 the Registrant issued and sold an aggregate of 650,000 Shares of Series H preferred stock to two investors for an aggregate purchase price of $5,200,000 pursuant to a written agreement dated April 4, 2000.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act,
Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions providing the offering and sale of Securities outside the United States, transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions.

ITEM 16. EXHIBIT AND FINANCIAL STATEMENT SCHEDULES

(A)  EXHIBITS

 1.1*    Form of Underwriting Agreement

 2.1 Merger Agreement regarding the Registrant's reincorporation in Delaware

 3.1     Amended and Restated Articles of Incorporation of the
         Registrant

 3.2     Bylaws of the Registrant, as amended

 3.3* Restated Certificate of Incorporation of the Registrant, to be in effect on the Registrant's reincorporation in Delaware

 3.4 Bylaws of the Registrant, to be in effect on the Registrant's reincorporation in Delaware

 4.1*    Specimen common stock certificate

 4.2     Third Amended and Restated Investor Rights Agreement dated
         September 27, 1997

 4.3* Rights Agreement, to be in effect on the Registrant's reincorporation in Delaware

 5.1*    Opinion of McCutchen, Doyle, Brown & Enersen, LLP

10.1 Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.2 1992 Stock Option Plan and form of Option Agreement thereunder

10.3     1996 Stock Plan and form of Option Agreement thereunder

10.4     Form of Restricted Stock Purchase Agreement

10.5 2000 Employee Stock Option Plan and form of Option Agreement thereunder

10.6     2000 Employee Stock Purchase Plan and form of Subscription
         Agreement thereunder

10.7 Standard Industrial Lease, dated September 24, 1996, between the Registrant and McCandless Properties

10.8     First Amendment to Lease, dated June 30, 2000, between the
         Registrant and McCandless Properties

10.9+ Agreement between Nintendo Co., Ltd. and the Registrant dated August 31, 1999

10.10+ License Agreement between NEC Corporation and the Registrant dated January 31, 1999

10.11+ License Agreement between NEC Corporation and the Registrant dated December 17, 1999

10.12    Employment Agreement between Registrant and F. Judson
         Mitchell dated July 17, 2000

23.1     Consent of PricewaterhouseCoopers, LLP Independent
         Accountants

23.2* Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in Exhibit 5.1)

24.1     Powers of Attorney (see page II-4)

27.1     Financial Data Schedule

*   To be supplied by amendment

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on the 4th day of August, 2000.

                                                       MONOLITHIC SYSTEM TECHNOLOGY, INC.

                                                       By                /s/ FU-CHIEH HSU
                                                            -----------------------------------------
                                                                           Fu-Chieh Hsu
                                                            CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF
                                                                        EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Fu-Chieh Hsu and F. Judson Mitchell, and each one of them, acting individually and without the other, as his or her attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

------------------------------------------------------------------------------------------------------
SIGNATURE                                         TITLE                                DATE
------------------------------------------------  -----------------------------------  ---------------
                /s/ FU-CHIEH HSU                  Chairman of the Board, President
     --------------------------------------         and Chief Executive Officer        August 4, 2000
                  Fu-Chieh Hsu                      (Principal Executive Officer)

             /s/ F. JUDSON MITCHELL               Vice President, Finance and Chief
     --------------------------------------         Financial Officer (Principal       August 4, 2000
               F. Judson Mitchell                   Financial and Accounting Officer)

                /s/ CARL E. BERG
     --------------------------------------       Director                             August 4, 2000
                  Carl E. Berg

               /s/ DENNY R. S. KO
     --------------------------------------       Director                             August 4, 2000
                 Denny R. S. Ko

               /s/ WING-YU LEUNG
     --------------------------------------       Director                             August 4, 2000
                 Wing-Yu Leung

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                         FINANCIAL STATEMENT SCHEDULES

To the Board of Directors
Monolithic System Technology, Inc.

Our audits of the financial statements referred to in our report dated
August 3, 2000 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule listed in Item 14(a)(2) of such Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California
August 3, 2000

                       VALUATION AND QUALIFYING ACCOUNTS
               FOR THE YEARS ENDED DECEMBER 31, 1997, 1998, 1999
                                 (IN THOUSANDS)

                                                      BALANCE AT                               BALANCE
                                                      BEGINNING    CHARGED TO   CREDITED TO   AT END OF
DESCRIPTION                                           OF PERIOD     EXPENSES     EXPENSES      PERIOD
-----------                                           ----------   ----------   -----------   ---------
Allowance for doubtful accounts receivable:
  Fiscal year ended December 31, 1997...............     $147         $153          $ --        $300
  Fiscal year ended December 31, 1998...............      300           --            --         300
  Fiscal year ended December 31, 1999...............      300           60          (161)        199
  Six months ended June 30, 2000....................      199          103            --         200

                                 EXHIBIT INDEX

 1.1*    Form of Underwriting Agreement

 2.1 Merger Agreement regarding the Registrant's reincorporation in Delaware

 3.1     Amended and Restated Articles of Incorporation of the
         Registrant

 3.2     Bylaws of the Registrant, as amended

 3.3* Certificate of Incorporation of the Registrant, to be in effect on the Registrant's reincorporation in Delaware

 3.4 Bylaws of the Registrant, to be in effect on the Registrant's reincorporation in Delaware

 4.1*    Specimen common stock certificate

 4.2     Third Amended and Restated Investor Rights Agreement dated
         September 27, 1997

 4.3* Rights Agreement, to be in effect on the Registrant's reincorporation in Delaware

 5.1*    Opinion of McCutchen, Doyle, Brown & Enersen, LLP

10.1 Form of Indemnity Agreement between the Registrant and each of its directors and executive officers

10.2 1992 Stock Option Plan and form of Option Agreement thereunder

10.3     1996 Stock Plan and form of Option Agreement thereunder

10.4     Form of Restricted Stock Purchase Agreement

10.5 2000 Employee Stock Option Plan and form of Option Agreement thereunder

10.6     2000 Employee Stock Purchase Plan and form of Subscription
         Agreement thereunder

10.7 Standard Industrial Lease, dated September 24, 1996, between the Registrant and McCandless Properties

10.8     First Amendment to Lease, dated June 30, 2000, between the
         Registrant and McCandless Properties

10.9+ Agreement between Nintendo Co., Ltd. and the Registrant dated August 31, 1999

10.10+ License Agreement between NEC Corporation and the Registrant dated January 31, 1999

10.11+ License Agreement between NEC Corporation and the Registrant dated December 17, 1999

10.12 Employment Agreement between Registrant and Judson Mitchell dated July 17, 2000

23.1     Consent of PricewaterhouseCoopers, LLP Independent
         Accountants

23.2* Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in Exhibit 5.1)

24.1     Powers of Attorney (see page II-4)

27.1     Financial Data Schedule

*   To be supplied by amendment

+ Portions of this exhibit have been omitted pursuant to a request for confidential treatment.